Exhibit 99.1

CONSOLIDATED STATEMENTS OF CONDITION

	December 31
(Dollars in thousands, except share amounts)	2014	2013
Assets:
Cash and due from banks	$349,171	$349,216
Federal funds sold	63,080	66,079
Securities purchased under agreements to resell (Note 24)	659,154	412,614
Total cash and cash equivalents	1,071,405	827,909
Interest-bearing cash	1,621,967	730,297
Trading securities	1,194,391	801,718
Loans held-for-sale	141,285	370,152
Securities available-for-sale (Note 3)	3,556,613	3,398,457
Securities held-to-maturity (Note 3)	4,292	—
Loans, net of unearned income (Note 4)	16,230,166	15,389,074
Less: Allowance for loan losses (Note 5)	232,448	253,809
Total net loans	15,997,718	15,135,265
Mortgage servicing rights (Note 7)	2,517	72,793
Goodwill (Note 8)	145,932	141,943
Other intangible assets, net (Note 8)	29,518	21,988
Capital markets receivables	42,488	45,255
Premises and equipment, net (Note 6)	302,996	305,244
Real estate acquired by foreclosure	39,922	71,562
Derivative assets (Note 23)	134,088	181,866
Other assets	1,383,055	1,680,044
Total assets	$25,668,187	$23,784,493
Liabilities and equity:
Deposits:
Savings	$7,455,354	$6,732,326
Time deposits	831,666	951,755
Other interest-bearing deposits	4,140,991	3,859,079
Certificates of deposit $100,000 and more	445,272	553,957
Interest-bearing	12,873,283	12,097,117
Noninterest-bearing	5,195,656	4,637,839
Total deposits	18,068,939	16,734,956
Federal funds purchased (Note 10)	1,037,052	1,042,633
Securities sold under agreements to repurchase (Note 10 and Note 24)	562,214	442,789
Trading liabilities (Note 10)	594,314	368,348
Other short-term borrowings (Note 10)	157,218	181,146
Term borrowings (Note 11)	1,880,105	1,739,859
Capital markets payables	18,157	21,173
Derivative liabilities (Note 23)	119,239	154,280
Other liabilities	649,359	610,932
Total liabilities	23,086,597	21,296,116
Equity:
First Horizon National Corporation Shareholders’ Equity:
Preferred stock- Series A, non-cumulative perpetual, no par value, liquidation preference of $100,000 per share - (shares authorized - 1,000; shares issued - 1,000 on December 31, 2014 and 2013)	95,624	95,624
Common stock - $.625 par value (shares authorized - 400,000,000; shares issued - 234,219,663 on December 31, 2014 and 236,369,554 on December 31, 2013)	146,387	147,731
Capital surplus	1,380,809	1,416,767
Undivided profits	851,585	682,833
Accumulated other comprehensive loss, net (Note 15)	(188,246)	(150,009)
Total First Horizon National Corporation Shareholders’ Equity	2,286,159	2,192,946
Noncontrolling interest (Note 12)	295,431	295,431
Total equity	2,581,590	2,488,377
Total liabilities and equity	$25,668,187	$23,784,493

Certain previously reported amounts have been revised to reflect the retroactive effect of the adoption of ASU 2014-01, “Equity Method and Joint Venture: Accounting for Investments in Qualified Affordable Housing Projects.” See Note 1 – Summary of Significant Accounting Policies for additional information.

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31
(Dollars and shares in thousands except per share data, unless otherwise noted)	2014	2013	2012
Interest income:
Interest and fees on loans	$571,798	$599,710	$648,555
Interest on investment securities available-for-sale	93,233	83,787	98,450
Interest on investment securities held-to-maturity	287	—	—
Interest on loans held-for-sale	11,170	12,982	14,906
Interest on trading securities	31,991	34,548	35,363
Interest on other earning assets	770	1,026	1,679
Total interest income	709,249	732,053	798,953
Interest expense:
Interest on deposits:
Savings	11,562	14,762	19,744
Time deposits	9,076	15,879	21,265
Other interest-bearing deposits	3,078	3,747	5,896
Certificates of deposit $100,000 and more	3,090	5,642	8,311
Interest on trading liabilities	15,390	13,624	10,450
Interest on short-term borrowings	4,765	4,704	5,286
Interest on term borrowings	34,570	36,321	39,334
Total interest expense	81,531	94,679	110,286
Net interest income	627,718	637,374	688,667
Provision for loan losses	27,000	55,000	78,000
Net interest income after provision for loan losses	600,718	582,374	610,667
Noninterest income:
Capital markets	200,595	272,364	334,912
Deposit transactions and cash management	111,951	114,383	120,168
Mortgage banking	71,257	33,275	51,890
Brokerage, management fees and commissions	49,099	42,261	34,934
Trust services and investment management	27,777	26,523	24,319
Bankcard income	23,697	20,482	22,384
Bank-owned life insurance	16,394	16,614	18,805
Other service charges	11,882	13,440	12,935
Equity securities gains/(losses), net	2,872	2,211	365
Insurance commissions	2,257	3,023	3,148
Debt securities gains/(losses), net (Note 15)	—	(451)	328
Gain on divestiture	—	111	200
All other income and commissions (Note 14)	32,263	40,341	46,941
Total noninterest income	550,044	584,577	671,329
Adjusted gross income after provision for loan losses	1,150,762	1,166,951	1,281,996
Noninterest expense:
Employee compensation, incentives, and benefits (2014 and 2013 include $5.1 million and $10.1 million, respectively, of expense associated with pension and post-retirement plans reclassified from accumulated other comprehensive income)	478,159	529,041	640,857
Occupancy	54,018	50,565	49,027
Legal and professional fees	44,205	53,359	38,750
Computer software	42,931	40,327	40,018
Operations services	35,247	35,215	35,429
Equipment rentals, depreciation, and maintenance	29,964	31,738	31,246
Contract employment and outsourcing	19,420	35,920	41,198
Advertising and public relations	18,683	18,239	17,439
Communications and courier	16,074	17,958	18,318
FDIC premium expense	11,464	20,156	27,968
Amortization of intangible assets	4,170	3,912	3,910
Foreclosed real estate	2,503	4,299	11,041
Repurchase and foreclosure provision	(4,300)	170,000	299,256
All other expense (Note 14)	79,993	137,790	115,067
Total noninterest expense	832,531	1,148,519	1,369,524
Income/(loss)before income taxes	318,231	18,432	(87,528)
Provision/(benefit) for income taxes (2014 and 2013 include $2.0 million and $4.1 million, respectively, of tax benefit reclassified from accumulated other comprehensive income ) (Note 16)	84,185	(19,389)	(72,028)
Income/(loss) from continuing operations	234,046	37,821	(15,500)
Income/(loss) from discontinued operation, net of tax (a)	—	548	148
Net income/(loss)	$234,046	$38,369	$(15,352)
Net income attributable to noncontrolling interest	11,527	11,465	11,464
Net income/(loss) attributable to controlling interest	$222,519	$26,904	$(26,816)
Preferred stock dividends	6,200	5,838	—
Net income/(loss) available to common shareholders	$216,319	$21,066	$(26,816)
Basic earnings/(loss) per share from continuing operations (Note 17)	$0.92	$0.09	$(0.11)
Diluted earnings/(loss) per share from continuing operations (Note 17)	$0.91	$0.09	$(0.11)
Basic earnings/(loss) per share available to common shareholders (Note 17)	$0.92	$0.09	$(0.11)
Diluted earnings/(loss) per share available to common shareholders (Note 17)	$0.91	$0.09	$(0.11)
Weighted average common shares (Note 17)	234,997	237,972	248,349
Diluted average common shares (Note 17)	236,735	239,794	248,349

Certain previously reported amounts have been revised to reflect the retroactive effect of the adoption of ASU 2014-01, “Equity Method and Joint Venture: Accounting for Investments in Qualified Affordable Housing Projects.” See Note 1 – Summary of Significant Accounting Policies for additional information.

See accompanying notes to consolidated financial statements.

(a)	Due to the nature of the preferred stock issued by FHN and its subsidiaries, all components of Income/(loss) from discontinued operations, net of tax have been attributed solely to FHN as the controlling interest holder.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31
(Dollars in thousands)	2014	2013	2012
Net income/(loss)	$234,046	$38,369	$(15,352)
Other comprehensive income/(loss), net of tax:
Fair value adjustments on securities available-for-sale arising during the period, Net of tax of $18.1 million for 2014, $(41.9) million for 2013 and $(7.4) million for 2012	29,822	(66,768)	(11,619)
Reclassification adjustment for (gain)/loss on securities available-for-sale included in Net income/(loss), Net of tax of $.2 million for 2013 and $(.1) million for 2012	—	277	(200)
Fair value adjustments on securities available-for-sale	29,822	(66,491)	(11,819)
Net actuarial gain/(loss) arising during the period, Net of tax of $(44.8) million for 2014, $31.4 million for 2013 and $(17.9) million for 2012	(71,173)	50,064	(27,204)
Prior service credit/(cost) arising during the period, Net of tax of $4.1 million for 2013	—	6,563	—
Amortization of prior service cost, transition asset/obligation, and net actuarial gain/(loss) included in net periodic benefit cost, Net of tax of $2.0 million for 2014, $3.9 million for 2013 and $15.0 million for 2012	3,114	6,198	22,836
Total pension and post retirement plans	(68,059)	62,825	(4,368)
Other comprehensive income/(loss)	(38,237)	(3,666)	(16,187)
Comprehensive income/(loss)	195,809	34,703	(31,539)
Comprehensive income attributable to noncontrolling interest	11,527	11,465	11,464
Comprehensive income/(loss) attributable to controlling interest	$184,282	$23,238	$(43,003)

Certain previously reported amounts have been revised to reflect the retroactive effect of the adoption of ASU 2014-01, “Equity Method and Joint Venture: Accounting for Investments in Qualified Affordable Housing Projects.” See Note 1 – Summary of Significant Accounting Policies for additional information.

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF EQUITY

(Amounts in thousands, except per share data)	Common Shares	Total	Preferred Stock	Common Stock	Capital Surplus	Undivided Profits	Accumulated Other Comprehensive Income/(Loss) (a)	Noncontrolling Interest
Balance, December 31, 2011	257,468	$2,674,018	$—	$160,918	$1,601,346	$746,745	$(130,156)	$295,165
Net income/(loss)	—	(15,352)	—	—	—	(26,816)	—	11,464
Other comprehensive income/(loss):
Fair value adjustments, net of tax:
Securities available-for-sale	—	(11,819)	—	—	—	—	(11,819)	—
Pension and postretirement plans:
Net actuarial gain/(loss) arising during the period	—	(27,204)	—	—	—	—	(27,204)	—
Amortization of prior service cost, transition asset/obligation, and net actuarial gain/(loss) included in net periodic benefit cost	—	22,836	—	—	—	—	22,836	—
Comprehensive income/(loss)	—	(31,539)	—	—	—	(26,816)	(16,187)	11,464
Cash dividends declared ($.04 per share)	—	(9,933)	—	—	—	(9,933)	—	—
Common stock repurchased (b)	(14,502)	(133,757)	—	(9,064)	(124,693)	—	—	—
Common stock issued for:
Stock options and restricted stock - equity awards	632	144	—	395	(251)	—	—	—
Tax benefit reversals - stock-based compensation plans	—	(4,140)	—	—	(4,140)	—	—	—
Stock-based compensation expense	—	16,201	—	—	16,201	—	—	—
Dividends declared - noncontrolling interest of subsidiary preferred stock	—	(11,464)	—	—	—	—	—	(11,464)
Balance, December 31, 2012	243,598	2,499,530	—	152,249	1,488,463	709,996	(146,343)	295,165
Net income/(loss)	—	38,369	—	—	—	26,904	—	11,465
Other comprehensive income/(loss):
Fair value adjustments, net of tax:
Securities available-for-sale	—	(66,491)	—	—	—	—	(66,491)	—
Pension and postretirement plans:
Net actuarial gain/(loss) arising during the period	—	50,064	—	—	—	—	50,064	—
Prior service credit /(loss) arising during the period	—	6,563	—	—	—	—	6,563	—
Amortization of prior service cost, transition asset/obligation, and net actuarial gain/(loss) included in net periodic benefit cost	—	6,198	—	—	—	—	6,198	—
Comprehensive income/(loss)	—	34,703	—	—	—	26,904	(3,666)	11,465

CONSOLIDATED STATEMENTS OF EQUITY (continued)

(Amounts in thousands, except per share data)	Common Shares	Total	Preferred Stock	Common Stock	Capital Surplus	Undivided Profits	Accumulated Other Comprehensive Income/(Loss) (a)	Noncontrolling Interest
Preferred stock issuance (1,000 shares issued at $100,000 per share net of offering costs)	—	95,624	95,624	—	—	—	—	—
Cash dividends declared:
Preferred stock ($5,838 per share)	—	(5,838)	—	—	—	(5,838)	—	—
Common stock ($.20 per share)	—	(48,302)	—	—	—	(48,302)	—	—
Common stock repurchased (b)	(8,356)	(91,448)	—	(5,223)	(86,225)	—	—	—
Common stock issued for:
Stock options and restricted stock - equity awards	1,128	659	—	705	(46)	—	—	—
Tax benefit reversals - stock-based compensation plans	—	(1,569)	—	—	(1,569)	—	—	—
Stock-based compensation expense	—	16,144	—	—	16,144	—	—	—
Dividends declared - noncontrolling interest of subsidiary preferred stock	—	(11,465)	—	—	—	—	—	(11,465)
Real estate investment trust (“REIT”) preferred stock issuance	—	92	—	—	—	—	—	92
Acquired noncontrolling interest - REIT	—	174	—	—	—	—	—	174
Other changes in equity	—	73	—	—	—	73	—	—
Balance, December 31, 2013	236,370	2,488,377	95,624	147,731	1,416,767	682,833	(150,009)	295,431
Net income/(loss)	—	234,046	—	—	—	222,519	—	11,527
Other comprehensive income/(loss):
Fair value adjustments, net of tax:
Securities available-for-sale	—	29,822	—	—	—	—	29,822	—
Pension and postretirement plans:
Net actuarial gain/(loss) arising during the period	—	(71,173)	—	—	—	—	(71,173)	—
Amortization of prior service cost, transition asset/obligation, and net actuarial gain/(loss) included in net periodic benefit cost	—	3,114	—	—	—	—	3,114	—
Comprehensive income/(loss)	—	195,809	—	—	—	222,519	(38,237)	11,527
Cash dividends declared:
Preferred stock ($6,200 per share)	—	(6,200)	—	—	—	(6,200)	—	—
Common stock ($.20 per share)	—	(47,567)	—	—	—	(47,567)	—	—
Common stock repurchased (b)	(3,554)	(43,579)	—	(2,221)	(41,358)	—	—	—
Common stock issued for:
Stock options and restricted stock - equity awards	1,404	2,146	—	877	1,269	—	—	—
Tax benefit reversals - stock-based compensation plans	—	(7,220)	—	—	(7,220)	—	—	—
Stock-based compensation expense	—	11,351	—	—	11,351	—	—	—
Dividends declared - noncontrolling interest of subsidiary preferred stock	—	(11,527)	—	—	—	—	—	(11,527)
Balance, December 31, 2014	234,220	$2,581,590	$95,624	$146,387	$1,380,809	$851,585	$(188,246)	$295,431

Certain previously reported amounts have been revised to reflect the retroactive effect of the adoption of ASU 2014-01, “Equity Method and Joint Venture: Accounting for Investments in Qualified Affordable Housing Projects.” See Note 1 – Summary of Significant Accounting Policies for additional information.

See accompanying notes to consolidated financial statements.

(a)	Due to the nature of the preferred stock issued by FHN’s subsidiaries, all components of other comprehensive income/(loss) have been attributed solely to FHN as the controlling interest holder.

(b)	2014 includes $38.5 million repurchased under the share repurchase program launched in 2014. 2013 and 2012 include $87.6 million, and $131.0 million, respectively, repurchased under the share repurchase program which was active from October 2011 to January 2014.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31
(Dollars in thousands)	2014	2013	2012
Operating Activities
Net income/(loss)	$234,046	$38,369	$(15,352)
Adjustments to reconcile net income/(loss) to net cash provided/(used) by operating activities:
Provision for loan losses	27,000	55,000	78,000
Provision/(benefit) for deferred income taxes	3,729	(8,578)	(69,231)
Depreciation and amortization of premises and equipment	35,715	36,514	35,028
Amortization of intangible assets	4,170	3,912	3,910
Net other amortization and accretion	17,009	31,187	79,034
Net (increase)/decrease in derivatives	170	650	(8,847)
Fair value adjustment on mortgage servicing rights	(1,248)	(20,182)	5,075
Repurchase and foreclosure provision	(4,300)	170,000	299,256
Fair value adjustment to foreclosed real estate	3,465	4,987	9,422
Litigation and regulatory matters	(2,720)	63,654	33,313
(Gains)/losses on divestitures	—	(638)	(485)
Stock-based compensation expense	11,351	16,144	16,201
Tax benefit reversals stock-based compensation plans	7,220	1,569	4,140
Equity securities (gains)/losses, net	(2,872)	(2,211)	(365)
Debt securities (gains)/losses, net	—	451	(328)
(Gains)/losses on extinguishment of debt	4,166	—	—
Loss on deconsolidation of debt	1,960	—	—
Net (gains)/losses on sale/disposal of fixed assets	1,906	2,213	(2,540)
Proceeds from sale of mortgage servicing rights	70,204	39,633	—
Net (increase)/decrease in:
Loans held-for-sale	228,867	31,785	11,960
Trading securities	(392,806)	455,520	(283,239)
Capital markets receivables	2,767	72,517	(31,598)
Interest receivable	1,911	3,571	6,007
Other assets	292,860	4,087	186,456
Net increase/(decrease) in:
Capital markets payables	(3,016)	(89,156)	24,434
Interest payable	169	(4,301)	(2,386)
Other liabilities	(62,955)	(279,243)	(223,457)
Trading liabilities	225,966	(196,081)	217,144
Total adjustments	470,688	393,004	386,904
Net cash provided/(used) by operating activities	704,734	431,373	371,552
Investing Activities
Available-for-sale securities:
Sales	7,829	63,787	47,536
Maturities	627,487	899,591	1,085,524
Purchases	(751,365)	(1,348,526)	(1,157,906)
Premises and equipment:
Sales	3,507	765	7,354
Purchases	(31,404)	(27,349)	(21,862)
Net (increase)/decrease in:
Loans	(866,107)	1,464,212	(489,308)
Interests retained from securitizations classified as trading securities	1,692	5,482	8,736
Interest-bearing cash	(891,670)	(349,940)	99,483
Cash receipts related to divestitures	—	1,638	5,278
Cash received for acquisition	413,352	53,293	—
Net cash provided/(used) by investing activities	(1,486,679)	762,953	(415,165)
Financing Activities
Common stock:
Stock options exercised	1,864	651	144
Cash dividends paid	(47,366)	(38,229)	(10,066)
Repurchase of shares (a)	(43,579)	(91,533)	(133,757)
Tax benefit reversals stock-based compensation plans	(7,220)	(1,569)	(4,140)
Preferred stock issuance	—	95,624	—
Cash dividends paid - preferred stock - noncontrolling interest	(11,465)	(11,465)	(11,406)
Cash dividends paid - Series A preferred stock	(6,200)	(4,288)	—
Term borrowings:
Issuance	397,672	—	2,699
Payments/maturities	(23,572)	(430,088)	(234,209)
Increases in restricted and secured term borrowings	2,310	5,052	7,595
Net cash paid to deconsolidate/collapse securitization trusts	(225,151)	—	—
Net increase/(decrease) in:
Deposits	898,232	(258,184)	416,700
Short-term borrowings	89,916	(738,650)	288,060
Net cash provided/(used) by financing activities	1,025,441	(1,472,679)	321,620
Net increase/(decrease) in cash and cash equivalents	243,496	(278,353)	278,007
Cash and cash equivalents at beginning of period	827,909	1,106,262	828,255
Cash and cash equivalents at end of period	$1,071,405	$827,909	$1,106,262
Supplemental Disclosures
Total interest paid	$81,151	$97,387	$111,033
Total taxes paid	77,779	5,437	33,112
Total taxes refunded	3,947	26,113	169,396
Transfer from loans to other real estate owned	20,877	23,340	33,558

Certain previously reported amounts have been revised to reflect the retroactive effect of the adoption of ASU 2014-01, “Equity Method and Joint Venture: Accounting for Investments in Qualified Affordable Housing Projects.” See Note 1 – Summary of Significant Accounting Policies for additional information.

See accompanying notes to consolidated financial statements.

(a)	2014 includes $38.5 million repurchased under the share repurchase program launched in January 2014. 2013 and 2012 include $87.6 million and $131.0 million, respectively, repurchased under the share repurchase program which was active from October 2011 to January 2014.

Notes to the Consolidated Financial Statements

Note 1 – Summary of Significant Accounting Policies

Basis of Accounting. The consolidated financial statements of First Horizon National Corporation (“FHN”), including its subsidiaries, have been prepared in conformity with accounting principles generally accepted in the United States of America and follow general practices within the industries in which it operates. This preparation requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. These estimates and assumptions are based on information available as of the date of the financial statements and could differ from actual results.

Principles of Consolidation and Basis of Presentation. The consolidated financial statements include the accounts of FHN and other entities in which it has a controlling financial interest. Variable Interest Entities (“VIEs”) for which FHN or a subsidiary has been determined to be the primary beneficiary are also consolidated. Affiliates for which FHN is not considered the primary beneficiary and in which FHN does not have a controlling financial interest are accounted for by the equity method. These investments are included in other assets, and FHN’s proportionate share of income or loss is included in noninterest income. All significant intercompany transactions and balances have been eliminated. For purposes of comparability, certain prior period amounts have been reclassified to conform to current year presentation.

Business Combinations. FHN accounts for acquisitions as a business combination in accordance with ASC 805, “Business Combinations,” which requires acquired assets and liabilities (other than tax balances) to be recorded at fair value. Business combinations are included in the financial statements from the respective dates of acquisition. Acquisition related costs are expensed as incurred.

Revenue Recognition. FHN derives a significant portion of its revenues from fee-based services. Noninterest income from transaction-based fees is generally recognized when the transactions are completed. Noninterest income from service-based fees is generally recognized over the period in which FHN provides the service.

Deposit Transactions and Cash Management. Deposit transactions include services related to retail and commercial deposit products (such as service charges on checking accounts), cash management products and services such as electronic transaction processing (Automated Clearing House and Electronic Data Interchange), account reconciliation services, cash vault services, lockbox processing, and information reporting to large corporate clients.

Insurance Commissions. Insurance commissions are derived from the sale of insurance products, including acting as an independent agent to provide life, long-term care, and disability insurance.

Trust Services and Investment Management. Trust services and investment management fees include investment management, personal trust, employee benefits, and custodial trust services.

Brokerage, Management Fees and Commissions. Brokerage, management fees and commissions include fees for portfolio management, trade commissions, and annuity and mutual fund sales.

Statements of Cash Flows. For purposes of these statements, cash and due from banks, federal funds sold, and securities purchased under agreements to resell are considered cash and cash equivalents. Federal funds are usually sold for one-day periods, and securities purchased under agreements to resell are short-term, highly liquid investments.

Trading Activities. Securities purchased in connection with underwriting or dealer activities (long positions) are carried at fair market value as trading securities. Gains and losses, both realized and unrealized, on these securities are reflected in capital markets noninterest income. Trading liabilities include securities that FHN has sold to other parties but does not own (short positions). FHN is obligated to purchase securities at a future date to cover the short positions. Assets and liabilities for unsettled trades are recorded on the Consolidated Statements of Condition as “Capital markets receivables” or “Capital markets payables.” Retained interests from securitizations in the form of excess interest, interest-only and principal-only strips from sales and securitizations of first lien mortgages are recognized at fair value as trading securities with gains and losses, both realized and unrealized, recognized in mortgage banking income. Excess interest represents rights to receive interest from serviced assets that exceed contractually specified rates. Principal-only strips are principal cash flow tranches, and interest-only strips are interest cash flow tranches. Cash receipts and payments are classified in investing activities on the Consolidated Statements of Cash Flows based on the purpose for which such financial assets were retained.

Investment Securities. Investment securities are reviewed quarterly for possible other-than-temporary impairment (“OTTI”). The review includes an analysis of the facts and circumstances of each individual investment such as the degree of loss, the length of time the fair value has been below cost, the expectation for that security’s performance, the creditworthiness of the issuer and FHN’s intent and ability to hold the security. Securities that may be sold prior to maturity and equity securities are classified as securities available-

Note 1 – Summary of Significant Accounting Policies (continued)

for-sale and are carried at fair value. The unrealized gains and losses on securities available-for-sale, including debt securities for which no credit impairment exists, are excluded from earnings and are reported, net of tax, as a component of other comprehensive income within shareholders’ equity. Venture capital investments were classified as securities available-for-sale and were carried at fair value with unrealized gains and losses recognized in noninterest income.

Realized gains and losses for investment securities are determined by the specific identification method and reported in noninterest income. Declines in value judged to be other-than-temporary based on FHN’s analysis of the facts and circumstances related to an individual investment, including securities that FHN has the intent to sell, are also determined by the specific identification method, and reported in noninterest income. For impaired debt securities that FHN does not intend to sell and will not be required to sell prior to recovery but for which credit losses exist, the OTTI recognized is separated between the total impairment related to credit losses which is reported in noninterest income, and the impairment related to all other factors which is excluded from earnings and reported, net of tax, as a component of other comprehensive income within shareholders’ equity.

National banks chartered by the federal government are, by law, members of the Federal Reserve System. Each member bank is required to own stock in its regional Federal Reserve Bank (“FRB”). Given this requirement, FRB stock may not be sold, traded, or pledged as collateral for loans. Membership in the Federal Home Loan Bank (“FHLB”) network requires ownership of capital stock. Member banks are entitled to borrow funds from the FHLB and are required to pledge mortgage loans as collateral. Investments in the FHLB are non-transferable and, generally, membership is maintained primarily to provide a source of liquidity as needed.

Securities Purchased under Resale Agreements and Securities Sold under Repurchase Agreements. FHN enters into short-term purchases of securities under agreements to resell which are accounted for as collateralized financings except where FHN does not have an agreement to sell the same or substantially the same securities before maturity at a fixed or determinable price. All of FHN’s securities purchased under agreements to resell are recognized as collateralized financings. Securities delivered under these transactions are delivered to either the dealer custody account at the FRB or to the applicable counterparty. Securities sold under agreements to repurchase are offered to cash management customers as an automated, collateralized investment account. Securities sold are also used by the retail/commercial bank to obtain favorable borrowing rates on its purchased funds. All of FHN’s securities sold under agreements to repurchase are secured borrowings.

Collateral is valued daily and FHN may require counterparties to deposit additional securities or cash as collateral, or FHN may return cash or securities previously pledged by counterparties, or FHN may be required to post additional securities or cash as collateral, based on the contractual requirements for these transactions.

FHN’s capital markets business utilizes securities borrowing arrangements as part of its trading operations. Securities borrowing transactions generally require FHN to deposit cash with the securities lender. The amount of cash advanced is recorded within Securities purchased under agreements to resell in the Consolidated Statements of Condition. These transactions are not considered purchases and the securities borrowed are not recognized by FHN. FHN does not conduct securities lending transactions.

Loans Held-for-Sale and Securitization and Residual Interests. Prior to fourth quarter 2008, FHN originated first lien mortgage loans (“the warehouse”) for the purpose of selling them in the secondary market through sales to government sponsored enterprises (“GSEs”), through proprietary securitizations, and to a lesser extent through other whole loan sales. In addition, FHN sold certain of the second lien mortgages and home equity lines of credit (“HELOC”) it produced in the secondary market through securitizations and whole loan sales through third quarter 2007.

Loans originated or purchased in which management lacks the intent to hold are included in loans held-for-sale in the Consolidated Statements of Condition. FHN has elected the fair value option on a prospective basis for almost all types of mortgage loans held for sale. Such loans are carried at fair value, with changes in the fair value of closed-end mortgage loans recognized in the mortgage banking noninterest income section of the Consolidated Statements of Income. Changes in the fair value of HELOCs are recognized in mortgage banking income on the Consolidated Statements of Income. For mortgage loans originated for sale for which the fair value option is elected, loan origination fees are recorded by FHN when earned and related direct loan origination costs are recognized when incurred. See Note 25 – Fair Value of Assets and Liabilities for additional information. FHN accounts for all mortgage loans held-for-sale which were originated prior to 2008 and for mortgage loans held-for-sale for which fair value accounting was not elected at the lower of cost or market value (“LOCOM”).

Mortgage loans insured by the Federal Housing Administration (“FHA”) and mortgage loans guaranteed by the Veterans Administration (“VA”) were generally securitized through the Government National Mortgage Association (“GNMA”, “Ginnie Mae”, or “Ginnie”) programs. Generally, conforming conventional loans were securitized through GSEs such as the Federal National Mortgage Association (“FNMA”, “Fannie Mae”, or “Fannie”) and the Federal Home Loan Mortgage Corporation (“FHLMC”, “Freddie Mac” or “Freddie”). In addition, FHN completed proprietary securitizations of nonconforming first lien and second lien mortgages and HELOC, which do not conform to the requirements for sale or securitization through government agencies. Most of these securitizations are accounted for as sales; the one that does not qualify for sale treatment is accounted for as a consolidated VIE.

Note 1 – Summary of Significant Accounting Policies (continued)

Loans. Loans are stated at principal amounts outstanding, net of unearned income. Interest on loans is recognized on an accrual basis at the applicable interest rate on the principal amount outstanding. Loan origination fees and direct costs as well as premiums and discounts are amortized as level yield adjustments over the respective loan terms. Unamortized net fees or costs are recognized upon early repayment of the loans or charge-off. Loan commitment fees are generally deferred and amortized on a straight-line basis over the commitment period. As required by ASC 310, “Receivables”, FHN segregates the loan portfolio into segments and then further disaggregates the portfolio into classes for certain disclosures. Commercial loan portfolio segments include commercial, financial, and industrial (“C&I”) and commercial real estate (“CRE”). Commercial classes within C&I include general C&I, loans to mortgage companies, the trust preferred loans (“TRUPs”) (i.e., loans to bank and insurance-related businesses) portfolio and purchased credit impaired (“PCI”) loans. Loans to mortgage companies includes commercial lines of credit to qualified mortgage companies exclusively for the temporary warehousing of eligible mortgage loans prior to the borrower’s sale of those mortgage loans to third party investors. Commercial classes within commercial real estate include income CRE, residential CRE and PCI loans. Retail loan portfolio segments include consumer real estate, permanent mortgage, and the credit card and other segment. Retail classes include HELOC, real estate (“R/E”) installment and PCI loans within the consumer real estate segment, permanent mortgage (which is both a segment and a class), and credit card and other.

Nonaccrual and Past Due Loans. Generally, loans are placed on nonaccrual status if it becomes evident that full collection of principal and interest is at risk, impairment has been recognized as a partial charge-off of principal balance, or on a case-by-case basis if FHN continues to receive payments, but there are atypical loan structures or other borrower-specific issues.

•	The accrual status policy for commercial troubled debt restructurings (“TDRs”) follows the same internal policies and procedures as other commercial portfolio loans.

•	Residential real estate secured loans discharged in bankruptcy that have not been reaffirmed by the borrower (“discharged bankruptcies”) are placed on nonaccrual regardless of delinquency status and reported as TDRs.

•	Current second lien residential real estate loans that are junior to first liens that are 90 or more days past due, are a bankruptcy, or a troubled debt restructuring are placed on nonaccrual status.

•	Consumer real estate (HELOC and residential real estate installment loans), if not already on nonaccrual per above situations, are placed on nonaccrual if the loan is 30 or more days delinquent at the time of modification and is also determined to be a TDR.

•	Government guaranteed/insured residential mortgage loans remain on accrual (even if the loan falls into one of the above categories) because the collection of principal and interest is reasonably assured.

For commercial and retail loans within each portfolio segment and class that have been placed on nonaccrual status, accrued but uncollected interest is reversed and charged against interest income when the loan is placed on nonaccrual status. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to recover the principal balance and accrued interest. Interest payments received on nonaccrual loans are normally applied to outstanding principal first. Once all principal has been received, additional interest payments are recognized on a cash basis as interest income.

Generally, commercial and retail loans within each portfolio segment and class that have been placed on nonaccrual status can be returned to accrual status if all principal and interest is current and FHN expects full repayment of the remaining contractual principal and interest, or the asset becomes well-secured and is in the process of collection. This typically requires that a borrower make payments in accordance with the contractual terms for a sustained period of time (generally for a minimum of six months) before being returned to accrual status.

Residential real estate loans discharged through Chapter 7 bankruptcy and not reaffirmed by the borrower are not returned to accrual status. For current second liens that have been placed on nonaccrual because the first lien is 90 or more days past due or is a TDR, the second lien may be returned to accrual upon pay-off or cure of the first lien.

Charge-offs. For all commercial and retail loan portfolio segments, all losses of principal are charged to the allowance for loan losses (“ALLL”) in the period in which the loan is deemed to be uncollectible.

For consumer loans, the timing of a full or partial charge-off generally depends on the loan type and delinquency status. Generally, for the consumer real estate and permanent mortgage portfolio segments, a loan will be either partially or fully charged-off when it becomes 180 days past due. At this time, if the collateral value does not support foreclosure, balances are fully charged-off and other avenues of recovery are pursued. If the collateral value supports foreclosure, the loan is charged-down to net realizable value of the collateral less estimated costs to sell and is placed on nonaccrual status. For residential real estate loans discharged in Chapter 7 bankruptcy and not reaffirmed by the borrower, the fair value of the collateral position is assessed at the time FHN is made aware of the discharge and the loan is charged down to the net realizable value (collateral value less estimated costs to sell). Within the credit

Note 1 – Summary of Significant Accounting Policies (continued)

card and other portfolio segment, credit cards are normally charged-off upon reaching 180 days past due while other non-real estate consumer loans are charged-off upon reaching 120 days past due.

Impaired Loans. Impaired loans include nonaccrual commercial loans greater than $1 million and modified consumer and commercial loans that have been classified as a TDR and are individually measured for impairment under the guidance of ASC 310. See Note 4 – Loans for a discussion of methodologies utilized by FHN to measure impairment.

Purchased Credit Impaired Loans. ASC 310-30 “Accounting for Certain Loans or Debt Securities Acquired in a Transfer”, provides guidance for acquired loans that have experienced deterioration of credit quality between origination and the time of acquisition and for which the timely collection of the interest and principal is no longer reasonably assured (“PCI loans”). PCI loans are initially recorded at fair value which is estimated by discounting expected cash flows at acquisition date. The expected cash flows include all contractually expected amounts (including interest) and incorporate an estimate for future expected credit losses, pre-payment assumptions, and yield requirement for a market participant, among other things. To the extent possible, certain PCI loans were aggregated into pools with composite interest rate and cash flows expected to be collected for the pool. Aggregation into loan pools is based upon common risk characteristics that include similar credit risk or risk ratings, and one or more predominant risk characteristics. Each PCI pool is accounted for as a single unit.

Accretable yield is initially established at acquisition and is the excess of cash flows expected at acquisition over the initial investment in the loan and is recognized in interest income over the remaining life of the loan, or pool of loans. Nonaccretable difference is initially established at acquisition and is the difference between the contractually required payments at acquisition and the cash flows expected to be collected at acquisition. FHN estimates expected cash flows for PCI loans on a quarterly basis. Increases in expected cash flows from the last measurement result in reversal of any nonaccretable difference (or allowance for loan losses to the extent any has previously been recorded) with a prospective positive impact on interest income. Decreases to the expected cash flows result in an increase in the allowance for loan losses through provision expense.

FHN does not report PCI loans as nonperforming loans due to the accretion of interest income. Additionally, PCI loans that have been pooled and subsequently modified will not be reported as troubled debt restructurings since the pool is the unit of measurement.

Allowance for Loan Losses. The ALLL is maintained at a level that management determines is sufficient to absorb estimated probable incurred losses in the loan portfolio. The ALLL is increased by the provision for loan losses and loan recoveries and is decreased by charged-off loans. The ALLL is determined in accordance with ASC 450-20-50 “Contingencies - Accruals for Loss Contingencies” and is composed of reserves for commercial loans evaluated based on pools of credit graded loans and reserves for pools of smaller-balance homogeneous retail and commercial loans. The reserve factors applied to these pools are an estimate of probable incurred losses based on management’s evaluation of historical net losses from loans with similar characteristics. Additionally, the ALLL includes specific reserves established in accordance with ASC 310-10-35 for loans determined by management to be individually impaired as well as reserves associated with PCI loans. Management uses analytical models based on loss experience subject to qualitative adjustment to reflect current events, trends, and conditions (including economic considerations and trends) to assess the adequacy of the ALLL as of the end of each reporting period. The nature of the process by which FHN determines the appropriate ALLL requires the exercise of considerable judgment. See Note 5 – Allowance for Loan Losses for a discussion of FHN’s ALLL methodology and a description of the models utilized in the estimation process for the commercial and consumer loan portfolios.

Key components of the estimation process are as follows: (1) commercial loans determined by management to be individually impaired loans are evaluated individually and specific reserves are determined based on the difference between the outstanding loan amount and the estimated net realizable value of the collateral (if collateral dependent), the present value of expected future cash flows or by observable market prices; (2) individual commercial loans not considered to be individually impaired are segmented based on similar credit risk characteristics and evaluated on a pool basis; (3) reserve rates for the commercial segment are calculated based on historical net charge-offs and are subject to adjustment by management to reflect current events, trends, and conditions (including economic considerations and trends); (4) management’s estimate of probable incurred losses reflects the reserve rate applied against the balance of loans in the commercial segment of the loan portfolio; (5) retail loans are generally segmented based on loan type; (6) reserve amounts for each retail portfolio segment are calculated using analytical models based on delinquency trends and net loss experience and are subject to adjustment by management to reflect current events, trends, and conditions (including economic considerations and trends); and (7) the reserve amount for each retail portfolio segment reflects management’s estimate of probable incurred losses in the retail segment of the loan portfolio.

Impairment related to individually impaired loans is measured in accordance with ASC 310-10. For all commercial portfolio segments, commercial TDRs and other individually impaired commercial loans are measured based on the present value of expected future payments discounted at the loan’s effective interest rate (“the DCF method”), observable market prices, or for loans that are solely dependent on the collateral for repayment, the estimated fair value of the collateral less estimated costs to sell (net realizable value). Impaired loans also include consumer TDRs. With the exception of discharged bankruptcies which are collateral dependent and charged down to net realizable value, impairment of consumer TDRs is measured using a DCF model. For loans measured using

Note 1 – Summary of Significant Accounting Policies (continued)

the DCF method or by observable market prices, if the recorded investment in the impaired loan exceeds this amount, a specific allowance is established as a component of the ALLL; however, for impaired collateral-dependent loans FHN generally charges off the full difference between the book value and the estimated net realizable value.

Future adjustments to the ALLL and methodology may be necessary if economic or other conditions differ substantially from the assumptions used in making the estimates or, if required by regulators, based upon information at the time of their examinations or upon future regulatory guidance. Such adjustments to original estimates, as necessary, are made in the period in which these factors and other relevant considerations indicate that loss levels vary from previous estimates.

Premises and Equipment. Premises and equipment are carried at cost less accumulated depreciation and amortization and include additions that materially extend the useful lives of existing premises and equipment. All other maintenance and repair expenditures are expensed as incurred. Gains and losses on dispositions are reflected in noninterest income and expense, respectively.

Depreciation and amortization are computed on the straight-line method over the estimated useful lives of the assets and are recorded as noninterest expense. Leasehold improvements are amortized over the lesser of the lease periods or the estimated useful lives using the straight-line method. Useful lives utilized in determining depreciation for furniture, fixtures and equipment and buildings are three to fifteen and seven to forty-five years, respectively.

Real Estate Acquired by Foreclosure. Real estate acquired by foreclosure consists of properties that have been acquired in satisfaction of debt. These properties are carried at the lower of the outstanding loan amount or estimated fair value less estimated costs to sell the real estate. Losses arising at foreclosure are charged to the appropriate valuation allowance. Properties acquired by foreclosure in compliance with HUD servicing guidelines are included in “Real estate acquired by foreclosure” and are carried at the estimated amount of the underlying government insurance or guarantee. On December 31, 2014, FHN had $9.5 million of these foreclosed properties.

Required developmental costs associated with foreclosed property under construction are capitalized and included in determining the estimated net realizable value of the property, which is reviewed periodically, and any write-downs are charged against current earnings.

Intangible Assets. Intangible assets consist of “Other intangible assets” and “Goodwill.” Other intangible assets represents intangible assets, including customer lists, acquired contracts, covenants not to compete and premium on purchased deposits, which are amortized over their estimated useful lives, except for those assets related to deposit bases that are primarily amortized over 10 years. Management evaluates whether events or circumstances have occurred that indicate the remaining useful life or carrying value of amortizing intangibles should be revised. Goodwill represents the excess of cost over net assets of acquired subsidiaries less identifiable intangible assets. On an annual basis, FHN assesses goodwill for impairment.

Derivative Financial Instruments. FHN accounts for derivative financial instruments in accordance with ASC 815 which requires recognition of all derivative instruments on the balance sheet as either an asset or liability measured at fair value through adjustments to either accumulated other comprehensive income within shareholders’ equity or current earnings. Fair value is defined as the price that would be received to sell a derivative asset or paid to transfer a derivative liability in an orderly transaction between market participants on the transaction date. Fair value is determined using available market information and appropriate valuation methodologies. FHN has elected to present its derivative assets and liabilities gross on the Consolidated Statements of Condition. Amounts of collateral posted or received have not been netted with the related derivatives. See Note 23 – Derivatives for discussion on netting of derivatives.

FHN prepares written hedge documentation, identifying the risk management objective and designating the derivative instrument as a fair value hedge or cash flow hedge as applicable, or as a free-standing derivative instrument entered into as an economic hedge or to meet customers’ needs. All transactions designated as ASC 815 hedges must be assessed at inception and on an ongoing basis as to the effectiveness of the derivative instrument in offsetting changes in fair value or cash flows of the hedged item. For a fair value hedge, changes in the fair value of the derivative instrument and changes in the fair value of the hedged asset or liability attributable to the hedged risk are recognized currently in earnings. For a cash flow hedge, changes in the fair value of the derivative instrument, to the extent that it is effective, are recorded in accumulated other comprehensive income and subsequently reclassified to earnings as the hedged transaction impacts net income. Any ineffective portion of a cash flow hedge is recognized currently in earnings. For free-standing derivative instruments, changes in fair values are recognized currently in earnings. See Note 23 – Derivatives for additional information.

Cash flows from derivative contracts are reported as operating activities on the Consolidated Statements of Cash Flows.

Advertising and Public Relations. Advertising and public relations costs are generally expensed as incurred.

Income Taxes. FHN accounts for income taxes using the asset and liability method pursuant to ASC 740, “Income Taxes,” which requires the recognition of deferred tax assets (“DTAs”) and liabilities (“DTLs”) for the expected future tax consequences of events

Note 1 – Summary of Significant Accounting Policies (continued)

that have been included in the financial statements. Under this method, FHN’s deferred tax assets and liabilities are determined based on differences between financial statement carrying amounts and the corresponding tax basis of certain assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on DTAs and DTLs is recognized in income in the period that includes the enactment date.

Additionally, DTAs are subject to a “more likely than not” test to determine whether the full amount of the DTAs should be realized in the financial statements. FHN evaluates the likelihood of realization of the DTA based on both positive and negative evidence available at the time, including (as appropriate) scheduled reversals of DTLs, projected future taxable income, tax planning strategies, and recent financial performance. If the “more likely than not” test is not met, a valuation allowance must be established against the DTA. In the event FHN determines that DTAs are realizable in the future in excess of their net recorded amount, FHN would make an adjustment to the valuation allowance, which would reduce the provision for income taxes.

FHN’s ASC 740 policy is to recognize interest and penalties related to unrecognized tax benefits as a component of income tax expense. Accrued interest and penalties are included within the related tax asset/liability line in the consolidated balance sheet.

FHN and its eligible subsidiaries are included in a consolidated federal income tax return. FHN files separate returns for subsidiaries that are not eligible to be included in a consolidated federal income tax return. Based on the laws of the applicable state where it conducts business operations, FHN either files consolidated, combined, or separate returns. With few exceptions, FHN is no longer subject to U.S. federal or state and local tax examinations by tax authorities for years before 2009. The Internal Revenue Service (“IRS”) recently completed a limited issue focused examination (“LIFE”) for the years ending December 31, 2011 and 2010. All proposed adjustments with respect to examinations of federal returns filed for 2011 and prior years have been settled. FHN is currently under audit in several states.

Earnings per Share. Earnings per share is computed by dividing net income or loss available to common shareholders by the weighted average number of common shares outstanding for each period. Diluted earnings per share in net income periods is computed by dividing net income available to common shareholders by the weighted average number of common shares adjusted to include the number of additional common shares that would have been outstanding if the potential dilutive common shares resulting from restricted shares or units and options granted under FHN’s equity compensation plans and deferred compensation arrangements had been issued. FHN utilizes the treasury stock method in this calculation. Diluted earnings per share does not reflect an adjustment for potentially dilutive shares in periods in which a net loss available to common shareholders exists.

Equity Compensation. FHN accounts for its employee stock-based compensation plans using the grant date fair value of an award to determine the expense to be recognized over the life of the award. For awards with service vesting criteria, expense is recognized using the straight-line method over the requisite service period (generally the vesting period) and is adjusted for anticipated forfeitures. For awards vesting based on a performance measure, anticipated performance is projected to determine the number of awards expected to vest, and the corresponding aggregate expense is adjusted to reflect the elapsed portion of the performance period. The fair value of equity awards with cash payout requirements, as well as awards for which fair value cannot be estimated at grant date, is remeasured each reporting period through vesting date. Performance awards with pre-grant date achievement criteria are expensed over the period from the start of the performance period through the end of the service vesting term. Awards are amortized using the nonsubstantive vesting methodology which requires that expense associated with awards having only service vesting criteria that continue vesting after retirement be recognized over a period ending no later than an employee’s retirement eligibility date.

Repurchase and Foreclosure Provision. The repurchase and foreclosure provision is the charge to earnings necessary to maintain the liability at a level that reflects management’s best estimate of losses associated with the repurchase of loans previously transferred in whole loans sales or securitizations, or make whole requests as of the balance sheet date. See Note 18 – Contingencies and Other Disclosures for discussion related to FHN’s obligations to repurchase such loans.

Legal Costs. Generally, legal costs are expensed as incurred.

Contingency Accruals. Contingent liabilities arise in the ordinary course of business, including those related to lawsuits, arbitration, mediation, and other forms of litigation. FHN establishes loss contingency liabilities for matters when loss is both probable and reasonably estimable as prescribed by applicable financial accounting guidance. A liability generally is not established when a loss contingency either is not probable or its amount is not reasonably estimable. If loss for a matter is probable and a range of possible loss outcomes is the best estimate available, accounting guidance generally requires a liability to be established at the low end of the range. Expected recoveries from insurance and indemnification arrangements are recognized if they are considered equally as probable and reasonably estimable as the related loss contingency up to the recognized amount of the estimated loss. Gain contingencies and expected recoveries from insurance and indemnification arrangements in excess of the associated recorded estimated losses are recognized when received. Recognized recoveries are recorded as offsets to the related expense in the Consolidated Statements of Income. The favorable resolution of a gain contingency generally results in the recognition of other income in the Consolidated Statements of Income.

Note 1 – Summary of Significant Accounting Policies (continued)

Summary of Accounting Changes. In January 2014, the FASB issued ASU 2014-01, “Equity Method and Joint Ventures: Accounting for Investments in Qualified Affordable Housing Projects.” ASU 2014-01 permits reporting entities to make an accounting policy election to account for their investments in qualified affordable housing projects using a proportional amortization method if certain conditions are met. Under the proportional amortization method, an entity amortizes the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognizes the net investment performance in the income statement as a component of income tax expense/(benefit). A reporting entity should evaluate whether the conditions have been met to apply the proportional amortization method to an investment in a qualified affordable housing project through a limited liability entity at the time of initial investment on the basis of facts and circumstances that exist at that time. A reporting entity should reevaluate the conditions upon the occurrence of certain specified events. An investment in a qualified affordable housing project through a limited liability entity should be tested for impairment when there are events or changes in circumstances indicating that it is more likely than not that the carrying amount of the investment will not be realized. For those investments in qualified affordable housing projects not accounted for using the proportional amortization method, the investment should be accounted for as an equity method investment or a cost method investment. The decision to apply the proportional amortization method of accounting is an accounting policy decision that should be applied consistently to all qualifying affordable housing project investments rather than a decision to be applied to individual investments. The provisions of ASU 2014-01 are effective for annual periods, and interim reporting periods within those annual periods, beginning after December 15, 2014.

Effective January 1, 2015, FHN retroactively adopted the requirements of ASU 2014-01 with an election to use the proportional amortization method for all qualifying investments. FHN believes the proportional amortization method better represents the economics of its qualified affordable housing investments and provides users with a better understanding of the returns from such investments when compared to the equity method. FHN will continue to use the equity method for non-qualifying affordable housing investments and its other tax credit investments. The cumulative effects of the retrospective application of the change in amortization method are summarized in the tables below.

		As of December 31,
(Dollars in thousands, except per share amounts)		2014	2013
Increase/(decrease) to previously reported Consolidated Statements of Condition amounts
Other assets		$(4,700)	$(5,340)
Other liabilities		4,678	7,034
Undivided profits		(9,378)	(12,374)

	For the Year Ended December 31,
	2014	2013	2012
Increase/(decrease) to previously reported Consolidated Statements of Income amounts
Other expense	$(8,680)	$(10,082)	$(14,177)
Provision/(benefit) for income taxes	5,684	12,780	13,234
Income/(loss) available to common shareholders	2,996	(2,698)	943
Diluted earnings/(loss) per share	0.01	(0.01)	—

Investment balances, including all legally binding commitments to fund future investments, are included in Other assets on the Consolidated Statements of Condition. A liability is recognized in Other liabilities on the Consolidated Statement of Condition for all legally binding unfunded commitments to fund qualifying LIHTC investments. Amortization and other write-downs of qualifying LIHTC investments are presented on a net basis as a component of the Provision/(benefit) for income taxes on the Consolidated Statement of Income, while amortization and write-downs of non-qualifying LIHTC and other tax credit investments are recorded in Other expense. The income tax credits and deductions are recorded as a reduction of income tax expense and a reduction of federal income taxes payable.

Effective January 2014, FHN adopted provisions of FASB ASU 2013-11“Income Taxes: Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists.” ASU 2013-11 provides guidance on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. Generally, ASU 2013-11 requires that an unrecognized tax benefit should reduce a deferred tax asset (“DTA”) that has been established for a net operating loss (“NOL”), a tax credit carryforward, or other similar tax losses. However, if a filer does not have such carryforwards or similar tax losses at the reporting date, the uncertain tax position should be recorded as a

Note 1 – Summary of Significant Accounting Policies (continued)

liability. If a filer does have a DTA, but is not required by tax law of the applicable jurisdiction to use the DTA to settle additional taxes from the disallowance of a tax position and that is the filer’s intent, the uncertain tax position should be recognized as a liability in that situation as well and not netted with the DTA. The assessment of whether a DTA is available is based on the unrecognized tax benefit and DTA that exist at the reporting date and should be made presuming disallowance of the tax position at the reporting date. The adoption of provisions of ASU 2013-11, did not have a material effect on FHN’s statement of condition, results of operations, or cash flows.

Effective January 1, 2013, FHN adopted the provisions of FASB Accounting Standards Update (“ASU”) 2011-11, “Balance Sheet: Disclosures about Offsetting Assets and Liabilities.” ASU 2011-11 creates new disclosure requirements about the nature of an entity’s rights of setoff and related arrangements associated with its financial instruments and derivative instruments. ASU 2011-11 requires entities to disclose both gross and net information about both instruments and transactions eligible for offset in the balance sheet as well as instruments and transactions subject to an agreement similar to a master netting arrangement. The scope of ASU 2011-11 includes derivatives, sale and repurchase agreements/reverse sale and repurchase agreements, and securities borrowing and securities lending arrangements. The provisions of ASU 2011-11 are effective for periods beginning on or after January 1, 2013, with retrospective application to all periods presented in the financial statements required. Additionally in January 2013, FASB issued ASU 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities”, that narrowed the scope of ASU 2011-11. Based on this amendment, ASU 2011-11 applies to derivatives, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset or subject to an enforceable master netting arrangement or similar agreement. Upon adoption of ASU 2011-11, FHN revised its disclosures accordingly. The adoption of the provisions of ASU 2011-11 had no effect on FHN’s statement of condition, results of operations, or cash flows.

Effective January 1, 2013, FHN adopted the provisions of FASB ASU 2013-02, “Comprehensive Income: Reporting of Amounts Reclassified out of Accumulated Other Comprehensive Income.” ASU 2013-02 requires an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under U.S. GAAP to be reclassified in its entirety to net income. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under U.S. GAAP that provide additional detail about those amounts. ASU 2013-02 does not change the current requirements for reporting net income or other comprehensive income in financial statements but modifies interim disclosure requirements such that changes in accumulated other comprehensive income must be disclosed in interim filings. The provisions of ASU 2013-02 are effective for periods beginning after December 15, 2012, with prospective application to transactions or modifications of existing transactions that occur on or after the effective date. Upon adoption of the provisions of ASU 2013-02 on January 1, 2013, FHN revised its financial statements and disclosures accordingly.

In July 2013, the FASB issued ASU 2013-10, “Derivatives and Hedging: Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes.” ASU 2013-10 provides guidance on the risks that are permitted to be hedged in a fair value or cash flow hedge. The provisions of ASU 2013-10 permit the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) to be used as a U.S. benchmark interest rate for hedge accounting purposes under ASC 815, in addition to U.S. Treasury rates and the London Interbank Offered Rate (“LIBOR”). The amendments also remove the restriction on using different benchmark rates for similar hedges. The provisions of ASU 2013-10 are effective prospectively for qualifying new or re-designated hedging relationships entered into on or after July 17, 2013. FHN may apply the provisions of ASU 2013-10 to future hedging relationships.

Effective January 1, 2012, FHN adopted the provisions of FASB ASU 2011-05, “Presentation of Comprehensive Income”. ASU 2011-05 requires that net income and other comprehensive income be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. ASU 2011-05 also provides that regardless of the method used to present comprehensive income, presentation is required on the face of the financial statements of reclassification adjustments for items that are reclassified from other comprehensive income to net income. ASU 2011-05 does not change the current option for entities to present components of other comprehensive income gross or net of the effect of income taxes, provided that such tax effects are presented in the statement in which other comprehensive income is presented or disclosed in the notes to the financial statements. The provisions of ASU 2011-05 are effective for periods beginning after December 15, 2011, with retrospective application to all periods presented in the financial statements required. No transition disclosures are required upon adoption. For interim reporting periods, filers are only required to present total comprehensive income in a single continuous statement or in two consecutive statements. On December 23, 2011, the FASB issued ASU 2011-12, which indefinitely deferred the provisions of ASU 2011-05 that require entities to present reclassification adjustments out of accumulated other comprehensive income by component in both the statement in which net income is presented and the statement in which other comprehensive income is presented (for both interim and annual financial statements). This deferral was superseded by ASU 2013-12. Upon adoption of the provisions of ASU 2011-05 and ASU 2011-12 on January 1, 2012, FHN revised its financial statements and disclosures accordingly.

Note 1 – Summary of Significant Accounting Policies (continued)

Accounting Changes Issued but Not Currently Effective. In January 2014, the FASB issued ASU 2014-04, “Receivables—Troubled Debt Restructurings by Creditors: Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure.” ASU 2014-04 clarifies that an in-substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. ASU 2014-04 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. An entity can elect to adopt ASU 2014-04 using either a modified retrospective transition method or a prospective transition method. Under the modified retrospective transition method, an entity should apply ASU 2014-04 by means of a cumulative-effect adjustment to residential consumer mortgage loans and foreclosed residential real estate properties existing as of the beginning of the annual period for which the amendments are effective. FHN will adopt the requirements of ASU 2014-04 prospectively and does not expect it to have a material effect on FHN’s statements of condition, results of operation or cash flows.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers.” ASU 2014-09 does not change revenue recognition for financial instruments. The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This is accomplished through a five-step recognition framework involving 1) the identification of contracts with customers, 2) identification of performance obligations, 3) determination of the transaction price, 4) allocation of the transaction price to the performance obligations and 5) recognition of revenue as performance obligations are satisfied. Additionally, qualitative and quantitative information is required for disclosure regarding the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early application is not permitted. Transition to the new requirements may be made by retroactively revising prior financial statements (with certain practical expedients permitted) or by a cumulative effect through retained earnings. If the latter option is selected, additional disclosures are required for comparability. FHN is evaluating the effects of ASU 2014-09 on its revenue recognition practices.

In June 2014, the FASB issued ASU 2014-11, “Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures.” ASU 2014-11 makes two changes to accounting for repurchase agreements. First, it requires secured borrowing accounting for repurchase-to-maturity transactions. Second, it requires separate accounting for a transfer of a financial asset executed contemporaneously with a repurchase agreement with the same counterparty, which will result in secured borrowing accounting for the repurchase agreement. ASU 2014-11 also requires additional disclosures for repurchase transactions that are recognized as secured borrowings, including disaggregation by class of collateral, the remaining contractual tenor of the arrangements and the risks inherent in the agreements. Adoption of ASU 2014-11 will only affect FHN’s disclosures as it does not engage in repurchase-to- maturity or repurchase financing transactions. These disclosure revisions are effective for annual periods beginning after December 15, 2014, and for interim periods beginning after March 15, 2015.

In June 2014, the FASB issued ASU 2014-12, “Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period.” ASU 2014-12 requires that a performance target that affects vesting, and that could be achieved after the requisite service period, be treated as a performance condition in determining expense recognition for the award. Thus, compensation cost is recognized over the requisite service period based on the probability of achievement of the performance condition. Expense is adjusted after the requisite service period for changes in the probability of achievement. ASU 2014-12 is effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. The adoption of ASU 2014-12 will have no effect on FHN.

In August 2014, the FASB issued ASU 2014-14, “Classification of Certain Government-Guaranteed Mortgage Loans upon Foreclosure.” ASU 2014-14 requires that a mortgage loan be derecognized and that a separate other receivable be recognized upon foreclosure if 1) the loan has a government guarantee that it not separable from the loan before foreclosure, 2) at the time of foreclosure the creditor has the intent to convey the real estate to the guarantor and make a recoverable claim on the guarantee and 3) at the time of foreclosure any amount of the claim that is based on the fair value of the real estate is fixed. For qualifying foreclosures, the amount of the receivable recognized should be measured based on the amount of the loan balance expected to be recovered from the guarantor. ASU 2014-14 is effective for annual and interim periods beginning after December 15, 2014 and may be adopted through either a prospective only approach or through a reclassification from other real estate owned to other receivable on the effective date. FHN currently classifies foreclosed properties with government guarantees within other real estate owned and plans to adopt ASU 2014-14 prospectively.

In August 2014, the FASB issued ASU 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.” ASU 2014-15 requires an entity’s management to evaluate whether there are conditions or events, considered in the

Note 1 – Summary of Significant Accounting Policies (continued)

aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. If such events or conditions exist, additional disclosures are required and management should evaluate whether its plans sufficiently alleviate the substantial doubt. ASU 2014-15 is effective for the annual period ending after December 15, 2015 and all interim and annual periods thereafter. The provisions of ASU 2014-15 are not anticipated to affect FHN.

Note 2 – Acquisitions and Divestitures

On May 27, 2014, First Tennessee Bank National Association (“FTBNA”) entered into an agreement to purchase thirteen bank branches in Middle and East Tennessee. The purchase of the branches closed on October 17, 2014. The fair value of the acquired assets totaled $437.6 million, including $413.4 million in cash, $7.5 million in fixed assets, and $15.7 million of goodwill and intangible assets. FTBNA also assumed $437.2 million of deposits associated with these branches. FTBNA paid a deposit premium of 3.32 percent and acquired an immaterial amount of loans as part of the transaction. FHN’s operating results for 2014 includes the impact of branch activity subsequent to the October 17, 2014 closing date.

On June 7, 2013, FTBNA acquired substantially all of the assets and liabilities of Mountain National Bank (“MNB”) a community bank headquartered in Sevierville, Tennessee from the Federal Deposit Insurance Corporation (“FDIC”), as receiver, pursuant to a purchase and assumption agreement. Prior to the acquisition, MNB operated 12 branches in Sevier and Blount counties in eastern Tennessee. Excluding purchase accounting adjustments, FHN acquired approximately $452 million in assets, including approximately $249 million in loans, and assumed approximately $362 million of MNB deposits. There was no premium associated with the acquired deposits and assets were acquired at a discount of $33 million from book value. FHN did not enter into a loss-sharing agreement with the FDIC associated with the MNB purchase.

FHN has accounted for these acquisitions as business combinations in accordance with ASC 805, “Business Combinations,” which requires acquired assets and liabilities (other than tax balances) to be recorded at fair value. Generally, the fair value for the acquired loans was estimated using a discounted cash flow analysis with significant unobservable inputs (Level 3) including adjustments for expected credit losses, prepayment speeds, current market rates for similar loans, and an adjustment for investor-required yield given product-type and various risk characteristics (refer to Note 4 - Loans for additional information).

Note 2 – Acquisitions and Divestitures (continued)

The following schedule details significant assets acquired and liabilities assumed from the FDIC for MNB and estimated purchase accounting/fair value adjustments at June 7, 2013:

	Mountain National Bank
		Purchase Accounting/
	Acquired from	Fair Value	As recorded
(Dollars in thousands)	FDIC	Adjustments	by FHN
Assets:
Cash and cash equivalents	$54,872	$—	$54,872
Interest-bearing cash	26,984	—	26,984
Securities available-for-sale	73,948	(440)	73,508
Loans, net of unearned income	249,001	(33,094)	215,907
Core deposit intangible	—	3,200	3,200
Premises and equipment	10,359	3,755	14,114
Real estate acquired by foreclosure	33,294	(10,930)	22,364
Deferred tax asset	(286)	3,097	2,811
Other assets	3,375	(461)	2,914
Total assets acquired	$451,547	$(34,873)	$416,674

Liabilities:
Deposits	$362,098	$2,000	$364,098
Securities sold under agreements to repurchase	1,930	—	1,930
Federal Home Loan Bank advances	50,040	5,586	55,626
Other liabilities	2,547	—	2,547
Total liabilities assumed	416,615	7,586	424,201
Acquired noncontrolling interest	117	57	174
Total liabilities assumed and acquired noncontrolling interest	$416,732	$7,643	$424,375
Excess of assets acquired over liabilities assumed	$34,815
Aggregate purchase accounting/fair value adjustments		$(42,516)
Goodwill			$7,701

FHN’s operating results for 2014 and 2013 include the operating results of the acquired assets and assumed liabilities of MNB subsequent to the acquisition on June 7, 2013.

In relation to the branch acquisition and the MNB acquisition FHN recorded $4.0 million and $7.7 million, respectively, in goodwill, representing the excess of the estimated fair value of liabilities assumed over the estimated fair value of the assets acquired (refer to Note 8 Intangible Assets for additional information). Of these amounts, $4.0 million and $4.4 million, respectively, is expected to be deductible for tax purposes.

On October 21, 2014, FHN entered into an agreement with TrustAtlantic Financial Corporation (“TrustAtlantic Financial”) by which TrustAtlantic Financial will merge into a subsidiary of FHN. TrustAtlantic Financial owns all the capital stock of TrustAtlantic Bank. Trust Atlantic Financial and TrustAtlantic Bank are headquartered in Raleigh, North Carolina. TrustAtlantic Bank has five branches located in North Carolina in the communities of Raleigh, Cary and Greenville. On December 16, 2014 the parties entered into an amendment to the merger agreement. The transaction is expected to close in the first half of 2015, subject to the approval of the shareholders of TrustAtlantic Financial as well as regulatory approvals and other customary conditions to closing.

In addition to the transactions mentioned above, FHN acquires or divests assets from time to time in transactions that are considered business combinations or divestitures but are not material to FHN individually or in the aggregate.

Note 3 – Investment Securities

The following tables summarize FHN’s investment securities on December 31, 2014 and 2013:

	December 31, 2014
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities available-for-sale (“AFS”):
U.S. treasuries	$100	$—	$—	$100
Government agency issued mortgage-backed securities (“MBS”)	716,618	35,287	(740)	751,165
Government agency issued collateralized mortgage obligations (“CMO”)	2,615,620	22,026	(26,380)	2,611,266
Other U.S. government agencies	1,755	52	—	1,807
States and municipalities	10,205	—	—	10,205
Equity and other (a)	182,184	—	(114)	182,070
Total securities available-for-sale (b)	$3,526,482	$57,365	$(27,234)	$3,556,613
Securities held-to-maturity (“HTM”):
States and municipalities	$4,292	$1,112	$—	$5,404
Total securities held-to-maturity	$4,292	$1,112	$—	$5,404

(a)	Includes restricted investments in FHLB-Cincinnati stock of $87.9 million and FRB stock of $66.0 million. The remainder is money market and cost method investments.
(b)	Includes $3.3 billion of securities pledged to secure public deposits, securities sold under agreements to repurchase, and for other purposes.

	December 31, 2013
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities available-for-sale:
U.S. treasuries	$39,997	$—	$(1)	$39,996
Government agency issued MBS	796,835	32,353	(5,499)	823,689
Government agency issued CMO	2,335,718	12,399	(57,180)	2,290,937
Other U.S. government agencies	2,202	124	—	2,326
States and municipalities	15,155	—	—	15,155
Equity and other (a)	226,376	—	(22)	226,354
Total securities available-for-sale (b)	$3,416,283	$44,876	$(62,702)	$3,398,457

(a)	Includes restricted investments in FHLB-Cincinnati stock of $128.0 million and FRB stock of $66.0 million. The remainder is money market, venture capital, and cost method investments.
(b)	Includes $3.1 billion of securities pledged to secure public deposits, securities sold under agreements to repurchase, and for other purposes.

The amortized cost and fair value by contractual maturity for the available-for-sale and held-to-maturity securities portfolios on December 31, 2014, are provided below:

	Held-to-Maturity		Available-for-Sale
(Dollars in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Within 1 year	$—	$—	$1,755	$1,807
After 1 year; within 5 years	—	—	1,600	1,600
After 5 years; within 10 years	—	—	—	—
After 10 years	4,292	5,404	8,705	8,705
Subtotal	4,292	5,404	12,060	12,112
Government agency issued MBS and CMO	—	—	3,332,238	3,362,431
Equity and other	—	—	182,184	182,070
Total	$4,292	$5,404	$3,526,482	$3,556,613

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Note 3 – Investment Securities (Continued)

The table below provides information on gross gains and gross losses from investment securities for the twelve months ended December 31:

	Available-for-Sale
(Dollars in thousands)	2014	2013	2012
Gross gains on sales of securities	$5,867	$4,078	$5,433
Gross (losses) on sales of securities	—	(1,193)	—
Net gain/(loss) on sales of securities (a)	$5,867	$2,885	$5,433
Venture capital investments (b)	(2,995)	—	(4,700)
Net OTTI recorded (c)	—	(1,125)	(40)
Total securities gain/(loss), net	$2,872	$1,760	$693

(a)	Proceeds from sales during 2014 were $9.2 million, inclusive of $1.4 million of equity securities. Proceeds from sales during 2013 and 2012 were $63.8 million and $47.5 million, respectively.
(b)	Includes losses on sales, write-offs and /or unrealized fair value adjustments related to venture capital investments.
(c)	OTTI recorded in 2013 and 2012 is related to equity securities.

The following tables provide information on investments within the available-for-sale portfolio that had unrealized losses as of December 31, 2014 and 2013:

	As of December 31, 2014
	Less than 12 months		12 months or longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(Dollars in thousands)	Value	Losses	Value	Losses	Value	Losses
Government agency issued CMO	$179,661	$(869)	$964,267	$(25,511)	$1,143,928	$(26,380)
Government agency issued MBS	32,141	(8)	35,849	(732)	67,990	(740)
Total debt securities	211,802	(877)	1,000,116	(26,243)	1,211,918	(27,120)
Equity	967	(80)	9	(34)	976	(114)
Total temporarily impaired securities	$212,769	$(957)	$1,000,125	$(26,277)	$1,212,894	$(27,234)

	As of December 31, 2013
	Less than 12 months		12 months or longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(Dollars in thousands)	Value	Losses	Value	Losses	Value	Losses
Government agency issued CMO	$1,639,254	$(57,117)	$10,010	$(63)	$1,649,264	$(57,180)
Government agency issued MBS	147,792	(5,499)	—	—	147,792	(5,499)
U.S. treasuries	24,997	(1)	—	—	24,997	(1)
Total debt securities	1,812,043	(62,617)	10,010	(63)	1,822,053	(62,680)
Equity	43	(22)	—	—	43	(22)
Total temporarily impaired securities	$1,812,086	$(62,639)	$10,010	$(63)	$1,822,096	$(62,702)

FHN has reviewed investment securities that were in unrealized loss positions in accordance with its accounting policy for OTTI and does not consider them other-than-temporarily impaired. For debt securities with unrealized losses, FHN does not intend to sell them and it is more-likely-than-not that FHN will not be required to sell them prior to recovery. The decline in value is primarily attributable to interest rates and not credit losses. For equity securities, FHN has both the ability and intent to hold these securities for the time necessary to recover the amortized cost.

Note 4 – Loans

The following table provides the balance of loans by portfolio segment as of December 31, 2014 and 2013:

	December 31
(Dollars in thousands)	2014	2013
Commercial:
Commercial, financial, and industrial	$9,007,286	$7,923,576
Commercial real estate	1,277,717	1,133,279
Retail:
Consumer real estate (a)	5,048,071	5,333,371
Permanent mortgage (b)	538,961	662,242
Credit card & other	358,131	336,606
Loans, net of unearned income	$16,230,166	$15,389,074
Allowance for loan losses	232,448	253,809
Total net loans	$15,997,718	$15,135,265

(a)	Balances as of December 31, 2014 and 2013, include $76.8 million and $333.8 million of restricted and secured real estate loans, respectively. See Note 22 - Variable Interest Entities for additional information.
(b)	Balance as of December 31, 2013, includes $11.2 million of restricted and secured real estate loans. See Note 22 - Variable Interest Entities for additional information.

COMPONENTS OF THE LOAN PORTFOLIO

The loan portfolio is disaggregated into segments and then further disaggregated into classes for certain disclosures. GAAP defines a portfolio segment as the level at which an entity develops and documents a systematic method for determining its allowance for credit losses. A class is generally determined based on the initial measurement attribute (i.e., amortized cost or purchased credit-impaired), risk characteristics of the loan, and FHN’s method for monitoring and assessing credit risk. Commercial loan portfolio segments include commercial, financial and industrial (“C&I”) and commercial real estate (“CRE”). Commercial classes within C&I include general C&I, loans to mortgage companies, the trust preferred loans (“TRUPS”) (i.e. long-term unsecured loans to bank and insurance - related businesses) portfolio and PCI loans. Loans to mortgage companies includes commercial lines of credit to qualified mortgage companies primarily for the temporary warehousing of eligible mortgage loans prior to the borrower’s sale of those mortgage loans to third party investors. Commercial classes within commercial real estate include income CRE, residential CRE and PCI loans. Retail loan portfolio segments include consumer real estate, permanent mortgage, and the credit card and other portfolio. Retail classes include HELOC, real estate (“R/E”) installment and PCI loans within the consumer real estate segment, permanent mortgage (which is both a segment and a class), and credit card and other.

Concentrations

FHN has a concentration of residential real estate loans (34 percent of total loans), the majority of which is in the consumer real estate portfolio (31 percent of total loans). Loans to finance and insurance companies total $2.0 billion (22 percent of the C&I portfolio, or 12 percent of the total loans). FHN had loans to mortgage companies totaling $1.2 billion (13 percent of the C&I portfolio, or 7 percent of total loans) as of December 31, 2014. As a result, 35 percent of the C&I category was sensitive to impacts on the financial services industry.

Restrictions

On December 31, 2014, $6.1 billion of commercial loans were pledged to secure potential discount window borrowings from the Federal Reserve Bank. Additionally, as of December 31, 2014, FHN pledged all of its held-to-maturity first and second lien mortgages and HELOCs, excluding restricted real estate loans and secured borrowings, to secure potential borrowings from the FHLB-Cincinnati. Restricted and secured borrowings loans secure borrowings associated with both consolidated and nonconsolidated VIEs. See Note 22 – Variable Interest Entities for additional discussion.

Loan Sales

In third quarter 2014, FHN executed the sale of certain loans held-for-sale, see Note 25 – Fair Value of Assets & Liabilities for further detail.

Acquisition

On June 7, 2013, FHN acquired substantially all of the assets and liabilities of MNB from the FDIC. The acquisition included approximately $249 million of loans. These loans were initially recorded at fair value which incorporates expected credit losses,

Note 4 – Loans (Continued)

among other things, in accordance with ASC 805 resulting in no carryover of ALLL from the acquiree. At acquisition, FHN designated certain loans as PCI (see discussion below) with the remaining loans accounted for under ASC 310-20, “Nonrefundable Fees and Other Costs”. For loans accounted for under ASC 310-20, the difference between the loans’ book value to MNB and the estimated fair value at the time of the acquisition will be accreted back into interest income over the remaining contractual life and the subsequent accounting and reporting will be similar to FHN’s originated loan portfolio.

The following table presents a rollforward of the accretable yield for the years ended December 31, 2014 and 2013:

	Years Ended
	December 31
(Dollars in thousands)	2014	2013
Balance, beginning of period	$13,490	$—
Additions	495	6,650
Accretion	(7,090)	(2,234)
Adjustment for payoffs	(1,575)	(104)
Adjustment for charge-offs	(79)	(4)
Increase in accretable yield (a)	9,473	9,182
Balance, end of period	$14,714	$13,490

(a)	Includes changes in the accretable yield due to both transfers from the nonaccretable difference and the impact of changes in the expected timing of the cash flows.

At December 31, 2014, the ALLL related to PCI loans was $3.2 million compared to $.8 million in 2013. Net charge-offs recognized during 2014 were $.1 million, compared to $.4 million in 2013. The loan loss provision incurred during 2014 and 2013 was $3.3 million and $1.2 million, respectively. The following table reflects the outstanding principal balance and carrying amounts of the PCI loans as of December 31, 2014 and 2013:

	December 31, 2014		December 31, 2013
(Dollars in thousands)	Carrying value	Unpaid balance	Carrying value	Unpaid balance
Commercial, financial and industrial	$5,044	$5,813	$7,077	$9,169
Commercial real estate	32,553	43,246	38,042	53,648
Consumer real estate	598	868	878	1,291
Credit card and other	10	14	12	21
Total	$38,205	$49,941	$46,009	$64,129

Note 4 – Loans (Continued)

Impaired Loans

The following tables provide information at December 31, 2014 and 2013, by class related to individually impaired loans and consumer TDR’s. Recorded investment is defined as the amount of the investment in a loan, before valuation allowance but which does reflect any direct write-down of the investment. For purposes of this disclosure, PCI loans and LOCOM have been excluded.

	2014
(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Impaired loans with no related allowance recorded:
Commercial:
General C&I	$9,558	$10,851	$—	$15,826	$—
TRUPS	—	—	—	813	—
Income CRE	8,528	16,242	—	7,671	—
Residential CRE	1,148	1,827	—	718	—
Total	$19,234	$28,920	$—	$25,028	$—
Retail:
HELOC (a)	$13,379	$32,471	$—	$15,670	$—
R/E installment loans (a)	4,819	6,247	—	7,855	—
Permanent mortgage (a)	7,258	9,374	—	7,798	—
Total	$25,456	$48,092	$—	$31,323	$—
Impaired loans with related allowance recorded:
Commercial:
General C&I	$13,295	$17,644	$863	$23,382	$310
TRUPS	13,460	13,700	4,310	13,524	—
Income CRE	8,384	9,756	650	9,944	286
Residential CRE	1,370	5,331	146	5,553	190
Total	$36,509	$46,431	$5,969	$52,403	$786
Retail:
HELOC	$84,169	$86,252	$18,942	$77,306	$1,799
R/E installment loans	70,858	72,094	21,836	73,374	1,198
Permanent mortgage	106,201	119,421	16,627	111,528	2,823
Credit card & other	533	533	254	596	26
Total	$261,761	$278,300	$57,659	$262,804	$5,846
Total commercial	$55,743	$75,351	$5,969	$77,431	$786
Total retail	$287,217	$326,392	$57,659	$294,127	$5,846
Total impaired loans	$342,960	$401,743	$63,628	$371,558	$6,632

(a)	All discharged bankruptcy loans are charged down to an estimate of net realizable value and do not carry any allowance.

Note 4 – Loans (Continued)

	2013
(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Impaired loans with no related allowance recorded:
Commercial:
General C&I	$26,626	$28,089	$—	$46,486	$108
TRUPS	6,500	6,500	—	9,563	—
Income CRE	8,524	16,552	—	21,304	168
Residential CRE	—	—	—	8,145	122
Total	$41,650	$51,141	$—	$85,498	$398
Retail:
HELOC (a)	$16,825	$38,624	$—	$19,418	$—
R/E installment loans (a)	11,009	14,062	—	11,955	—
Permanent mortgage (a)	8,460	11,943	—	8,835	—
Total	$36,294	$64,629	$—	$40,208	$—
Impaired loans with related allowance recorded:
Commercial:
General C&I	$16,741	$23,016	$1,548	$18,291	$185
TRUPS	33,610	33,610	12,747	37,791	—
Income CRE	12,374	14,094	810	5,725	201
Residential CRE	6,914	12,249	790	3,148	153
Total	$69,639	$82,969	$15,895	$64,955	$539
Retail:
HELOC	$70,297	$71,692	$16,506	$66,154	$1,821
R/E installment loans	72,291	73,230	27,667	72,408	1,340
Permanent mortgage	112,998	125,666	17,042	112,356	2,990
Credit card & other	545	545	224	698	29
Total	$256,131	$271,133	$61,439	$251,616	$6,180
Total commercial	$111,289	$134,110	$15,895	$150,453	$937
Total retail	$292,425	$335,762	$61,439	$291,824	$6,180
Total impaired loans	$403,714	$469,872	$77,334	$442,277	$7,117

(a)	All discharged bankruptcy loans are charged down to an estimate of net realizable value and do not carry any allowance.

Asset Quality Indicators

FHN employs a dual grade commercial risk grading methodology to assign an estimate for the probability of default (“PD”) and the loss given default (“LGD”) for each commercial loan using factors specific to various industry, portfolio, or product segments that result in a rank ordering of risk and the assignment of grades PD 1 to PD 16. Each PD grade corresponds to an estimated one-year default probability percentage; a PD 1 has the lowest expected default probability, and probabilities increase as grades progress down the scale. PD 1 through PD 12 are “pass” grades. PD grades 13-16 correspond to the regulatory-defined categories of special mention (13), substandard (14), doubtful (15), and loss (16). Pass loan grades are required to be reassessed annually or earlier whenever there has been a material change in the financial condition of the borrower or risk characteristics of the relationship. All commercial loans over $1 million and certain commercial loans over $500,000 that are graded 13 or worse are reassessed on a quarterly basis. LGD grades are assigned based on a scale of 1-12 and represent FHN’s expected recovery based on collateral type in the event a loan defaults. See Note 5 - Allowance for Loan Losses for further discussion on the credit grading system.

Note 4 – Loans (Continued)

The following tables provide the balances of commercial loan portfolio classes with associated allowance, disaggregated by PD grade as of December 31, 2014 and 2013.

	December 31, 2014
(Dollars in thousands)	General C&I	Loans to Mortgage Companies	TRUPS (a)	Income CRE	Residential CRE	Total	Percentage of Total	Allowance for Loan Losses
PD Grade:
1	$450,465	$—	$—	$136	$60	$450,661	4%	$70
2	434,945	—	—	1,344	236	436,525	4	130
3	566,364	134,230	—	73,812	230	774,636	8	201
4	589,341	202,287	—	45,084	232	836,944	8	408
5	821,012	247,058	—	216,628	3,835	1,288,533	13	2,372
6	1,162,551	314,671	—	175,007	5,218	1,657,447	16	5,286
7	1,325,968	157,410	—	224,226	6,669	1,714,273	17	8,517
8	699,334	42,730	—	200,463	7,664	950,191	9	9,307
9	531,979	58,997	—	117,782	834	709,592	7	8,901
10	244,574	5,635	—	38,253	739	289,201	3	4,806
11	287,940	—	—	31,712	938	320,590	3	6,887
12	117,431	—	—	29,453	1,038	147,922	1	4,622
13	87,840	—	325,882	6,116	1,166	421,004	4	3,590
14,15,16	157,868	—	—	29,579	4,204	191,651	2	21,411
Collectively evaluated for impairment	7,477,612	1,163,018	325,882	1,189,595	33,063	10,189,170	99	76,508
Individually evaluated for impairment	22,853	—	12,845	16,912	2,518	55,128	1	5,969
Purchased credit-impaired loans	5,076	—	—	33,914	1,715	40,705	—	3,108
Total commercial loans	$7,505,541	$1,163,018	$338,727	$1,240,421	$37,296	$10,285,003	100%	$85,585

	December 31, 2013
(Dollars in thousands)	General C&I	Loans to Mortgage Companies	TRUPS (a)	Income CRE	Residential CRE	Total	Percent of Total	Allowance for Loan Losses
PD Grade:
1	$239,141	$—	$—	$—	$—	$239,141	3%	$85
2	216,173	—	—	3,363	—	219,536	2	80
3	224,224	—	—	739	83	225,046	2	206
4	321,423	—	—	13,005	213	334,641	4	410
5	821,158	—	—	42,420	225	863,803	10	1,331
6	876,982	96,287	—	229,098	9,989	1,212,356	13	1,643
7	1,135,378	172,236	—	216,744	6,527	1,530,885	17	2,578
8	953,398	295,436	—	218,619	136	1,467,589	16	4,426
9	683,223	167,533	—	111,260	953	962,969	11	8,381
10	402,532	48,802	—	64,893	1,850	518,077	6	7,276
11	387,907	10,169	—	29,774	1,637	429,487	5	9,687
12	129,741	—	—	32,796	4,333	166,870	2	2,488
13	163,458	—	331,940	16,666	2,886	514,950	6	9,047
14,15,16	154,860	146	4,103	52,879	5,551	217,539	2	32,712
Collectively evaluated for impairment	6,709,598	790,609	336,043	1,032,256	34,383	8,902,889	99	80,350
Individually evaluated for impairment	43,367	—	36,864	20,898	6,914	108,043	1	15,895
Total commercial loans (b)	$6,752,965	$790,609	$372,907	$1,053,154	$41,297	$9,010,932	100%	$96,245

(a)	Balances as of December 31, 2014 and 2013, presented net of $26.2 million and $29.4 million, respectively, in lower of cost or market (“LOCOM”) valuation allowance. Based on the underlying structure of the notes, the highest possible internal grade is “13”.
(b)	December 31, 2013 table excludes PCI loans amounting to $45.9 million ($.8 million of allowance).

The retail portfolio is comprised primarily of smaller-balance loans which are very similar in nature in that most are standard products and are backed by residential real estate. Because of the similarities of retail loan-types, FHN is able to utilize the Fair Isaac Corporation (“FICO”) score, among other attributes, to assess the quality of consumer borrowers. FICO scores are refreshed on a

Note 4 – Loans (Continued)

quarterly basis in an attempt to reflect the recent risk profile of the borrowers. Accruing delinquency amounts are indicators of asset quality within the credit card and other retail portfolio.

The following tables reflect period end balances and average FICO scores by origination vintage for the HELOC, real estate installment, and permanent mortgage classes of loans as of December 31, 2014 and 2013:

HELOC

	December 31, 2014			December 31, 2013
(Dollars in thousands) Origination Vintage	Period End Balance	Average Origination FICO	Average Refreshed FICO	Period End Balance	Average Origination FICO	Average Refreshed FICO
pre-2003	$56,335	708	701	$79,550	711	701
2003	102,073	721	710	141,215	725	711
2004	282,580	723	709	395,323	727	716
2005	451,757	731	722	531,839	732	720
2006	337,440	740	727	383,366	740	726
2007	357,290	744	729	406,299	744	728
2008	194,710	753	747	223,110	753	747
2009	101,594	751	743	115,863	750	744
2010	98,214	753	749	114,393	753	749
2011	96,982	759	753	112,595	758	753
2012	119,333	760	758	138,373	759	760
2013	151,005	758	760	164,665	759	762
2014	120,025	762	762	—	—	—
Total	$2,469,338	741	732	$2,806,591	740	730

R/E Installment Loans

	December 31, 2014			December 31, 2013
(Dollars in thousands) Origination Vintage	Period End Balance	Average Origination FICO	Average Refreshed FICO	Period End Balance	Average Origination FICO	Average Refreshed FICO
pre-2003	$13,909	678	684	$23,827	681	683
2003	49,706	714	724	74,451	716	725
2004	41,414	699	695	54,240	701	700
2005	123,130	715	712	161,205	717	711
2006	134,055	713	702	173,994	715	701
2007	199,473	723	709	249,198	725	709
2008	64,244	720	714	85,192	723	720
2009	28,762	736	725	38,842	742	737
2010	101,310	747	752	125,094	748	755
2011	278,795	760	759	335,343	760	760
2012	608,684	764	766	690,461	764	764
2013	475,272	756	759	514,933	757	754
2014	459,979	756	752	—	—	—
Total	$2,578,733	748	747	$2,526,780	746	742

Permanent Mortgage

	December 31, 2014			December 31, 2013
(Dollars in thousands) Origination Vintage	Period End Balance	Average Origination FICO	Average Refreshed FICO	Period End Balance	Average Origination FICO	Average Refreshed FICO
pre-2004	$150,217	723	721	$194,369	725	725
2004	17,349	712	712	22,720	713	694
2005	34,033	736	740	40,272	737	712
2006	62,053	731	724	79,367	730	711
2007	188,868	733	717	223,440	734	710
2008	86,441	741	709	102,074	741	714
Total	$538,961	730	717	$662,242	731	714

Note 4 – Loans (Continued)

Nonaccrual and Past Due Loans

The following table reflects accruing and non-accruing loans by class on December 31, 2014:

	Accruing				Non-Accruing
(Dollars in thousands)	Current	30-89 Days Past Due	90+ Days Past Due	Total Accruing	Current	30-89 Days Past Due	90+ Days Past Due	Total Non- Accruing	Total Loans
Commercial (C&I):
General C&I	$7,477,410	$3,196	$218	$7,480,824	$636	$1,726	$17,279	$19,641	$7,500,465
Loans to mortgage companies	1,162,894	—	—	1,162,894	—	—	124	124	1,163,018
TRUPS (a)	325,882	—	—	325,882	—	—	12,845	12,845	338,727
Purchased credit-impaired loans	4,180	344	552	5,076	—	—	—	—	5,076
Total commercial (C&I)	8,970,366	3,540	770	8,974,676	636	1,726	30,248	32,610	9,007,286
Commercial real estate:
Income CRE	1,190,562	1,446	—	1,192,008	1,495	1,963	11,041	14,499	1,206,507
Residential CRE	34,541	183	—	34,724	—	—	857	857	35,581
Purchased credit-impaired loans	35,511	3	115	35,629	—	—	—	—	35,629
Total commercial real estate	1,260,614	1,632	115	1,262,361	1,495	1,963	11,898	15,356	1,277,717
Consumer real estate:
HELOC	2,347,361	26,738	11,093	2,385,192	66,410	6,628	11,108	84,146	2,469,338
R/E installment loans	2,524,019	11,951	5,602	2,541,572	27,330	3,268	5,888	36,486	2,578,058
Purchased credit-impaired loans	675	—	—	675	—	—	—	—	675
Total consumer real estate	4,872,055	38,689	16,695	4,927,439	93,740	9,896	16,996	120,632	5,048,071
Permanent mortgage	495,619	3,624	5,640	504,883	16,681	2,382	15,015	34,078	538,961
Credit card & other
Credit card	185,015	1,909	1,822	188,746	—	—	—	—	188,746
Other	167,272	1,137	203	168,612	—	—	763	763	169,375
Purchased credit-impaired loans	10	—	—	10	—	—	—	—	10
Total credit card & other	352,297	3,046	2,025	357,368	—	—	763	763	358,131
Total loans, net of unearned	$15,950,951	$50,531	$25,245	$16,026,727	$112,552	$15,967	$74,920	$203,439	$16,230,166

(a)	Total TRUPS includes LOCOM valuation allowance of $26.2 million.

Note 4 – Loans (Continued)

The following table reflects accruing and non-accruing loans by class on December 31, 2013:

	Accruing				Non-Accruing
(Dollars in thousands)	Current	30-89 Days Past Due	90+ Days Past Due	Total Accruing	Current	30-89 Days Past Due	90+ Days Past Due	Total Non- Accruing	Total Loans
Commercial (C&I):
General C&I	$6,701,185	$8,606	$425	$6,710,216	$19,039	$3,668	$20,042	$42,749	$6,752,965
Loans to mortgage companies	790,463	—	—	790,463	—	—	146	146	790,609
TRUPS (a)	336,043	—	—	336,043	—	—	36,864	36,864	372,907
Purchased credit-impaired loans	5,710	—	1,385	7,095	—	—	—	—	7,095
Total commercial (C&I)	7,833,401	8,606	1,810	7,843,817	19,039	3,668	57,052	79,759	7,923,576
Commercial real estate:
Income CRE	1,030,910	5,822	—	1,036,732	4,339	395	11,688	16,422	1,053,154
Residential CRE	39,295	323	—	39,618	130	—	1,549	1,679	41,297
Purchased credit-impaired loans	34,786	2,964	1,078	38,828	—	—	—	—	38,828
Total commercial real estate	1,104,991	9,109	1,078	1,115,178	4,469	395	13,237	18,101	1,133,279
Consumer real estate:
HELOC	2,688,193	25,609	14,683	2,728,485	59,385	5,261	13,460	78,106	2,806,591
R/E installment loans	2,466,647	12,951	6,801	2,486,399	29,221	3,120	7,151	39,492	2,525,891
Purchased credit-impaired loans	889	—	—	889	—	—	—	—	889
Total consumer real estate	5,155,729	38,560	21,484	5,215,773	88,606	8,381	20,611	117,598	5,333,371
Permanent mortgage	606,707	11,235	6,129	624,071	14,868	952	22,351	38,171	662,242
Credit card & other
Credit card	182,798	1,792	1,369	185,959	—	—	—	—	185,959
Other	147,846	996	394	149,236	1,397	—	—	1,397	150,633
Purchased credit-impaired loans	14	—	—	14	—	—	—	—	14
Total credit card & other	330,658	2,788	1,763	335,209	1,397	—	—	1,397	336,606
Total loans, net of unearned	$15,031,486	$70,298	$32,264	$15,134,048	$128,379	$13,396	$113,251	$255,026	$15,389,074

(a)	Total TRUPS includes LOCOM valuation allowance of $29.4 million.

Troubled Debt Restructurings

As part of FHN’s ongoing risk management practices, FHN attempts to work with borrowers when necessary to extend or modify loan terms to better align with their current ability to repay. Extensions and modifications to loans are made in accordance with internal policies and guidelines which conform to regulatory guidance. Each occurrence is unique to the borrower and is evaluated separately. FHN considers regulatory guidelines when restructuring loans to ensure that prudent lending practices are followed. As such, qualification criteria and payment terms consider the borrower’s current and prospective ability to comply with the modified terms of the loan.

A modification is classified as a TDR if the borrower is experiencing financial difficulty and it is determined that FHN has granted a concession to the borrower. FHN may determine that a borrower is experiencing financial difficulty if the borrower is currently in default on any of its debt, or if it is probable that a borrower may default in the foreseeable future. Many aspects of a borrower’s financial situation are assessed when determining whether they are experiencing financial difficulty, particularly as it relates to commercial borrowers due to the complex nature of loan structures, business/industry risk, and borrower/guarantor structures. Concessions could include extension of the maturity date, reductions of the interest rate (which may make the rate lower than current market for a new loan with similar risk), reduction or forgiveness of accrued interest, or principal forgiveness. When evaluating whether a concession has been granted, FHN also considers whether the borrower has provided additional collateral or guarantors, among other things, and whether such additions adequately compensate FHN for the restructured terms. The assessments of whether a borrower is experiencing (or is likely to experience) financial difficulty and whether a concession has been granted is subjective in nature and management’s judgment is required when determining whether a modification is classified as a TDR.

For all classes within the commercial portfolio segment, TDRs are typically modified through forbearance agreements (generally 6 to 12 months). Forbearance agreements could include reduced interest rates, reduced payments, release of guarantor, or entering into short sale agreements. FHN’s proprietary modification programs for consumer loans are generally structured using parameters of U.S. government-sponsored programs such as Home Affordable Modification Program (“HAMP”). Within the HELOC and R/E installment loans classes of the consumer portfolio segment, TDRs are typically modified by reducing the interest rate (in increments

Note 4 – Loans (Continued)

of 25 basis points to a minimum of 1 percent for up to 5 years) and a possible maturity date extension to reach an affordable housing debt ratio. Permanent mortgage TDRs are typically modified by reducing the interest rate (in increments of 25 basis points to a minimum of 2 percent for up to 5 years) and a possible maturity date extension to reach an affordable housing debt ratio. After 5 years the interest rate steps up 1 percent every year thereafter until it reaches the Federal Home Loan Mortgage Corporation Weekly Survey Rate cap. Contractual maturities may be extended to 40 years on permanent mortgages and to 30 years for consumer real estate loans. Within the credit card class of the consumer portfolio segment, TDRs are typically modified through either a short-term credit card hardship program or a longer-term credit card workout program. In the credit card hardship program, borrowers may be granted rate and payment reductions for 6 months to 1 year. In the credit card workout program, customers are granted a rate reduction to 0 percent and term extensions for up to 5 years to pay off the remaining balance.

Despite the absence of a loan modification, the discharge of personal liability through bankruptcy proceedings is considered a concession and as a result, FHN classifies all non-reaffirmed residential real estate loans after bankruptcy as nonaccruing TDRs.

On December 31, 2014 and 2013, FHN had $331.3 million and $352.3 million portfolio loans classified as TDRs, respectively. For TDRs in the loan portfolio, FHN had loan loss reserves of $59.0 million and $64.6 million, or 18 percent as of December 31, 2014, and 18 percent as of December 31, 2013. Additionally, $80.1 million and $135.6 million of loans held-for-sale as of December 31, 2014 and 2013, respectively were classified as TDRs.

The following table reflects portfolio loans that were classified as TDRs during the years ended December 31, 2014 and 2013:

	2014			2013
(Dollars in thousands)	Number	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Number	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Commercial (C&I):
General C&I	4	$1,767	$1,492	13	$17,968	$17,784
Total commercial (C&I)	4	1,767	1,492	13	17,968	17,784
Commercial real estate:
Income CRE	2	421	421	5	4,221	4,187
Residential CRE	1	976	960	—	—	—
Total commercial real estate	3	1,397	1,381	5	4,221	4,187
Consumer real estate:
HELOC	309	27,078	27,514	354	26,606	26,224
R/E installment loans	151	10,050	9,958	426	30,400	30,104
Total consumer real estate	460	37,128	37,472	780	57,006	56,328
Permanent mortgage	34	9,362	8,879	49	18,716	19,184
Credit card & other	64	327	315	50	233	221
Total troubled debt restructurings	565	$49,981	$49,539	897	$98,144	$97,704

Note 4 – Loans (Continued)

The following table presents TDRs which re-defaulted during 2014 and 2013, and as to which the modification occurred 12 months or less prior to the re-default. Financing receivables that became classified as TDRs within the previous 12 months and for which there was a payment default during the period are calculated by first identifying TDRs that defaulted during the period and then determining whether they were modified within the 12 months prior to the default. For purposes of this disclosure, FHN generally defines payment default as 30 or more plus days past due.

	2014		2013
		Recorded		Recorded
(Dollars in thousands)	Number	Investment	Number	Investment
Commercial (C&I):
General C&I	6	$869	11	$6,705
Total commercial (C&I)	6	869	11	6,705
Commercial real estate:
Income CRE	4	3,086	4	1,548
Residential CRE	—	—	1	33
Total commercial real estate	4	3,086	5	1,581
Consumer real estate:
HELOC	7	485	13	604
R/E installment loans	9	530	8	428
Total consumer real estate	16	1,015	21	1,032
Permanent mortgage	3	1,128	17	7,832
Credit card & other	2	4	17	65
Total troubled debt restructurings	31	$6,102	71	$17,215

The determination of whether a TDR is placed on nonaccrual status generally follows the same internal policies and procedures as other portfolio loans. However, FHN will typically place a consumer real estate loan on nonaccrual status if it is 30 or more days delinquent upon modification into a TDR. For commercial loans, nonaccrual TDRs that are reasonably assured of repayment according to their modified terms may be returned to accrual status by FHN upon a detailed credit evaluation of the borrower’s financial condition and prospects for repayment under the revised terms. For consumer loans, FHN’s evaluation supporting the decision to return a modified loan to accrual status includes consideration of the borrower’s sustained historical repayment performance for a reasonable period prior to the date on which the loan is returned to accrual status, which is generally a minimum of six months. FHN may also consider a borrower’s sustained historical repayment performance for a reasonable time prior to the restructuring in assessing whether the borrower can meet the restructured terms, as it may indicate that the borrower is capable of servicing the level of debt under the modified terms. Otherwise, FHN will continue to classify restructured loans as nonaccrual. Consistent with regulatory guidance, upon sustained performance and classification as a TDR over FHN’s year-end, the loan will be removed from TDR status as long as the modified terms were market-based at the time of modification.

Note 5 - Allowance for Loan Losses

The ALLL includes the following components: reserves for commercial loans evaluated based on pools of credit graded loans and reserves for pools of smaller-balance homogeneous retail loans, both determined in accordance with ASC 450-20-50. The reserve factors applied to these pools are an estimate of probable incurred losses based on management’s evaluation of historical net losses from loans with similar characteristics and are subject to qualitative adjustments by management to reflect current events, trends, and conditions (including economic considerations and trends). The pace of the economic recovery, performance of the housing market, unemployment levels, labor participation rate, the regulatory environment, regulatory guidance, and both positive and negative portfolio segment-specific trends, are examples of additional factors considered by management in determining the ALLL. Additionally, management considers the inherent uncertainty of quantitative models that are driven by historical loss data. Management evaluates the periods of historical losses that are the basis for the loss rates used in the quantitative models and selects historical loss periods that are believed to be the most reflective of losses inherent in the loan portfolio as of the balance sheet date. Management also periodically reviews analysis of the loss emergence period which is the amount of time it takes for a loss to be confirmed (initial charge-off) after a loss event has occurred. FHN performs extensive studies as it relates to the historical loss periods used in the model and the loss emergence period and model assumptions are adjusted accordingly.

The ALLL also includes reserves determined in accordance with ASC 310-10-35 for loans determined by management to be individually impaired and an allowance associated with PCI loans.

Commercial

For commercial loans, reserves are established using historical net loss factors by grade level, loan product, and business segment. An assessment of the quality of individual commercial loans is made utilizing credit grades assigned internally based on a dual grading system which estimates both the PD and loss severity in the event of default. PD grades range from 1-16 while estimated loss severities, or LGD grades, range from 1-12. This credit grading system is intended to identify and measure the credit quality of the loan portfolio by analyzing the migration of loans between grading categories. It is also integral to the estimation methodology utilized in determining the allowance for loan losses since an allowance is established for pools of commercial loans based on the credit grade assigned. The appropriate relationship team performs the process of categorizing commercial loans into the appropriate credit grades, initially as a component of the approval of the loan, and subsequently throughout the life of the loan as part of the servicing regimen. The proper loan grade for larger exposures is confirmed by a senior credit officer in the approval process. To determine the most appropriate credit grade for each loan, the credit risk grading system employs scorecards for particular categories of loans that consist of a number of objective and subjective measures that are weighted in a manner that produces a rank ordering of risk within pass-graded credits. Loan grading discipline is regularly reviewed by Credit Risk Assurance to determine if the process continues to result in accurate loan grading across the portfolio. FHN may utilize availability of guarantors/sponsors to support lending decisions during the credit underwriting process and when determining the assignment of internal loan grades.

Retail

The ALLL for smaller-balance homogenous retail loans is determined based on pools of similar loan types that have similar credit risk characteristics. FHN manages retail loan credit risk on a class basis. Reserves by portfolio are determined using segmented roll-rate models that incorporate various factors including historical delinquency trends, experienced loss frequencies, and experienced loss severities. Generally, reserves for retail loans reflect inherent losses in the portfolio that are expected to be recognized over the following twelve months.

Individually Impaired

Generally, classified nonaccrual commercial loans over $1 million and all commercial and consumer loans classified as TDRs are deemed to be impaired and are individually assessed for impairment measurement in accordance with ASC 310-10-35. For all commercial portfolio segments, TDRs and other individually impaired commercial loans are measured based on the present value of expected future payments discounted at the loan’s effective interest rate (the “DCF method”), observable market prices, or for loans that are solely dependent on the collateral for repayment, the net realizable value. For loans measured using the DCF method or by observable market prices, if the recorded investment in the impaired loan exceeds this amount, a specific allowance is established as a component of the ALLL until such time as a loss is expected and recognized; for impaired collateral-dependent loans, FHN will charge off the full difference between the book value and the best estimate of net realizable value.

Generally, the allowance for TDRs in all consumer portfolio segments is determined by estimating the expected future cash flows using the modified interest rate (if an interest rate concession), incorporating payoff and net charge-off rates specific to the TDRs within the portfolio segment being assessed, and discounted using the pre-modification interest rate. The discount rates of variable rate TDRs are adjusted to reflect changes in the interest rate index to which the rates are tied. The discounted cash flows are then compared to the outstanding principal balance in order to determine required reserves. Residential real estate loans discharged through bankruptcy are collateral-dependent and are charged down to net realizable value.

Note 5 - Allowance for Loan Losses (Continued)

The following table provides a rollforward of the allowance for loan losses by portfolio segment for December 31, 2014, 2013, and 2012:

		Commercial	Consumer	Permanent	Credit Card
(Dollars in thousands)	C&I	Real Estate	Real Estate	Mortgage	and Other	Total
Balance as of January 1, 2012	$130,413	$55,586	$165,077	$26,194	$7,081	$384,351
Charge-offs (a)	(30,887)	(19,977)	(147,918)	(13,604)	(12,624)	(225,010)
Recoveries	11,151	4,475	17,770	3,024	3,202	39,622
Provision(b)	(14,486)	(20,087)	94,020	9,314	9,239	78,000
Balance as of December 31, 2012	96,191	19,997	128,949	24,928	6,898	276,963
Allowance - individually evaluated for impairment	17,799	156	35,289	21,713	203	75,160
Allowance - collectively evaluated for impairment	78,392	19,841	93,660	3,215	6,695	201,803
Loans, net of unearned as of December 31, 2012:
Individually evaluated for impairment	123,636	49,517	160,000	120,924	818	454,895
Collectively evaluated for impairment	8,673,320	1,118,718	5,528,703	644,659	288,287	16,253,687
Total loans, net of unearned	$8,796,956	$1,168,235	$5,688,703	$765,583	$289,105	$16,708,582
Balance as of January 1, 2013	$96,191	$19,997	$128,949	$24,928	$6,898	$276,963
Charge-offs	(22,936)	(3,502)	(73,642)	(9,934)	(11,404)	(121,418)
Recoveries	12,487	4,275	21,360	2,473	2,669	43,264
Provision	704	(10,167)	50,118	5,024	9,321	55,000
Balance as of December 31, 2013	86,446	10,603	126,785	22,491	7,484	253,809
Allowance - individually evaluated for impairment	14,295	1,600	44,173	17,042	224	77,334
Allowance - collectively evaluated for impairment	72,132	8,218	82,601	5,449	7,258	175,658
Allowance - purchase credit impaired loans	19	785	11	—	2	817
Loans, net of unearned as of December 31, 2013:
Individually evaluated for impairment	80,231	27,812	170,422	121,458	545	400,468
Collectively evaluated for impairment	7,836,250	1,066,639	5,162,060	540,784	336,047	14,941,780
Purchased credit-impaired loans	7,095	38,828	889	—	14	46,826
Total loans, net of unearned	$7,923,576	$1,133,279	$5,333,371	$662,242	$336,606	$15,389,074
Balance as of January 1, 2014	$86,446	$10,603	$126,785	$22,491	$7,484	$253,809
Charge-offs	(20,492)	(3,741)	(45,391)	(5,891)	(14,931)	(90,446)
Recoveries	9,666	4,150	22,824	2,314	3,131	42,085
Provision	(8,609)	7,562	8,793	208	19,046	27,000
Balance as of December 31, 2014	67,011	18,574	113,011	19,122	14,730	232,448
Allowance - individually evaluated for impairment	5,173	796	40,778	16,627	254	63,628
Allowance - collectively evaluated for impairment	61,806	14,702	72,156	2,495	14,476	165,635
Allowance - purchased credit-impaired loans	32	3,076	77	—	—	3,185
Loans, net of unearned as of December 31, 2014:
Individually evaluated for impairment	35,698	19,430	173,225	113,459	533	342,345
Collectively evaluated for impairment	8,966,512	1,222,658	4,874,171	425,502	357,588	15,846,431
Purchased credit-impaired loans	5,076	35,629	675	—	10	41,390
Total loans, net of unearned	$9,007,286	$1,277,717	$5,048,071	$538,961	$358,131	$16,230,166

(a)	2012 includes approximately $33 million of charge-offs associated with discharged bankruptcies, largely included in the consumer real estate portfolio segment.
(b)	2012 includes approximately $23 million of loan loss provision related to discharged bankruptcies.

Note 6 – Premises, Equipment and Leases

Premises and equipment on December 31 are summarized below:

(Dollars in thousands)	2014	2013
Land	$76,667	$75,593
Buildings	360,133	354,070
Leasehold improvements	32,404	38,303
Furniture, fixtures, and equipment	201,443	202,102
Premises and equipment, at cost	670,647	670,068
Less accumulated depreciation and amortization	367,651	364,824
Premises and equipment, net	$302,996	$305,244

FHN is obligated under a number of noncancelable operating leases for premises with terms up to 30 years, which may include the payment of taxes, insurance and maintenance costs. Operating leases for equipment are not material.

Minimum future lease payments for noncancelable operating leases, primarily on premises, on December 31, 2014 are shown below:

(Dollars in thousands)
2015	$15,585
2016	13,835
2017	12,629
2018	10,917
2019	8,790
2020 and after	27,112
Total minimum lease payments	$88,868

Payments required under capital leases are not material.

Aggregate minimum income under sublease agreements for these periods is not material.

Rent expense incurred under all operating lease obligations for the years ended December 31 is as follows:

(Dollars in thousands)	2014	2013	2012
Rent expense, gross	$20,123	$19,445	$23,109
Sublease income	(213)	(1,974)	(3,365)
Rent expense, net	$19,910	$17,471	$19,744

Note 7 – Mortgage Servicing Rights

FHN recognizes all classes of mortgage servicing rights (“MSR”) at fair value. Classes of MSR are established based on market inputs used to determine the fair value of the servicing asset and FHN’s risk management practices. See Note 25 – Fair Value of Assets & Liabilities, the “Determination of Fair Value” section for a discussion of FHN’s MSR valuation methodology. In third quarter 2013, FHN agreed to sell substantially all remaining legacy mortgage servicing which resulted in de-recognition of substantially all first lien MSR by the end of first quarter 2014. Accordingly the rollforward of MSR is presented for 2013 only. See Note 23 – Derivatives for a discussion of how FHN hedged the fair value of MSR prior to signing the definitive sales agreement. The balance of MSR included on the Consolidated Statements of Condition represented the rights to service approximately $10 billion of mortgage loans on December 31, 2013.

Following is a summary of changes in capitalized MSR as of December 31, 2013:

(Dollars in thousands)	First Liens	Second Liens	HELOC	Total
Fair value on January 1, 2013	$111,314	$196	$2,801	$114,311
Reductions due to sales of MSRs	(39,633)	—	—	(39,633)
Reductions due to loan payments	(20,938)	(80)	(554)	(21,572)
Reductions due to exercise of cleanup calls	(495)	—	—	(495)
Changes in fair value due to:
Changes in valuation model inputs or assumptions	20,184	—	—	20,184
Other changes in fair value	(91)	45	44	(2)
Fair value on December 31, 2013	$70,341	$161	$2,291	$72,793

The ending balance of MSR as of December 31, 2014 was $2.5 million. During 2014, FHN sold $70.2 million of first lien MSR. In 2013, MSR declined $41.5 million, primarily due to the transfer of servicing associated with the MSR sales, which more than offset a $20.1 million increase in value reflecting higher interest rates and the terms of the servicing sale agreement. The remaining decline in MSR was attributable to natural run-off. For the year ended December 31, 2014, servicing, late, and other ancillary fees recognized within mortgage banking income were $21.1 million and primarily represent previously unrecognized servicing fees in conjunction with servicing sales. Servicing, late, and other ancillary fees recognized within mortgage banking income were $41.9 million and $58.9 million for the years ended December 31, 2013 and 2012, respectively. Servicing, late, and other ancillary fees recognized within other income and commissions were $1.7 million and $2.0 million for the years ended December 31, 2013 and 2012, respectively. During 2013, FHN received annual servicing fees approximating .31 percent of the outstanding balance of underlying single-family residential mortgage loans and .34 percent inclusive of income related to excess interest.

Note 8 – Intangible Assets

The following is a summary of intangible assets, net of accumulated amortization, included in the Consolidated Statements of Condition:

(Dollars in thousands)	Goodwill	Other Intangible Assets (a)
December 31, 2011	$133,659	$26,243
Amortization expense	—	(3,910)
Additions	583	367
December 31, 2012	$134,242	$22,700
Amortization expense	—	(3,912)
Additions (b)	7,701	3,200
December 31, 2013	$141,943	$21,988
Amortization expense	—	(4,170)
Additions (b)	3,989	11,700
December 31, 2014	$145,932	$29,518

(a)	Represents customer lists, acquired contracts, core deposit intangibles, and covenants not to compete.
(b)	See Note 2 - Acquisitions & Divestures for further details regarding goodwill related to acquisitions.

The gross carrying amount of other intangible assets subject to amortization is $70.3 million on December 31, 2014, net of $40.8 million of accumulated amortization. Estimated aggregate amortization expense is expected to be $5.2 million, $5.0 million, $4.7 million, $4.5 million, and $4.2 million for the twelve-month periods of 2015, 2016, 2017, 2018, and 2019, respectively.

Note 8 – Intangible Assets (Continued)

The following is a summary of gross goodwill and accumulated impairment losses and write-offs detailed by reportable segments included in the Consolidated Statements of Condition through December 31, 2014. Gross goodwill, accumulated impairments, and accumulated divestiture related write-offs were determined beginning on January 1, 2002, when a change in accounting requirements resulted in goodwill being assessed for impairment rather than being amortized.

(Dollars in thousands)	Non-Strategic	Regional Banking	Capital Markets	Total
Gross goodwill	$199,995	$36,238	$97,421	$333,654
Accumulated impairments	(114,123)	—	—	(114,123)
Accumulated divestiture related write-offs	(85,872)	—	—	(85,872)
December 31, 2011	$—	$36,238	$97,421	$133,659
Additions	—	—	583	583
Impairments	—	—	—	—
Divestitures	—	—	—	—
Net change in goodwill during 2012	—	—	583	583
Gross goodwill	$199,995	$36,238	$98,004	$334,237
Accumulated impairments	(114,123)	—	—	(114,123)
Accumulated divestiture related write-offs	(85,872)	—	—	(85,872)
December 31, 2012	$—	$36,238	$98,004	$134,242
Additions	—	7,701	—	7,701
Impairments	—	—	—	—
Divestitures	—	—	—	—
Net change in goodwill during 2013	—	7,701	—	7,701
Gross goodwill	$199,995	$43,939	$98,004	$341,938
Accumulated impairments	(114,123)	—	—	(114,123)
Accumulated divestiture related write-offs	(85,872)	—	—	(85,872)
December 31, 2013	$—	$43,939	$98,004	$141,943
Additions	—	3,989	—	3,989
Impairments	—	—	—	—
Divestitures	—	—	—	—
Net change in goodwill during 2014	—	3,989	—	3,989
Gross goodwill	$199,995	$47,928	$98,004	$345,927
Accumulated impairments	(114,123)	—	—	(114,123)
Accumulated divestiture related write-offs	(85,872)	—	—	(85,872)
December 31, 2014	$—	$47,928	$98,004	$145,932

Note 9 – Time Deposit Maturities

Following is a table of maturities for time deposits outstanding on December 31, 2014, which include Certificates of deposit under $100,000, Other time, and Certificates of deposit $100,000 and more. Certificates of deposit $100,000 and more totaled $.4 billion on December 31, 2014. Time deposits are included in Interest-bearing deposits on the Consolidated Statements of Condition.

(Dollars in thousands)
2015	$860,822
2016	137,356
2017	98,508
2018	82,457
2019	52,733
2020 and after	45,062
Total	$1,276,938

Note 10 – Short-term Borrowings

Short-term borrowings include federal funds purchased and securities sold under agreements to repurchase, trading liabilities, and other borrowed funds.

Federal funds purchased and securities sold under agreements to repurchase generally have maturities of less than 90 days. Trading liabilities, which represent short positions in securities, are generally held for less than 90 days. Other short-term borrowings have original maturities of one year or less. On December 31, 2014, capital markets trading securities with a fair value of $172.9 million were pledged to secure other short-term borrowings.

The detail of these borrowings for the years 2014, 2013 and 2012 is presented in the following table:

(Dollars in thousands)	Federal Funds Purchased	Securities Sold Under Agreements to Repurchase	Trading Liabilities	Other Short-term Borrowings
2014
Average balance	$1,101,910	$447,801	$633,867	$531,984
Year-end balance	1,037,052	562,214	594,314	157,218
Maximum month-end outstanding	1,247,295	562,214	718,767	1,829,141
Average rate for the year	0.25%	0.08%	2.43%	0.30%
Average rate at year-end	0.25	0.06	2.60	0.56
2013
Average balance	$1,263,792	$487,923	$665,095	$299,288
Year-end balance	1,042,633	442,789	368,348	181,146
Maximum month-end outstanding	1,429,319	618,643	895,844	1,057,412
Average rate for the year	0.25%	0.14%	2.05%	0.27%
Average rate at year-end	0.25	0.10	2.46	0.43
2012
Average balance	$1,548,020	$380,871	$589,461	$450,690
Year-end balance	1,351,023	555,438	564,429	441,201
Maximum month-end outstanding	1,700,172	555,438	808,139	1,270,180
Average rate for the year	0.25%	0.18%	1.77%	0.15%
Average rate at year-end	0.25	0.15	1.88	0.25

Note 11 – Term Borrowings

The following table presents information pertaining to Term Borrowings reported on FHN’s Consolidated Statements of Condition on December 31:

(Dollars in thousands)	2014	2013
First Tennessee Bank National Association:
Subordinated notes (a) (b)
Maturity date - January 15, 2015 -- 5.05%	$304,525	$317,714
Maturity date - April 1, 2016 -- 5.65%	264,667	276,273
Senior capital notes (b)
Maturity date - December 1, 2019 -- 2.95%	398,011	—
Other collateralized borrowings -- Maturity date - December 22, 2037
0.54% on December 31, 2014 and 2013 (c)	62,562	60,223
Federal Home Loan Bank borrowings (d)	—	2,390
First Horizon National Corporation:
Senior capital notes (b)
Maturity date - December 15, 2015 -- 5.375%	508,358	516,584
Subordinated notes (b)
Maturity date - April 15, 2034 -- 6.30%	212,474	192,014
FT Real Estate Securities Company, Inc.:
Cumulative preferred stock (a)
Maturity date - March 31, 2031 -- 9.50%	45,896	45,828
First Horizon ABS Trusts:
Other collateralized borrowings (e)
Maturity date - October 26, 2026
0.30% on December 31, 2013 (f)	—	98,631
Maturity date - September 25, 2029
0.30% on December 31, 2013 (f)	—	122,562
Maturity date - September 1, 2032
6.45% on December 31, 2013 (f)	—	8,783
Maturity date - October 25, 2034
0.33% on December 31, 2014 and 2013	65,612	80,857
First Tennessee New Markets Corporation Investments:
Maturity date - October 25, 2018 -- 4.97%	7,301	7,301
Maturity date - February 1, 2033 -- 4.97%	8,000	8,000
Maturity date - August 08, 2036 -- 2.38%	2,699	2,699
Total	$1,880,105	$1,739,859

(a)	A portion qualifies for total capital under the risk-based capital guidelines.
(b)	Changes in the fair value of debt attributable to interest rate risk is hedged. Refer to Note 23 – Derivatives.
(c)	Secured by trust preferred loans.
(d)	The Federal Home Loan Bank borrowings were issued with fixed interest rates and had remaining terms of 1 to 16 years at December, 31 2013. These borrowings had weighted average interest rate of 2.41 percent on December 31, 2013.
(e)	On December 31, 2014 and 2013, borrowings secured by $76.8 million and $344.9 million, respectively, of residential real estate loans.
(f)	In 2014, FHN resolved three previously consolidated on-balance sheet consumer loan securitizations and the collateralized borrowings were extinguished.

Note 11 – Term Borrowings (continued)

Annual principal repayment requirements as of December 31, 2014 are as follows:

(Dollars in thousands)
2015	$804,000
2016	250,000
2017	—
2018	7,301
2019	400,000
2020 and after	392,058

All subordinated notes are unsecured and are subordinate to other present and future senior indebtedness. A portion of FTBNA’s subordinated notes and FHN’s subordinated capital notes qualify as Tier 2 capital under the risk-based capital guidelines.

In 2004 First Tennessee Capital II (“Capital II”), a Delaware business trust wholly owned by FHN, issued $200 million of Capital Securities, Series B at 6.30 percent per annum. The proceeds were loaned to FHN as junior subordinated debt. FHN has, through various contractual arrangements, fully and unconditionally guaranteed all of Capital II’s obligations with respect to the capital securities. The sole asset of Capital II is $206 million of junior subordinated debentures issued by FHN. These junior subordinated debentures also carry an interest rate of 6.30 percent. Both the capital securities of Capital II and the junior subordinated debentures of FHN will mature on April 15, 2034; however, FHN has the option to redeem both prior to maturity. The junior subordinated debentures are included in the Consolidated Statements of Condition in Term borrowings. At year end, the capital securities fully qualified as Tier 1 capital. Tier 1 capital treatment for these securities will begin phasing out in 2015 and will be entirely phased out in 2016.

Note 12 –Preferred Stock

FHN Preferred Stock

On January 31, 2013, FHN issued 1,000 shares having an aggregate liquidation preference of $100 million of Non-Cumulative Perpetual Preferred Stock, Series A for net proceeds of approximately $96 million. Dividends on the Series A Preferred Stock, if declared, accrue and are payable quarterly, in arrears, at a rate of 6.20 percent per annum. For the issuance, FHN issued depositary shares, each of which represents a 1/4000th fractional ownership interest in a share of FHN’s preferred stock. These securities qualify as Tier 1 capital.

Subsidiary Preferred Stock

In 2000 FT Real Estate Securities Company, Inc. (“FTRESC”), an indirect subsidiary of FHN, issued 50 shares of 9.50 percent Cumulative Preferred Stock, Class B (“Class B Preferred Shares”), with a liquidation preference of $1.0 million per share; of those, 47 shares were issued to nonaffiliates. These securities qualify as Tier 2 capital and are presented in the Consolidated Statements of Condition as Term borrowings. FTRESC is a real estate investment trust (“REIT”) established for the purpose of acquiring, holding, and managing real estate mortgage assets. Dividends on the Class B Preferred Shares are cumulative and are payable semi-annually.

The Class B Preferred Shares are mandatorily redeemable on March 31, 2031, and redeemable at the discretion of FTRESC in the event that the Class B Preferred Shares cannot be accounted for as Tier 2 regulatory capital or there is more than an insubstantial risk that dividends paid with respect to the Class B Preferred Shares will not be fully deductible for tax purposes. They are not subject to any sinking fund and are not convertible into any other securities of FTRESC, FHN, or any of its subsidiaries. The shares are, however, automatically exchanged at the direction of the Office of the Comptroller of the Currency for preferred stock of FTBNA, having substantially the same terms as the Class B Preferred Shares in the event FTBNA becomes undercapitalized, insolvent, or in danger of becoming undercapitalized.

FTRESC also has outstanding Cumulative Perpetual Preferred Stock, Class A, which has been recognized as Noncontrolling interest on the Consolidated Statements of Condition, along with Class B Cumulative Perpetual Preferred Stock issued by First Horizon Preferred Funding, Inc. and First Horizon Preferred Funding II, Inc. Other preferred shares are outstanding but are owned by FHN subsidiaries and are eliminated in consolidation. For all periods presented, the aggregate amount included within Noncontrolling interest related to preferred shares issued from these subsidiaries was $.3 million. On January 1, 2013, First Horizon Preferred Funding III, Inc. issued $.1 million of Cumulative Perpetual Preferred Stock, Class A, which is attributable to the noncontrolling interest-holders. During 2013, in connection with the acquisition of MNB, FHN obtained a controlling interest in a subsidiary of MNB which had issued Cumulative Perpetual Preferred Stock, Class A. This $.2 million non-controlling interest is now considered to be issued by First Horizon Preferred Lending IV, Inc.

In 2005 FTBNA issued 300,000 shares of Class A Non-Cumulative Perpetual Preferred Stock (“Class A Preferred Stock”) with a liquidation preference of $1,000 per share. Dividends on the Class A Preferred Stock, if declared, accrue and are payable each quarter, in arrears, at a floating rate equal to the greater of the three month LIBOR rate plus .85 percent or 3.75 percent per annum. These securities qualify as Tier 1 capital. On December 31, 2014 and 2013, $294.8 million of Class A Preferred Stock was recognized as Noncontrolling interest on the Consolidated Statements of Condition.

Note 13 – Regulatory Capital and Restrictions

Regulatory Capital. FHN is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on FHN’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines that involve quantitative measures of assets, liabilities, and certain derivatives as calculated under regulatory accounting practices must be met. Capital amounts and classification are also subject to qualitative judgment by the regulators about capital components, asset risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require FHN to maintain minimum amounts and ratios of Total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets (“Leverage”). Management believes that, as of December 31, 2014, FHN met all capital adequacy requirements to which it was subject.

The actual capital amounts and ratios of FHN and FTBNA are presented in the table below. In addition, FTBNA must also calculate its capital ratios after excluding financial subsidiaries as defined by the Gramm-Leach-Bliley Act of 1999. Based on this calculation, FTBNA’s Total Capital, Tier 1 Capital, and Leverage ratios were 16.59 percent, 15.77 percent, and 12.41 percent, respectively, on December 31, 2014, and were 16.84 percent, 15.43 percent, and 12.33 percent, respectively, on December 31, 2013.

	First Horizon National		First Tennessee Bank
	Corporation		National Association
(Dollars in thousands)	Amount	Ratio	Amount	Ratio
On December 31, 2014
Actual:
Total Capital	$3,148,336	16.18%	$3,441,315	17.86%
Tier 1 Capital	2,813,503	14.46	3,107,407	16.12
Leverage	2,813,503	11.43	3,107,407	12.72
Minimum Requirement for Capital Adequacy Purposes:
Total Capital	1,556,213	8.00	1,541,837	8.00
Tier 1 Capital	778,106	4.00	770,918	4.00
Leverage	985,033	4.00	977,374	4.00
Minimum Requirement to be Well Capitalized Under Prompt Corrective Action Provisions:
Total Capital			1,927,296	10.00
Tier 1 Capital			1,156,378	6.00
Leverage			1,221,717	5.00
On December 31, 2013
Actual:
Total Capital	$3,063,631	16.23%	$3,434,410	18.36%
Tier 1 Capital	2,618,976	13.87	2,991,866	15.99
Leverage	2,618,976	11.04	2,991,866	12.71
Minimum Requirement for Capital Adequacy Purposes:
Total Capital	1,510,288	8.00	1,496,685	8.00
Tier 1 Capital	755,144	4.00	748,342	4.00
Leverage	949,181	4.00	941,641	4.00
Minimum Requirement to be Well Capitalized Under Prompt Corrective Action Provisions:
Total Capital			1,870,856	10.00
Tier 1 Capital			1,122,514	6.00
Leverage			1,177,051	5.00

Regulatory capital balances are presented as originally reported. For regulatory purposes, each Report of Condition and Income covers a single discrete period and retroactive restatement of prior years’ Reports of Condition and Income is not permitted due to the adoption of a new accounting standard.

Restrictions on cash and due from banks. Under the Federal Reserve Act and Regulation D, FTBNA is required to maintain a certain amount of cash reserves. On December 31, 2014 and 2013, FTBNA’s required reserves were $125.9 million and $115.2 million, respectively. At the end of 2014 and 2013, this requirement was met with $150.8 million and $137.8 million in vault cash, respectively, in addition to Federal Reserve Bank deposits. Vault cash is reflected in Cash and due from banks on the Consolidated Statements of Condition and Federal Reserve Bank deposits are reflected as Interest-bearing cash.

Restrictions on dividends. Cash dividends are paid by FHN from its assets, which are mainly provided by dividends from its subsidiaries. Certain regulatory restrictions exist regarding the ability of FTBNA to transfer funds to FHN in the form of cash, dividends, loans, or advances. As of December 31, 2014, FTBNA had undivided profits of $1.0 billion, of which none was available

Note 13 – Regulatory Capital and Restrictions (continued)

for distribution to FHN as dividends without prior regulatory approval. At any given time, the pertinent portions of those regulatory restrictions allow FTBNA to declare preferred or common dividends without prior regulatory approval in an amount equal to FTBNA’s retained net income for the two most recent completed years plus the current year to date. For any period, FTBNA’s ‘retained net income’ generally is equal to FTBNA’s regulatory net income reduced by the preferred and common dividends declared by FTBNA. Excess dividends in either of the two most recent completed years may be offset with available retained net income in the two years immediately preceding it. Applying the applicable rules, FTBNA’s total amount available for dividends was negative $75.7 million at December 31, 2014 and positive $15.1 million on January 1, 2015. FTBNA applied for and received approval from the OCC to declare and pay common dividends to the parent company in the amount of $180.0 million in 2013 and 2014. During 2013 and 2014, FTBNA applied for and received approval from the OCC to declare and pay dividends on its preferred stock quarterly. Additionally, FTBNA’s Board has declared the dividends on its preferred stock outstanding payable in April 2015.

The payment of cash dividends by FHN and FTBNA may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines and debt covenants. Furthermore, the Federal Reserve and the OCC have issued policy statements generally requiring insured banks and bank holding companies only to pay dividends out of current operating earnings. Consequently, the decision of whether FHN will pay future dividends and the amount of dividends will be affected by current operating results.

Restrictions on intercompany transactions. Under current Federal banking law, banking subsidiaries may not extend credit to any affiliate including the parent company and certain financial subsidiaries in excess of 10 percent of the bank’s capital stock and surplus, as defined, or $344.0 million, on December 31, 2014. The equity investment, including retained earnings, in certain of a bank’s financial subsidiaries is also treated as a covered transaction. The parent company had covered transactions of $.9 million from FTBNA and the bank’s financial subsidiary, FTN Financial Securities Corp., had a total equity investment from FTBNA of $365.8 million on December 31, 2014. Since the equity investment FTBNA has in FTN Financial Securities Corp. exceeds the 10 percent per affiliate limit, FTBNA cannot engage in any additional covered transactions with this affiliate and the banking regulators could require FTBNA to reduce its equity investment so that it is within the limit. In addition, the aggregate amount of covered transactions with all affiliates, as defined, is limited to 20 percent of the bank’s capital stock and surplus, as defined, or $688.0 million, on December 31, 2014. FTBNA’s total covered transactions with all affiliates including the parent company on December 31, 2014 were $366.7 million.

Note 14 – Other Income and Other Expense

Following is detail of All other income and commissions and All other expense as presented in the Consolidated Statements of Income:

(Dollars in thousands)	2014	2013	2012
All other income and commissions:
ATM interchange fees	$10,943	$10,412	$10,528
Electronic banking fees	6,190	6,289	6,537
Letter of credit fees	4,864	5,081	5,158
Deferred compensation	2,042	4,685	4,461
Gain/(loss) on extinguishment of debt	(4,166)	—	—
Other	12,390	13,874	20,257
Total	$32,263	$40,341	$46,941
All other expense:
Other insurance and taxes	$12,900	$12,598	$10,734
Travel and entertainment	9,095	8,959	8,366
Customer relations	5,726	4,916	4,578
Employee training and dues	4,518	5,054	4,525
Supplies	3,745	3,800	3,752
Miscellaneous loan costs	2,690	4,209	4,126
Tax credit investments	2,087	2,021	4,478
Litigation and regulatory matters	(2,720)	63,654	33,313
Other	41,952	32,579	41,195
Total	$79,993	$137,790	$115,067

Certain previously reported amounts have been revised to reflect the retroactive effect of the adoption of ASU 2014-01, “Equity Method and Joint Venture: Accounting for Investments in Qualified Affordable Housing Projects.” See Note 1 – Summary of Significant Accounting Policies for additional information.

Note 15 – Components of Other Comprehensive Income/(loss)

Following is detail of “Accumulated other comprehensive income/(loss)” as presented in the Consolidated Statements of Condition:

(Dollars in thousands)	Before-Tax Amount	Tax Benefit/ (Expense)	Accumulated Other Comprehensive Income/(Loss)
December 31, 2011			$(130,156)
Other comprehensive income:
Fair value adjustments on securities available-for-sale	$(19,016)	$7,397	(11,619)
Adjustment for net (gain)/loss on securities available-for-sale included in Net income/(loss)	(328)	128	(200)
Pension and postretirement plans:
Net actuarial gain/(loss) arising during the period	(45,110)	17,906	(27,204)
Amortization of prior service cost, transition asset/obligation, and net actuarial gain/(loss) included in net periodic benefit cost	37,867	(15,031)	22,836
December 31, 2012	(26,587)	10,400	(146,343)
Other comprehensive income:
Fair value adjustments on securities available-for-sale	(108,703)	41,935	(66,768)
Adjustment for net (gain)/loss on securities available-for-sale included in Net income/(loss)	451	(174)	277
Pension and postretirement plans:
Net actuarial gain/(loss) arising during the period	81,456	(31,392)	50,064
Prior service credit/(cost) arising during the period	10,678	(4,115)	6,563
Amortization of prior service cost, transition asset/obligation, and net actuarial gain/(loss) included in net periodic benefit cost	10,085	(3,887)	6,198
December 31, 2013	(6,033)	2,367	(150,009)
Other comprehensive income:
Fair value adjustments on securities available-for-sale	47,957	(18,135)	29,822
Pension and postretirement plans:
Net actuarial gain/(loss) arising during the period	(115,976)	44,803	(71,173)
Amortization of prior service cost, transition asset/obligation, and net actuarial gain/(loss) included in net periodic benefit cost	5,075	(1,961)	3,114
December 31, 2014	$(62,944)	$24,707	$(188,246)

Note 16 – Income Taxes

The aggregate amount of income taxes included in the Consolidated Statements of Income and the Consolidated Statements of Equity for the years ended December 31, were as follows:

(Dollars in thousands)	2014	2013	2012
Consolidated Statements of Income:
Income tax expense/(benefit) related to continuing operations	$84,185	$(19,389)	$(72,028)
Income tax expense/(benefit) related to discontinued operations	—	343	93
Consolidated Statements of Equity:
Income tax expense/(benefit) related to:
Pension and postretirement plans	(42,842)	39,394	(2,875)
Unrealized gains/(losses) on investment securities available-for-sale	18,135	(41,761)	(7,525)
Share-based compensation	7,220	1,569	4,140
Total	$66,698	$(19,844)	$(78,195)

Certain previously reported amounts have been revised to reflect the retroactive effect of the adoption of ASU 2014-01, “Equity Method and Joint Venture: Accounting for Investments in Qualified Affordable Housing Projects.” See Note 1 – Summary of Significant Accounting Policies for additional information.

The components of income tax expense/(benefit) related to continuing operations for the years ended December 31, were as follows:

(Dollars in thousands)	2014	2013	2012
Current:
Federal	$83,916	$2,971	$6,895
State	(3,461)	(13,792)	(9,725)
Foreign	1	10	33
Deferred:
Federal	(157)	4,771	(58,742)
State	3,872	(13,312)	(10,488)
Foreign	14	(37)	(1)
Total	$84,185	$(19,389)	$(72,028)

Certain previously reported amounts have been revised to reflect the retroactive effect of the adoption of ASU 2014-01, “Equity Method and Joint Venture: Accounting for Investments in Qualified Affordable Housing Projects.” See Note 1 – Summary of Significant Accounting Policies for additional information.

A reconciliation of expected income tax expense/(benefit) at the federal statutory rate of 35 percent to the total income tax expense from continuing operations follows:

(Dollars in thousands)	2014	2013	2012
Federal income tax rate	35%	35%	35%
Tax computed at statutory rate	$111,381	$6,451	$(30,635)
Increase/(decrease) resulting from:
State income taxes	8,786	(2,138)	(3,587)
Bank owned life insurance (“BOLI”)	(6,671)	(6,646)	(7,428)
401(k) - employee stock ownership plan (“ESOP”)	(659)	(568)	(155)
Tax-exempt interest	(5,798)	(5,094)	(4,469)
Non-deductible expenses	829	963	1,175
LIHTC qualifying investments	2,284	8,834	7,625
Tax credits	(11,392)	(13,340)	(18,125)
Subsidiary liquidation	—	—	(6,733)
Change in valuation allowance - DTA	(13,168)	(4,427)	—
Other changes in unrecognized tax benefits	(1,570)	(5,106)	(8,981)
Other	163	1,682	(715)
Total	$84,185	$(19,389)	$(72,028)

Certain previously reported amounts have been revised to reflect the retroactive effect of the adoption of ASU 2014-01, “Equity Method and Joint Venture: Accounting for Investments in Qualified Affordable Housing Projects.” See Note 1 – Summary of Significant Accounting Policies for additional information.

Note 16 – Income Taxes (continued)

A deferred tax asset (“DTA”) or deferred tax liability (“DTL”) is recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The tax consequence is calculated by applying enacted statutory tax rates, applicable to future years, to these temporary differences. In order to support the recognition of the DTA, FHN’s management must believe that the realization of the DTA is more likely than not. FHN evaluates the likelihood of realization of the DTA based on both positive and negative evidence available at the time, including (as appropriate) scheduled reversals of DTLs, projected future taxable income, tax planning strategies, and recent financial performance. Realization is dependent on generating sufficient taxable income prior to the expiration of the carryforwards attributable to the DTA. In projecting future taxable income, FHN incorporates assumptions including the estimated amount of future state and federal pretax operating income, the reversal of temporary differences, and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates used to manage the underlying business.

As of December 31, 2014, the gross DTA is $391.2 million. The gross DTL is $86.0 million as of December 31, 2014. Management has assessed the ability to realize the gross DTA based on positive and negative evidence and on the basis of this evaluation, a valuation allowance of $44.6 million was recorded as of December 31, 2014. The valuation allowance is primarily attributable to capital loss carryforwards of $44.4 million. Management believes it is more likely than not that the benefit of the capital loss carryover to 2015 will not be realized because there is uncertainty as to whether FHN will generate capital gains over the five year carryforward period. The DTA after the valuation allowance is $346.6 million as of December 31, 2014. Although realization is not assured, FHN believes that its ability to realize the net DTA is more likely than not.

Temporary differences which gave rise to deferred tax assets and deferred tax liabilities on December 31, 2014 and 2013 were as follows:

(Dollars in thousands)	2014	2013
Deferred tax assets:
Loss reserves	$100,569	$94,170
Employee benefits	136,007	97,246
Investment in partnerships	2,075	2,032
Foreclosed property	1,205	901
Accrued expenses	31,613	25,158
Investment in AFS securities	—	6,874
Capital loss carryforwards	44,445	51,876
Credit carryforwards	39,196	98,919
Federal NOL carryforwards	—	4,184
State NOL carryforwards	15,279	29,422
Unrecognized tax benefits	1,915	3,103
Other	18,902	21,760
Gross deferred tax assets	391,206	435,645
Valuation allowance	(44,584)	(57,752)
Deferred tax assets after valuation allowance	$346,622	$377,893
Deferred tax liabilities:
Capitalized mortgage servicing rights	$337	$25,245
Depreciation and amortization	22,353	46,209
Federal Home Loan Bank stock	9,383	17,426
Investment in AFS securities	11,639	—
Other intangible assets	30,888	28,417
Prepaid expenses	9,874	9,752
Other	1,570	2,958
Gross deferred tax liabilities	86,044	130,007
Net deferred tax assets	$260,578	$247,886

Certain previously reported amounts have been revised to reflect the retroactive effect of the adoption of ASU 2014-01, “Equity Method and Joint Venture: Accounting for Investments in Qualified Affordable Housing Projects.” See Note 1 – Summary of Significant Accounting Policies for additional information.

The total unrecognized tax benefits (“UTB”) at December 31, 2014 and December 31, 2013, was $5.2 million and $6.6 million, respectively. FHN is currently in audit in several jurisdictions. It is reasonably possible that the UTB could decrease by $2.1 million during 2015 if audits are completed and settled and if the applicable statutes of limitations expire as scheduled. FHN recognizes

Note 16 – Income Taxes (continued)

interest accrued and penalties related to UTB within income tax expense. FHN had approximately $.9 million and $2.0 million accrued for the payment of interest as of December 31, 2014 and December 31, 2013, respectively.

The rollforward of unrecognized tax benefits is shown below:

(Dollars in thousands)
Balance at December 31, 2012	$17,638
Increases related to prior year tax positions	—
Decreases related to prior year tax positions	(1,688)
Settlements	(7,386)
Lapse of statutes	(1,943)
Balance at December 31, 2013	$6,621
Increases related to prior year tax positions	960
Increases related to current year tax positions	868
Lapse of statutes	(3,242)
Balance at December 31, 2014	$5,207

Note 17 – Earnings Per Share

The following tables provide a reconciliation of the numerators used in calculating earnings/(loss) per share attributable to common shareholders:

(Dollars in thousands)	2014	2013	2012
Income/(loss) from continuing operations	$234,046	$37,821	$(15,500)
Income/(loss) from discontinued operations, net of tax	—	548	148
Net income/(loss)	234,046	38,369	(15,352)
Net income attributable to noncontrolling interest	11,527	11,465	11,464
Net income/(loss) attributable to controlling interest	222,519	26,904	(26,816)
Preferred stock dividends	6,200	5,838	—
Net income/(loss) available to common shareholders	$216,319	$21,066	$(26,816)

Income/(loss) from continuing operations	$234,046	$37,821	$(15,500)
Net income attributable to noncontrolling interest	11,527	11,465	11,464
Preferred stock dividends	6,200	5,838	—
Net income/(loss) from continuing operations available to common shareholders	$216,319	$20,518	$(26,964)

Certain previously reported amounts have been revised to reflect the retroactive effect of the adoption of ASU 2014-01, “Equity Method and Joint Venture: Accounting for Investments in Qualified Affordable Housing Projects.” See Note 1 – Summary of Significant Accounting Policies for additional information.

The component of Income/(loss) from continuing operations attributable to FHN as the controlling interest holder was $222.5 million, $26.4 million and $(27.0) million during the years ended December 31, 2014, 2013, and 2012, respectively.

The following table provides a reconciliation of weighted average common shares to diluted average common shares:

(Shares in thousands)	2014	2013	2012
Weighted average common shares outstanding - basic	234,997	237,972	248,349
Effect of dilutive securities	1,738	1,822	—
Weighted average common shares outstanding - diluted	236,735	239,794	248,349

The following tables show earnings/(loss) per common and diluted share:

Earnings/(loss) per common share:	2014	2013	2012
Income/(loss) per share from continuing operations available to common shareholders	$0.92	$0.09	$(0.11)
Income/(loss) per share available to common shareholders	$0.92	$0.09	$(0.11)

Diluted earnings/(loss) per common share:
Diluted income/(loss) per share from continuing operations available to common shareholders	$0.91	$0.09	$(0.11)
Diluted income/(loss) per share available to common shareholders	$0.91	$0.09	$(0.11)

Certain previously reported amounts have been revised to reflect the retroactive effect of the adoption of ASU 2014-01, “Equity Method and Joint Venture: Accounting for Investments in Qualified Affordable Housing Projects.” See Note 1 – Summary of Significant Accounting Policies for additional information.

For the years ended December 31, 2014 and 2013, the dilutive effect for all potential common shares was 1.7 million and 1.8 million, respectively. Due to the net loss attributable to common shareholders for the year ended December 31, 2012, no potentially dilutive shares were included in the loss per share calculation as including such shares would have been antidilutive. Stock options of 4.6 million, 7.9 million and 10.0 million with weighted average exercise prices of $23.46, $21.95, and $22.07 per share for the years ended December 31, 2014, 2013 and 2012, respectively, were excluded from diluted shares because including such shares would be antidilutive. Other equity awards of 3.5 million for the year ended December 31, 2012 were excluded from diluted shares because including such shares would have been antidilutive.

Note 18 – Contingencies and Other Disclosures

Contingencies

General

Contingent liabilities arise in the ordinary course of business. Often they are related to lawsuits, arbitration, mediation, and other forms of litigation. Various litigation matters are threatened or pending against FHN and its subsidiaries. Also, FHN at times receives requests for information, subpoenas, or other inquiries from federal, state, and local regulators, from other government authorities, and from other parties concerning various matters relating to FHN’s current or former lines of business. Certain matters of that sort are pending at this time, and FHN is cooperating in those matters. Pending and threatened litigation matters sometimes are resolved in court or before an arbitrator, and sometimes are settled by the parties. Regardless of the manner of resolution, frequently the most significant changes in status of a matter occur over a short time period, often following a lengthy period of little substantive activity. In view of the inherent difficulty of predicting the outcome of these matters, particularly where the claimants seek very large or indeterminate damages, or where the cases present novel legal theories or involve a large number of parties, or where claims or other actions may be possible but have not been brought, FHN cannot reasonably determine what the eventual outcome of the pending matters will be, what the timing of the ultimate resolution of these matters may be, or what the eventual loss or impact related to each matter may be. FHN establishes loss contingency liabilities for litigation matters when loss is both probable and reasonably estimable as prescribed by applicable financial accounting guidance. A liability generally is not established when loss for a matter either is not probable or its amount is not reasonably estimable. If loss for a matter is probable and a range of possible loss outcomes is the best estimate available, accounting guidance requires a liability to be established at the low end of the range.

Disclosure in this Note is provided in respect of several types of matters. (a) Disclosure is provided for each matter as to which FHN has determined that material loss is probable, which can include matters for which material loss liability has been established as of period-end and matters for which the amount of loss is not reasonably estimable. (b) Disclosure of an aggregate range of reasonably possible loss (“RPL”) associated with contingent liabilities is provided as to matters where there is more than a remote chance of an estimable, material loss outcome for FHN in excess of currently established loss liabilities, whether or not those established loss liabilities are material. Additional disclosure is provided for certain of those matters. (c) Disclosure is provided for several loss contingency litigation matters related to FHN’s former mortgage securitizations not falling within loss categories (a) or (b).

Based on current knowledge, and after consultation with counsel, management is of the opinion that loss contingencies related to threatened or pending litigation matters should not have a material adverse effect on the consolidated financial condition of FHN, but may be material to FHN’s operating results for any particular reporting period depending, in part, on the results from that period.

Litigation – Loss Contingencies

As used in this Note, “material loss contingency matters” generally fall into at least one of the following categories: (i) FHN has determined material loss to be probable and has established a material loss liability in accordance with applicable financial accounting guidance, other than matters reported as having been substantially settled or otherwise substantially resolved; (ii) FHN has determined material loss to be probable but is not reasonably able to estimate an amount or range of material loss liability; or (iii) FHN has determined that material loss is not probable but is reasonably possible, and that the amount or range of that material loss is estimable. As defined in applicable accounting guidance, loss is reasonably possible if there is more than a remote chance of a material loss outcome for FHN. Set forth below are disclosures for certain pending or threatened litigation matters, including all matters mentioned in clauses (i) or (ii) and certain matters mentioned in (iii). In addition, certain other matters are discussed relating to FHN’s former mortgage origination and servicing businesses. In all litigation matters discussed, unless settled or otherwise resolved, FHN believes it has meritorious defenses and intends to pursue those defenses vigorously.

FHN reassesses the liability for litigation matters each quarter as the matters progress. At December 31, 2014, the aggregate amount of liabilities established for all material loss contingency matters was $56.2 million. Of the matters discussed under the heading “First Horizon Branded Mortgage Securitization Litigation Matters” below, only the Charles Schwab suit is among those matters for which a liability has been established. The liabilities discussed in this paragraph are separate from those discussed under the heading “Established Repurchase Liability” below.

In each material loss contingency matter, except as otherwise noted, there is a more than slight chance that each of the following outcomes will occur: the plaintiff will substantially prevail; the defense will substantially prevail; the plaintiff will prevail in part; or the matter will be settled by the parties. At December 31, 2014, FHN estimates that for all material loss contingency matters, estimable reasonably possible losses in future periods in excess of currently established liabilities could aggregate in a range from zero to approximately $120 million. Of those matters discussed under the heading “First Horizon Branded Mortgage Securitization Litigation Matters,” only the Charles Schwab and the two FDIC suits are included in that range.

Note 18 – Contingencies and Other Disclosures (Continued)

As a result of the general uncertainties discussed above and the specific uncertainties discussed for each matter mentioned below, it is possible that the ultimate future loss experienced by FHN for any particular matter may materially exceed the amount, if any, of currently established liability for that matter. That possibility exists both for matters included in the RPL estimated range mentioned above and for matters not included in that range.

Certain Matters Included in Reasonably Possible Loss Range

Debit Transaction Sequencing Litigation Matter. FTBNA is a defendant in a putative class action lawsuit concerning overdraft fees charged in connection with debit card transactions. A key claim is that the method used to order or sequence the transactions posted each day was improper. The case is styled as Hawkins v. First Tennessee Bank National Association, before the Circuit Court for Shelby County, Tennessee, Case No. CT-004085-11. The plaintiff seeks actual damages of at least $5 million, unspecified restitution of fees charged, and unspecified punitive damages, among other things. FHN’s estimate of reasonably possible loss for this matter is subject to significant uncertainties regarding: whether a class will be certified and, if so, the definition of the class; claims as to which no dollar amount is specified; the potential remedies that might be available or awarded; the ultimate outcome of potentially significant motions such as motions to dismiss, or for summary judgment; and the incomplete status of the discovery process.

RPL-Included First Horizon Branded Mortgage Securitization Litigation Matters. Several pending litigation matters are discussed under the heading “First Horizon Branded Mortgage Securitization Litigation Matters” below. For certain of those FHN has been able to estimate reasonably possible loss. Those estimable matters are the Charles Schwab, FDIC (NY), and FDIC (AL) cases. The estimates for those matters are included in the range of reasonably possible loss discussed above. The estimates are subject to significant uncertainties regarding: the dollar amounts claimed; the potential remedies that might be available or awarded; the outcome of any settlement discussions; the outcome of potentially significant motions; the availability of significantly dispositive defenses; the identity and value of assets that FHN may be required to repurchase to the extent asset repurchase is sought; the incomplete status of the discovery process; and the lack of precedent claims.

Certain Matters Not Included in Reasonably Possible Loss Range

RPL-Excluded First Horizon Branded Mortgage Securitization Litigation Matters. Several pending litigation matters are discussed under the heading “First Horizon Branded Mortgage Securitization Litigation Matters” below. For certain of those FHN has been able to estimate reasonably possible loss as mentioned in the preceding paragraph, and for others FHN has not. Those matters for which RPL currently is not estimable are the FHLB of San Francisco, Metropolitan Life, Royal Park, and Integra REC indemnity cases. FHN is unable to estimate a range of reasonably possible loss due to significant uncertainties regarding: claims as to which the claimant specifies no dollar amount; the potential remedies that might be available or awarded; the availability of significantly dispositive defenses such as statutes of limitations or repose; the outcome of potentially dispositive early-stage motions such as motions to dismiss; the identity and value of assets that FHN may be required to repurchase for those claims seeking asset repurchase; the incomplete status of the discovery process; the lack of a precise statement of damages; and lack of precedent claims.

Inquiry Regarding FHA-Insured Loans. Since second quarter 2012 FHN has been cooperating with the U.S. Department of Justice (“DOJ”) and the Office of the Inspector General for the Department of Housing and Urban Development (“HUD”) in a civil investigation regarding compliance with requirements relating to certain residential mortgage loans insured by the Federal Housing Administration (“FHA”). HUD has reviewed a small sample of loans from the period being investigated. FHN has cooperated in the investigation, and discussions between the parties are continuing. The investigation could lead to a demand or claim under the federal False Claims Act and the federal Financial Institutions Reform, Recovery, and Enforcement Act of 1989, which allow treble and other special damages substantially in excess of actual losses. Currently FHN is not able to predict the eventual outcome of this matter. In anticipation of future substantive discussions between the parties, a liability has been established for this matter. However, FHN continues to be unable to estimate a range of reasonably possible loss in excess of established liabilities due to significant uncertainties regarding: the potential remedies, including any amount of enhanced damages, that might be available or awarded; the availability of significantly dispositive defenses; and the limited number of reported precedent claims and resolutions (involving other banking organizations) combined with a lack of underlying data connected with those resolutions.

The investigation has focused on loans originated by FHN on or after January 1, 2006. FHA-insured originations from January 1, 2006 through the August 31, 2008 divestiture of FHN’s national mortgage platform totaled 47,817 loans with an aggregate original principal balance of $8.2 billion. The amount of FHA-insured originations each year declined substantially following the divestiture.

First Horizon Branded Mortgage Securitization Litigation Matters

Prior to September 2008 FHN originated and sold home loan products through various channels and conducted its servicing business under the First Horizon Home Loans and First Tennessee Mortgage Servicing brands. Those sales channels included the securitization of loans into pools held by trustees and the sale of the resulting securities, sometimes called “certificates,” to investors. These activities are discussed in more detail below under the heading “Legacy Home Loan Sales and Servicing.”

Note 18 – Contingencies and Other Disclosures (Continued)

At the time this report is filed, FHN, along with multiple co-defendants, is defending several lawsuits brought by investors which claim that the offering documents under which certificates relating to First Horizon branded securitizations (“FH proprietary securitizations”) were sold to them were materially deficient. The plaintiffs and venues of these suits are: (1) Charles Schwab Corp. in the Superior Court of San Francisco, California (Case No. 10-501610); (2) Federal Deposit Insurance Corporation (“FDIC”) as receiver for Colonial Bank, in the U.S. District Court for the Middle District of Alabama (Case No. CV-12-791-WKW-WC); and (3) FDIC as a receiver for Colonial Bank, in the U.S. District Court for the Southern District of New York (Case No. 12 Civ. 6166 (LLS)(MHD)). The plaintiffs in the pending suits claim to have purchased certificates in a number of separate FH proprietary securitizations and demand that FHN repurchase their investments, or answer in damages or rescission, among other remedies sought.

In some of the pending suits underwriters are co-defendants and have demanded, under provisions in the applicable underwriting agreements, that FHN indemnify them for their expenses and any losses they may incur. In addition, FHN has received indemnity demands from underwriters in certain other suits as to which investors claim to have purchased senior certificates in FH proprietary securitizations. FHN has not been named a defendant in these suits, which FHN is defending indirectly as indemnitor. The plaintiffs and venues of these other suits are: (4) FHLB of San Francisco, in the Superior Court of San Francisco County, California (Case No. CGC-10-497840); (5) Metropolitan Life Insurance Co., in the Supreme Court of New York County, New York (No. 651360-2012); (6) Royal Park Invs. SA/NV, in the Supreme Court of New York County, New York (No. 652607-2012); and (7) Commonwealth of Virginia ex rel. Integra REC LLC, in the Circuit Court for the City of Richmond (No. CL14-399).

Details concerning the original purchase amounts and ending balances of the investments at issue in most of these pending suits, as to which FHN is a named defendant or as to which FHN has an agreement to indemnify an underwriter defendant, are set forth below. Information about the performance of the FH proprietary securitizations related to these suits is available in monthly reports published by the trustee for the securitization trusts. FHN believes that certain plaintiffs did not purchase the entire certificate in the securitizations in which they invested. Reporting by the trustee is at a certificate level and, as a result, ending certificate balances in the following table were adjusted to reflect FHN’s estimate of the ending balance of each partial certificate purchased by these plaintiffs. Plaintiffs in the pending lawsuits claim to have purchased a total of $225.7 million of certificates and the purchase prices of the certificates subject to the indemnification requests total $331.4 million. “Senior” and “Junior” refer to the ranking of the investments in broad terms; in most cases the securitization provided for sub-classifications within the Senior or Junior groups. Excluded from the information above and the table below is information related to the Integra case. Although FHN is aware that one of its Alt-A securitizations from 2005 is at issue in Integra, FHN does not know which certificate(s), or portion(s) of certificate(s), are involved.

	Alt-A		Jumbo
(Dollars in thousands)	Senior	Junior	Senior	Junior
Vintage
Original Purchase Price:
2005	$200,117	$—	$30,000	$—
2006	77,906	—	—	—
2007	199,012	—	50,000	—
Total	$477,035	$—	$80,000	$—
Ending Balance per the December 25, 2014, trust statements:
2005	$51,564	$—	$10,342	$—
2006	33,066	—	—	—
2007	86,038	—	14,711	—
Total	$170,668	$—	$25,053	$—

If FHN were to repurchase certificates, it would recognize as a loss the difference between the amount paid (adjusted for any related litigation liability previously established) and the fair value of the certificates at that time.

The total ending certificate balance of the investments which are the subject of the current pending lawsuits was $195.7 million as reported on the December 25, 2014, trust statements, with approximately 85 percent of the remaining balances performing. Cumulative losses on the investments which are the subject of the remaining lawsuits, as reported on the trust statements, represent approximately 6 percent of the original principal amount underlying the certificates purchased. Ending certificate balances reflect the remaining principal balance on the certificates, after the monthly principal and interest distributions and after reduction for applicable cumulative and current realized losses. Recognized cumulative losses may not take into account all outstanding principal and interest amounts advanced by the servicer due to nonpayment by the borrowers; reimbursement of those advances to the servicer may increase cumulative losses. Losses often are reported by the trustee based on each certificate within a pool or group, which limits FHN’s ability to ascertain losses at the individual investor level.

Note 18 – Contingencies and Other Disclosures (Continued)

As discussed below under “Legacy Home Loan Sales and Servicing,” similar claims may be pursued by other investors, and loan repurchase, make-whole, or indemnity claims may be pursued by securitization trustees or other parties to transactions seeking indemnity. At December 31, 2014, except for the Charles Schwab case, FHN had not recognized a liability for exposure for investment rescission or damages arising from the foregoing or other potential claims by investors that the offering documents under which the loans were securitized were materially deficient, nor for exposure for repurchase of loans arising from potential claims that FHN breached its representations and warranties made in FH proprietary securitizations at closing.

Legacy Home Loan Sales and Servicing

Overview

Prior to September 2008, as a means to provide liquidity for its legacy mortgage banking business, FHN originated loans through its legacy mortgage business, primarily first lien home loans, with the intention of selling them. Predominantly mortgage loans were intended to be sold without recourse for credit default. Sales typically were effected either as non-recourse whole-loan sales or through non-recourse proprietary securitizations. Conventional conforming single-family residential mortgage loans were sold predominately to two GSEs: the Federal National Mortgage Association (“Fannie Mae,” “Fannie,” or “FNMA”), and the Federal Home Loan Mortgage Corporation (“Freddie Mac,” “Freddie,” or “FHLMC”). Federally insured or guaranteed whole-loans were pooled, and payments to investors were guaranteed through the Government National Mortgage Association (“Ginnie Mae,” “Ginnie,” or “GNMA”). Collectively, Fannie Mae, Freddie Mac, and Ginnie Mae are referred to as the “Agencies.” Many mortgage loan originations, especially those “nonconforming” mortgage loans that did not meet criteria for whole-loan sales to the GSEs or insurance through Ginnie Mae, were sold to investors, or certificate-holders, predominantly through First Horizon (“FH”) branded proprietary securitizations but also, to a lesser extent, through whole-loan sales to private non-Agency purchasers. In addition, FHN originated with the intent to sell and sold HELOCs and second lien mortgages through whole-loan sales to private purchasers and, to a lesser extent, through FH proprietary securitizations.

On August 31, 2008 FHN sold its national mortgage origination and servicing platforms along with a portion of its servicing assets and obligations. This is sometimes referred to as the “2008 sale,” the “2008 divestiture,” the “platform sale,” or other similar terms. FHN contracted to have its remaining servicing obligations sub-serviced. Since the 2008 platform sale FHN has sold substantially all remaining servicing assets and obligations.

Loans Sold With Full or Limited Recourse

FHN also sold certain Agency mortgage loans with full recourse under agreements to repurchase the loans upon default. Loans sold with full recourse generally included mortgage loans sold to investors in the secondary market which were uninsurable under government mortgage loan programs due to issues associated with underwriting activities, documentation, or other concerns. For mortgage insured single-family residential loans, in the event of borrower nonperformance, FHN would assume losses to the extent they exceed the value of the collateral and private mortgage insurance (“MI”), the FHA insurance, or the Veteran’s Administration (“VA”) guaranty. FHN may absorb losses on these loans due to uncollected interest and foreclosure costs but has limited risk of credit losses in the event of foreclosure of the mortgage loan sold. Generally, the amount of recourse liability in the event of foreclosure is determined based upon the respective government program and/or the sale or disposal of the foreclosed property collateralizing the mortgage loan.

FHN also has potential loss exposure from claims that FHN violated FHA or VA requirements related to the origination of the loans and insurance or guarantee claims filed after origination in relation to the loans. Additional information concerning a pending investigation related to FHA-insured lending is provided in “Inquiry Regarding FHA-Insured Loans” above.

Unless otherwise noted, the remaining discussion under this section, “Legacy Home Loan Sales and Servicing,” excludes information concerning full or limited recourse loan sales.

Agency Whole-Loan Sales

Even though Agency loans were sold without recourse for credit loss, FHN may be obligated to either repurchase a loan for the unpaid principal balance (“UPB”) or make the purchaser whole for the economic loss incurred if FHN breached representations or warranties made by FHN to the purchaser at the time of the sale. Such representations and warranties typically covered both substantive and process matters, such as the existence and sufficiency of file documentation and the absence of fraud by borrowers or other third parties such as appraisers. Since the mortgage platform sale in 2008 through December 31, 2014, Agencies, primarily the two GSEs, have accounted for the vast majority of repurchase/make-whole claims received.

In the fourth quarter of 2013 FHN entered into a definitive resolution agreement (“DRA”) with Fannie Mae, and in the first quarter of 2014 FHN entered into a DRA with Freddie Mac, in each case resolving certain legacy selling representation and warranty repurchase obligations associated with loans originated from 2000 to 2008 excluding certain loans FHN no longer serviced at the time of the DRA. Under each DRA, FHN remains responsible for repurchase obligations related to certain excluded defects (such as title defects

Note 18 – Contingencies and Other Disclosures (Continued)

and violations of the GSE’s Charter Act) and FHN continues to have obligations related to mortgage insurance rescissions, cancellations, and denials. With respect to loans where there has been a prior bulk sale of servicing, FHN is not responsible for mortgage insurance cancellations and denials to the extent attributable to the acts of the current servicer.

As a result of the DRAs, the repurchase pipeline overall is smaller, and the proportion of GSE-related repurchase requests in the pipeline also is smaller, than in periods pre-dating the DRAs. The repurchase liability FHN has recorded as of December 31, 2014 contemplates, among other things, estimates of FHN’s repurchase exposure related to loans excluded from the DRAs and estimates of FHN’s repurchase exposure related to certain other whole-loan sales. See “Other Whole-Loan Sales” and “Established Repurchase Liability” below for additional information.

Other Whole-Loan Sales

Prior to the 2008 divestiture FHN also sold first lien mortgage loans through whole-loan sales to non-Agency purchasers. FHN made contractual representations and warranties to the purchasers generally similar to those made to Agency purchasers. As of December 31, 2014, 45 percent of repurchase/make-whole claims in the pipeline relate to other whole-loan sales. These claims are included in FHN’s liability methodology and the assessment of the adequacy of the repurchase and foreclosure liability.

Many of these loans were included by the purchasers in their own securitizations, not using the First Horizon brand. FHN’s contractual representations and warranties to these loan purchasers generally included repurchase and indemnity covenants for losses and expenses applicable to the securitization caused by FHN’s breach. Currently the following categories of legal actions are pending which involve FHN and non-Agency whole-loan sales: (i) FHN has received indemnification requests from purchasers of loans or their assignees in cases where FHN is not a defendant; (ii) FHN has received subpoenas seeking loan reviews in cases where FHN is not a defendant; (iii) FHN has received repurchase or make-whole demands from purchasers or their assignees; and (iv) FHN is a defendant in certain legal actions involving FHN-originated loans. In some cases the loans to be reviewed, or which otherwise are at issue, have not been identified specifically. Assignees can include securitizers or securitization trustees, among others. A loan is included in the repurchase pipeline only when an identifiable demand for repurchase has been made outside of active litigation.

First Horizon Branded Proprietary Mortgage Securitizations

From 2005 through 2007 FHN originated and sold certain non-agency, nonconforming mortgage loans, consisting of Jumbo and Alternative-A (“Alt A”) first lien mortgage loans, to private investors through 80 proprietary securitization trusts under the FH brand. Securitized loans generally were sold indirectly to investors as interests, commonly known as certificates, in the trusts. The certificates were sold to a variety of investors, including GSEs in some cases, through securities offerings under a prospectus or other offering documents. In most cases, the certificates were tiered into different risk classes, with junior classes exposed to trust losses first and senior classes exposed after junior classes were exhausted. Through third quarter 2013, FHN continued to service substantially all of the remaining loans sold through FH proprietary securitizations. In 2013 FHN contracted to sell substantially all such servicing rights and obligations, with transfers occurring largely in fourth quarter 2013 and first quarter 2014. As of December 31, 2014, the aggregate remaining UPB in active FH proprietary securitizations from 2005 through 2007 was $6.1 billion consisting of $4.2 billion Alt-A mortgage loans and $1.9 billion Jumbo mortgage loans.

Representations and warranties were made to the securitization trustee, as the nominal purchaser of the loans, for the benefit of investors. As such, FHN has exposure to the trustee for repurchase of loans arising from claims that FHN breached its representations and warranties made at closing. As of December 31, 2014, the repurchase request pipeline contained no repurchase requests related to FH proprietary first lien securitizations based on breaches of representations and warranties to the trustee.

Unlike loans sold to GSEs, contractual representations and warranties for FH proprietary first lien securitizations do not include specific representations regarding the absence of other-party fraud or negligence in the underwriting or origination of the mortgage loans. Securitization documents typically provide the investors with a right to request that the trustee investigate and initiate repurchase of a mortgage loan if FHN breached certain representations and warranties made at the time the securitization closed and such breach materially and adversely affects the interests of the investors in such mortgage loan. The securitization documents do not require the trustee to make an investigation into the facts or matters stated in any investor request or notice unless requested in writing to do so by the holders of certificates evidencing not less than 25 percent of the voting rights allocated to each class of certificates. The certificate holders also may be required to indemnify the trustee for its costs related to investigations made in connection with repurchase actions.

GSEs and certain other quasi-governmental entities were among the purchasers of certificates in FH proprietary securitizations. As such, they are entitled to the benefits of the same representations and warranties as other investors. However, under federal law some entities of that sort are permitted to undertake, independently of other investors, reviews of FHN’s mortgage loan origination and servicing files. Such reviews are commenced using a subpoena process. If, because of such reviews, an entity determines there has been a breach of a representation or warranty that has had a material and adverse effect on the interests of the investors in any

Note 18 – Contingencies and Other Disclosures (Continued)

mortgage loan, the entity may attempt to persuade or compel enforcement of a repurchase obligation against FHN by the securitization trustee. As discussed in more detail below in “Other Government Entity Loan Reviews,” FHN has received several such subpoenas.

The FH proprietary securitization trustee generally may initiate a loan review, without prior official action by investors, for the purpose of determining compliance with applicable representations and warranties with respect to any or all of the active FH proprietary securitizations. If non-compliance is discovered, the trustee may seek repurchase or other relief. In addition, FHN’s trustee is a defendant in a lawsuit in which the plaintiffs have asserted that the trustee has duties under federal law to review loans and otherwise act against FHN outside of the duties specified in the applicable trust documents. At December 31, 2014, FHN’s trustee had made no claims against FHN and no litigation by the trustee was pending against FHN.

FHN is not able to estimate any liability for loan repurchase risk related to FH proprietary securitizations. FHN similarly is not able to estimate a range of reasonably possible losses associated with this risk, and no such amounts are included in the aggregate range discussed above. Those inabilities are due to significant uncertainties regarding: the absence of claims made; the nature and outcome of any claims process or related settlement discussions if pursued; the outcome of litigation if litigation is pursued; the identity and value of assets that FHN may be required to repurchase to the extent asset repurchase is sought; and the lack of precedent claims.

Also unlike loans sold to the GSEs, interests in securitized loans were sold as securities under prospectuses or other offering documents subject to the disclosure requirements of applicable federal and state securities laws. As an alternative to pursuing a claim for breach of representations and warranties through the trustee as mentioned above, an investor could pursue (and in certain cases mentioned below, have pursued or are pursuing) a claim alleging that the prospectus or other disclosure documents were deficient by containing materially false or misleading information or by omitting material information. A claim for such disclosure deficiencies typically could be brought under applicable federal or state securities statutes. Statutory remedies typically include rescission of the investment or monetary damages measured in relation to the original investment made. Any such statutory claim would be subject to applicable limitation periods and other statutory defenses. If a plaintiff properly made and proved its allegations, the plaintiff might attempt to claim that damages could include loss of market value on the investment even if there were little or no credit loss in the underlying loans. Claims based on alleged disclosure deficiencies also could be brought as traditional fraud or negligence claims with a wider scope of damages possible. Each investor could bring such a claim individually, without acting through the trustee to pursue a claim for breach of representations and warranties, and investors could attempt joint claims or attempt to pursue claims on a class-action basis. Claims of this sort have been resolved in a litigation context, unlike FHN’s GSE repurchase experience, and several claims still are pending as mentioned above. FHN’s analysis of loss content and establishment of appropriate liabilities in these cases follow principles and practices associated with litigation matters, including an analysis of available procedural and substantive defenses in each particular case, a determination of whether material loss is probable, and (if so) an estimation of the amount of ultimate loss, if any can be estimated. Alternatively, under applicable financial accounting guidance, a liability may be established or increased in the course of negotiations for settlement of a matter, whether or not a settlement results.

Other Government Entity Loan Reviews

Certain government entities acting on behalf of several purchasers of FH proprietary and other securitizations have subpoenaed information from FHN and others. The FHLB of San Francisco and FHLB of Atlanta have subpoenaed FHN for purposes of a loan origination review related to certain of their securitization investments. Collectively, the FHLB subpoenas seek information concerning a number of FH proprietary securitizations. In addition, the FDIC, acting on behalf of certain failed banks, has also subpoenaed FHN related to FH proprietary securitization investments by those institutions.

The FDIC and FHLB of San Francisco subpoenas also concern loans sold by FHN to non-Agency purchasers on a whole-loan basis which were included by those purchasers in non-FH securitizations. See “Other Whole-Loan Sales” above for additional information concerning loans originated and sold by FHN that were included in the purchasers’ own securitizations. In addition, the FHLB of Seattle has subpoenaed FHN in connection with FHN-originated loans that were included in non-FH securitizations. The FDIC subpoena fails to identify the specific investments made by the failed banks. Other than the dollar amounts of those investments which are the subject of the FDIC’s active litigation as receiver for Colonial Bank, FHN has limited information regarding at least some of the loans under review or the dollar amounts invested in relation to the FDIC and FHLB subpoenas. The FDIC subpoenas partially overlap with the ongoing litigation matters mentioned above under “Litigation - Loss Contingencies.”

The subpoenas discussed above relate to ongoing reviews which ultimately could result in claims against FHN. The original and current certificate balances of the FH proprietary securitizations in which the FHLB of San Francisco invested are $501.1 million and $137.8 million, respectively. The original and current certificate balances of the FH proprietary securitizations in which the FHLB of Atlanta invested are $56.1 million and $6.7 million, respectively. There are limitations as to FHN’s knowledge of the amount of FH proprietary securitizations investments that are subject to the FDIC and FHLB of San Francisco subpoenas. Since the reviews at this time are not repurchase claims, the associated loans are not considered part of the repurchase pipeline.

Note 18 – Contingencies and Other Disclosures (Continued)

Private Mortgage Insurance

MI was required by GSE rules for certain of the loans sold to GSEs and was also provided for certain of the loans that were securitized. MI generally was provided for the first lien loans sold or securitized having a loan-to-value ratio at origination of greater than 80 percent. Although unresolved MI cancellation notices related to GSE-owned loans are not formal repurchase requests, FHN includes these in the active repurchase request pipeline to the extent they relate to securitized loans or are excluded from the DRA settlements with the GSEs mentioned above. FHN tracks and monitors MI cancellation notices received when assessing the overall adequacy of FHN’s repurchase liability.

Established Repurchase Liability

Based on currently available information and experience to date, FHN has evaluated its loan repurchase exposure and has accrued for losses of $120.1 million and $165.8 million as of December 31, 2014 and 2013, respectively, including a smaller amount related to equity-lending junior lien loan sales. FHN used all available information to estimate losses related to potential repurchase obligations not included in the DRAs including future MI rescissions, prior bulk servicing sales where FHN is no longer the directly responsible party but still has repurchase obligations, and obligations related to certain other loan sales, including repurchase obligations related to non-GSE loan sales. Additionally, FHN continues to monitor claims included in the active pipeline, historical repurchase rates, and loss severities. Accrued liabilities for FHN’s estimate of these obligations are reflected in Other liabilities on the Consolidated Statements of Condition. Charges to increase the liability are included within Repurchase and foreclosure provision on the Consolidated Statements of Income. The estimates are based upon currently available information and fact patterns that exist as of the balance sheet dates and could be subject to future changes. Changes to any one of these factors could significantly impact the estimate of FHN’s liability.

Servicing and Foreclosure Practices

Through third quarter 2013, FHN serviced a predominately first lien mortgage loan portfolio with an unpaid principal balance of approximately $15 billion as of September 30, 2013. In fourth quarter 2013 and first quarter 2014, sales of substantially all remaining servicing were consummated under a contract discussed below. As a result, the loan portfolio serviced by FHN at December 31, 2014 had an unpaid principal balance of $252.8 million.

Prior to those sales, a substantial portion of FHN’s first lien portfolio was serviced through subservicing arrangements. FHN’s national mortgage and servicing platforms were sold in August 2008 and the related servicing activities, including foreclosure and loss mitigation practices, of the then-remaining portion of FHN’s mortgage servicing portfolio were outsourced through a three year subservicing arrangement (the “2008 subservicing agreement”) with the platform buyer (the “2008 subservicer”). FHN entered into a replacement agreement in 2011 with a new subservicer (the “2011 subservicer”). In third quarter 2013 FHN contracted to sell substantially all of its remaining servicing obligations and servicing assets (including advances) to the 2011 subservicer. Transfer of the servicing was substantially completed in during first quarter 2014. Servicing still retained by FHN continues to be subserviced by the 2011 subservicer.

FHN is subject to losses in its current and former loan servicing portfolio due to loan foreclosures. Foreclosure exposure arises from certain government agency agreements, as well as agreements with MI insurers, which limit the agency’s repayment guarantees on foreclosed loans and allow compensatory fees and penalties and curtailments of claims for violations of agreements or insurance policies, resulting in losses to the servicer. Foreclosure exposure also includes real estate costs, marketing costs, and costs to maintain properties, especially during protracted resale periods in geographic areas of the country negatively impacted by declining home values.

In 2011 regulators entered into consent decrees with several institutions, including FHN’s 2008 subservicer, requiring comprehensive revision of loan modification and foreclosure processes, including the remediation of borrowers that have experienced financial harm. In 2012 the 2008 subservicer, along with certain others, entered into a settlement agreement with the OCC which replaced the consent decree.

Under FHN’s 2008 subservicing agreement, the 2008 subservicer had the contractual right to follow FHN’s prior servicing practices as they existed 180 days prior to August 2008 until the 2008 subservicer became aware that such practices did not comply with applicable servicing requirements, subject to the subservicer’s obligation to follow accepted servicing practices, applicable law, and new requirements, including evolving interpretations of such practices, law and requirements. In the event of a dispute such as that described below between FHN and the 2008 subservicer over any liabilities for the subservicer’s servicing and management of foreclosure or loss mitigation processes, FHN cannot predict the costs that may be incurred.

FHN’s 2008 subservicer has presented invoices and made demands under the 2008 subservicing agreement that FHN pay certain costs related to tax service contracts, miscellaneous transfer costs, servicing timeline penalties, compensatory damages, and curtailments charged by GSEs and a government agency prior to FHN’s transfer of subservicing to its 2011 subservicer in the amount of $8.6 million. The 2008 subservicer also is seeking reimbursement from FHN for expenditures the 2008 subservicer has incurred or

Note 18 – Contingencies and Other Disclosures (Continued)

anticipates it will incur under the consent decree and supervisory guidance relating to foreclosure review (collectively, “foreclosure review expenditures”). The foreclosure review expenditures for which the 2008 subservicer has sought reimbursement total $34.9 million. Although the most recent request was made in 2012, additional reimbursement requests may be made. FHN disagrees with the 2008 subservicer’s position and has made no reimbursements. In the event that the 2008 subservicer pursues its position through litigation, FHN believes it has meritorious defenses and intends to defend itself vigorously. FHN also believes that certain amounts billed to FHN by agencies for penalties and curtailments on claims by MI insurers for actions by the 2008 subservicer prior to the 2011 subservicing transfer but billed after that date are owed by the 2008 subservicer. This disagreement has the potential to result in litigation and, in any such future litigation, the claim against FHN may be substantial.

Other Disclosures - Visa Matters

FHN is a member of the Visa USA network. In October 2007, the Visa organization of affiliated entities completed a series of global restructuring transactions to combine its affiliated operating companies, including Visa USA, under a single holding company, Visa Inc. (“Visa”). Upon completion of the reorganization, the members of the Visa USA network remained contingently liable for certain Visa litigation matters (the “Covered Litigation”). Based on its proportionate membership share of Visa USA, FHN recognized a contingent liability in fourth quarter 2007 related to this contingent obligation. In March 2008, Visa completed its initial public offering (“IPO”) and funded an escrow account from its IPO proceeds to be used to make payments related to the Visa litigation matters. FHN received approximately 2.4 million Class B shares in conjunction with Visa’s IPO.

Conversion of these shares into Class A shares of Visa and, with limited exceptions, transfer of these shares is restricted until the final resolution of the covered litigation. In conjunction with the prior sales of Visa Class B shares in December 2010 and September 2011, FHN and the purchasers entered into derivative transactions whereby FHN will make, or receive, cash payments whenever the conversion ratio of the Visa Class B shares into Visa Class A shares is adjusted. The conversion ratio is adjusted when Visa deposits funds into the escrow account to cover certain litigation.

In July 2012, Visa and MasterCard announced a joint settlement (the “Settlement”) related to the Payment Card Interchange matter, one of the Covered Litigation matters. Based on the amount of the Settlement attributable to Visa and an assessment of FHN’s contingent liability accrued for Visa litigation matters, the Settlement did not have a material impact on FHN. In September 2014, Visa funded $450 million into the escrow account, and as a result FHN made a payment to the derivative counterparty of $2.4 million in October 2014. As of December 31, 2014, the conversion ratio is 41 percent, and the contingent liability is $.8 million. Future funding of the escrow would dilute this exchange rate by an amount that is not determinable at present.

As of December 31, 2014 and 2013, the derivative liabilities were $5.2 million and $2.9 million, respectively.

FHN now holds approximately 1.1 million Visa Class B shares. FHN’s Visa shares are not considered to be marketable and therefore are included in the Consolidated Statements of Condition at their historical cost of $0. The Settlement has been approved by the court but that approval has been appealed by certain of the plaintiffs. Accordingly, the outcome of this matter remains uncertain. Additionally, other Covered Litigation matters are also pending judicial resolution, including new matters filed by class members who opted-out of the Settlement. So long as any Covered Litigation matter remains pending, FHN’s ability to transfer its Visa holdings continues to be restricted.

Other Disclosures – Indemnification Agreements and Guarantees

In the ordinary course of business, FHN enters into indemnification agreements for legal proceedings against its directors and officers and standard representations and warranties for underwriting agreements, merger and acquisition agreements, loan sales, contractual commitments, and various other business transactions or arrangements. The extent of FHN’s obligations under these agreements depends upon the occurrence of future events; therefore, it is not possible to estimate a maximum potential amount of payouts that could be required with such agreements.

Note 19 – Pension, Savings, and Other Employee Benefits

Pension plan. FHN sponsors a noncontributory, qualified defined benefit pension plan to employees hired or re-hired on or before September 1, 2007. Pension benefits are based on years of service, average compensation near retirement or other termination, and estimated social security benefits at age 65. Benefits under the plan are “frozen” so that years of service and compensation changes after 2012 do not affect the benefit owed. The contributions are based upon actuarially determined amounts necessary to fund the total benefit obligation. FHN did not make any contributions to the qualified pension plan in 2014. Future decisions to contribute to the plan will be based upon pension funding requirements under the Pension Protection Act, the maximum amount deductible under the Internal Revenue Code, and the actual performance of plan assets. Management has assessed the need for future contributions, and does not currently anticipate that FHN will make a contribution to the qualified pension plan in 2015.

FHN also maintains non-qualified plans including a supplemental retirement plan that covers certain employees whose benefits under the qualified pension plan have been limited by tax rules. These other non-qualified plans are unfunded, and contributions to these plans cover all benefits paid under the non-qualified plans. Payments made under the non-qualified plans were $5.0 million for 2014. FHN anticipates making benefit payments under the non-qualified plans of $5.0 million in 2015.

Savings plan. FHN provides all qualifying full-time employees with the opportunity to participate in the FHN tax qualified 401(k) savings plan. The qualified plan allows employees to defer receipt of earned salary, up to tax law limits, on a tax-advantaged basis. Accounts, which are held in trust, may be invested in a wide range of mutual funds and in FHN common stock. Up to tax law limits, FHN provides a 100 percent match for the first 6 percent of salary deferred in both 2014 and 2013, with company match contributions invested according to a participant’s current investment elections. Prior to the discontinuance of the accrual of benefits under the qualified pension plan as of December 31, 2012, FHN provided a company match of 50 percent of the first 6 percent of salary deferred, subject to Code limitations, with the company match contribution initially invested in company stock. The savings plan also allows employees to invest in a non-leveraged ESOP. Cash dividends on shares held by the ESOP are charged to retained earnings and the shares are considered outstanding in computing earnings per share. The number of allocated shares held by the ESOP totaled 9,160,613 on December 31, 2014. Beginning in 2013, FHN provides a restorative benefit through a non-qualified savings restoration plan to certain highly-compensated employees who participate in the savings plan and whose contribution elections are capped by tax limitations.

FHN also provides “flexible dollars” to assist employees with the cost of annual benefits and/or allow the employee to contribute to his or her qualified savings plan. These “flexible dollars” are pre-tax contributions and are based upon the employees’ years of service and qualified compensation. Contributions made by FHN through the flexible benefits plan and the company matches were $20.4 million for 2014, $20.4 million for 2013 and $16.8 million for 2012.

Other employee benefits. FHN provides postretirement life insurance benefits to certain employees and also provides postretirement medical insurance benefits to retirement-eligible employees. The postretirement medical plan is contributory. For the 2013 plan year, certain retiree contributions were adjusted based on criteria that were a combination of the employee’s age and/or years of service. For the 2014 plan year FHN contributed a fixed amount for each participant. FHN’s postretirement benefits include prescription drug benefits. The Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (“the Act”) introduced a prescription drug benefit under Medicare Part D as well as a federal subsidy to sponsors of retiree health care that provide a benefit that is actuarially equivalent to Medicare Part D. At this time, FHN does not anticipate receiving a prescription drug subsidy under the Act. In third quarter 2013, FHN notified participants of revisions to the retiree medical plan effective January 1, 2014, which represented a negative plan amendment, the effects of which are being prospectively amortized beginning in third quarter 2013.

Actuarial assumptions. FHN’s process for developing the long-term expected rate of return of pension plan assets is based on capital market exposure as the source of investment portfolio returns. Capital market exposure refers to the plan’s broad allocation of its assets to asset classes, such as large cap equity and fixed income. FHN also considers expectations for inflation, real interest rates, and various risk premiums based primarily on the historical risk premium for each asset class. The expected return is based upon a thirty year time horizon. Consequently, FHN selected a 5.85 percent assumption for 2015 for the defined benefit pension plan and a 2.30 percent assumption for postretirement medical plan assets dedicated to employees who retired prior to January 1, 1993. FHN selected a 6.35 percent assumption for postretirement medical plan assets dedicated to employees who retired after January 1, 1993.

The discount rates for the three years ended 2014 for pension and other benefits were determined by using a hypothetical AA yield curve represented by a series of annualized individual discount rates from one-half to thirty years. The discount rates are selected based upon data specific to FHN’s plans and employee population. The bonds used to create the hypothetical yield curve were subjected to several requirements to ensure that the resulting rates were representative of the bonds that would be selected by management to fulfill the company’s funding obligations. In addition to the AA rating, only non-callable bonds were included. Each bond issue was required to have at least $250 million par outstanding so that each issue was sufficiently marketable. Finally, bonds more than two standard deviations from the average yield were removed. When selecting the discount rate, FHN matches the duration

Note 19 – Pension, Savings, and Other Employee Benefits (Continued)

of high quality bonds with the duration of the obligations of the plan as of the measurement date. High quality corporate bonds experienced decreasing yields in 2014 resulting in a discount rate lower than 2013 and therefore a higher benefit obligation. For all years presented, the measurement date of the benefit obligations and net periodic benefit costs was December 31.

The actuarial assumptions used in the defined benefit pension plan and other employee benefit plans were as follows:

	Benefit Obligations			Net Periodic Benefit Cost
	2014	2013	2012	2014	2013	2012
Discount rate
Qualified pension	4.30%	5.15%	4.35%	5.15%	4.35%	5.10%
Nonqualified pension	4.00%	4.70%	3.85%	4.70%	3.85%	4.75%
Other nonqualified pension	3.35%	4.05%	3.20%	4.05%	3.20%	4.40%
Postretirement benefits	3.45% - 4.45%	4.10% - 5.35%	3.80% - 4.55%	4.10% - 5.35%	3.80% - 4.55%	4.75% - 5.25%
Expected long-term rate of return
Qualified pension/postretirement benefits	5.85%	6.60%	6.05%	6.60%	6.05%	6.90%
Postretirement benefit (retirees post January 1, 1993)	6.35%	6.95%	6.05%	6.95%	6.05%	6.90%
Postretirement benefit (retirees prior to January 1, 1993)	2.30%	2.85%	3.93%	2.85%	3.93%	4.49%
Rate of compensation increase (a)	N/A	N/A	4.10%	N/A	N/A	4.10%

(a) Due to the pension plan freeze as of December 31, 2012, the rate of compensation increase no longer applies to the qualified pension plan.

In 2014, the Society of Actuaries published updated life expectancy tables based upon a study of recent non-governmental pension plan experience in the United States. These new tables reflect the increased longevity of pension plan participants as well as projected future improvements in life expectancy in comparison to prior life expectancy tables. FHN included the newly released tables within the annual re-measurement of its pension and postretirement plan calculations for 2014. Consideration of the new life expectancy tables resulted in an increase of the projected benefit obligations for FHN’s pension plans of approximately 8 percent in comparison to use of the former tables.

The health care cost trend rate assumption previously had a significant effect on the amounts reported. However, given the change to a defined contribution subsidy model for postretirement medical insurance benefits, a one-percentage-point change in assumed health care cost trend rates would have no impact on the reported service and interest cost components or the postretirement benefit obligation at the end of the plan year since the annual rate of increase in health care costs was no longer included in the actuarial assumptions for that plan for year end 2014 measurements.

Note 19 – Pension, Savings, and Other Employee Benefits (Continued)

The components of net periodic benefit cost for the plan years 2014, 2013 and 2012 are as follows:

	Total Pension Benefits			Other Benefits
(Dollars in thousands)	2014	2013	2012	2014	2013	2012
Components of net periodic benefit cost
Service cost (a)	$56	$63	$14,800	$207	$460	$467
Interest cost	34,915	32,361	33,040	1,754	2,033	2,298
Expected return on plan assets	(40,093)	(34,946)	(39,813)	(1,025)	(816)	(915)
Amortization of unrecognized:
Transition (asset)/obligation	—	—	—	—	—	736
Prior service cost/(credit)	346	353	398	(1,163)	(299)	(9)
Actuarial (gain)/loss (b)	6,898	9,832	35,999	(1,006)	(171)	(488)
Net periodic benefit cost	2,122	7,663	44,424	(1,233)	1,207	2,089
ASC 715 curtailment/settlement expense (c)	—	370	1,231	—	—	—
ASC 715 special termination benefits (d)	1,009	—	—	—	—	—
Total periodic benefit costs	$3,131	$8,033	$45,655	$(1,233)	$1,207	$2,089

(a)	2014 and 2013 decline in total pension benefits service cost reflects the freeze of the pension plans effective December 31, 2012.
(b)	2014 and 2013 decline in recognition of total pension benefits actuarial loss driven by the change in amortization term from the estimated average remaining service period of active employees to the estimated average remaining life expectancy of the remaining participants in conjunction with the freeze of the pension plans on December 31, 2012.
(c)	In 2013 and 2012, lump sum payments under the supplemental retirement plan triggered settlement accounting. In accordance with its practice, FHN performed a remeasurement of the plan in conjunction with the settlement and realized an ASC 715 settlement expense.
(d)	In 2014, a one-time special termination benefits charge was recognized related to recalculation of a participant’s benefit under a non-qualified plan upon retirement.

The long-term expected rate of return is applied to the market-related value of plan assets in determining the expected return on plan assets. FHN determines the market-related value of plan assets using a calculated value that recognizes changes in the fair value of plan assets over five years, as permitted by GAAP.

Note 19 – Pension, Savings, and Other Employee Benefits (Continued)

The following tables set forth the plans’ benefit obligations and plan assets for 2014 and 2013:

	Total Pension Benefits		Other Benefits
(Dollars in thousands)	2014	2013	2014	2013
Change in Benefit Obligation
Benefit obligation, beginning of year	$693,716	$766,947	$38,464	$54,716
Service cost	56	63	207	460
Interest cost	34,915	32,361	1,754	2,033
Plan amendments	—	—	—	(10,678)
Actuarial (gain)/loss (a) (b)	157,619	(78,617)	(3,293)	(7,237)
Actual benefits paid	(27,462)	(27,038)	(1,804)	(1,030)
Expected Medicare Part D reimbursement	—	—	—	200
Special termination benefits	1,009	—	—	—
Benefit obligation, end of year	$859,853	$693,716	$35,328	$38,464

Change in Plan Assets
Fair value of plan assets, beginning of year	$640,605	$633,972	$16,360	$14,288
Actual return on plan assets	78,491	28,699	973	2,659
Employer contributions	3,915	4,972	1,110	443
Actual benefits paid - settlement payments	—	(1,160)	(1,804)	(1,030)
Actual benefits paid - other payments	(27,462)	(25,878)	—	—
Fair value of plan assets, end of year	$695,549	$640,605	$16,639	$16,360

Funded status of the plans	$(164,304)	$(53,111)	$(18,689)	$(22,104)

Amounts Recognized in the Statements of Financial Condition
Other assets	$—	$—	$11,882	$9,158
Other liabilities	(164,304)	(53,111)	(30,571)	(31,262)
Net asset/(liability) at end of year	$(164,304)	$(53,111)	$(18,689)	$(22,104)

(a)	2013 change in other benefits actuarial (gain)/loss driven by a change in the retiree medical plan.
(b)	2014 amounts primarily affected by decrease in the discount rates and consideration of the new life expectancy tables.

The qualified and nonqualified pension plans were underfunded as of December 31, 2014, by $114.3 million, and $50.0 million, respectively. At year-end 2013, the qualified and nonqualified pension plans were underfunded by $6.3 million, and $46.9 million, respectively. Because of the pension freeze as of the end of 2012, the pension benefit obligation and the accumulated benefit obligation are the same as of December 31, 2014 and 2013. The projected benefit obligation and the accumulated benefit obligation for the qualified pension plan exceeded all corresponding plan assets as of December 31, 2014 and 2013.

Unrecognized transition assets and obligations, unrecognized actuarial gains and losses, and unrecognized prior service costs and credits are recognized as a component of accumulated other comprehensive income. Balances reflected in accumulated other comprehensive income on a pre-tax basis for the years ended December 31, 2014 and 2013 consist of:

	Total Pension Benefits		Other Benefits
(Dollars in thousands)	2014	2013	2014	2013
Amounts Recognized in Accumulated Other Comprehensive Income
Prior service cost/(credit)	$581	$927	$(8,577)	$(9,740)
Net actuarial (gain)/loss	354,264	241,941	(10,664)	(8,429)
Total	$354,845	$242,868	$(19,241)	$(18,169)

Note 19 – Pension, Savings, and Other Employee Benefits (Continued)

The pre-tax amounts recognized in other comprehensive income during 2014 and 2013 were as follows:

	Total Pension Benefits		Other Benefits
(Dollars in thousands)	2014	2013	2014	2013
Changes in plan assets and benefit obligation recognized in other comprehensive income
Net actuarial (gain)/loss arising during measurement period (a)	$119,217	$(72,376)	$(3,241)	$(9,080)
Prior service cost/(credit) arising during measurement period	—	—	—	(10,678)
Items amortized during the measurement period:
Net transition (asset)/obligation	—	—	—	—
Prior service credit/(cost)	(346)	(353)	1,163	299
Net actuarial gain/(loss)	(6,898)	(10,202)	1,006	171
Total recognized in other comprehensive income	$111,973	$(82,931)	$(1,072)	$(19,288)

(a)	2014 amounts primarily affected by decrease in the discount rates and consideration of the new life expectancy tables.

FHN utilizes the minimum amortization method in determining the amount of actuarial gains or losses to include in plan expense. Under this approach, the net deferred actuarial gain or loss that exceeds a threshold is amortized over the average remaining service period of active plan participants. The threshold is measured as the greater of: 10 percent of a plan’s projected benefit obligation as of the beginning of the year or 10 percent of the market-related value of plan assets as of the beginning of the year. In conjunction with the freeze of the pension plans on December 31, 2012, all participants are considered inactive under applicable accounting guidance for determining the appropriate period for prospective amortization of actuarial gains and losses. Thus, effective January 1, 2013, FHN changed the amortization term for actuarial gains and losses from the estimated average remaining service period of active employees to the estimated average remaining life expectancy of the remaining participants.

The estimated net actuarial (gain)/loss, prior service cost/(credit), and transition (asset)/obligation for the plan that will amortize from accumulated other comprehensive income into net periodic benefit cost during the following fiscal year are as follows:

	Total Pension Benefits		Other Benefits
(Dollars in thousands)	2014	2013	2014	2013
Prior service cost/(credit)	$332	$346	$(1,163)	$(1,163)
Net actuarial (gain)/loss	9,582	6,539	(976)	(755)

FHN does not expect any defined benefit pension plan’s and other employee benefit plan’s assets to be returned to FHN in 2015.

The following table provides detail on expected benefit payments, which reflect expected future service, as appropriate:

	Pension	Other
(Dollars in thousands)	Benefits	Benefits
2015	$29,897	$1,427
2016	32,497	1,462
2017	34,434	1,502
2018	36,405	1,548
2019	38,266	1,597
2020-2024	219,771	8,831

Plan assets. FHN’s overall investment goal is to create, over the life of the pension plan and retiree medical plan, an adequate pool of sufficiently liquid assets to support the pension benefit obligations to participants, retirees, and beneficiaries, as well as to partially support the medical obligations to retirees and beneficiaries. Thus, the pension plan and retiree medical plan seek to achieve a high level of investment return consistent with a prudent level of portfolio risk.

FHN has adopted an investment strategy that reduces equities and increases long duration fixed income allocations over time with the intention of reducing volatility of funded status and pension costs. At December 31, 2014 and 2013, the target allocation to equities was 32.5 percent and the target allocation to fixed income and cash equivalents was 67.5 percent. Equity securities, most of which are included in common and collective funds, primarily include investments in large capital and small capital companies located in the U.S., as well as international equity securities in developed and emerging markets. Fixed income securities include U.S. treasuries, corporate bonds of companies from diversified industries, municipal bonds, and foreign bonds. Fixed income investments generally have long durations consistent with the estimated pension liabilities of FHN. Retiree medical funds are kept in short-term investments,

Note 19 – Pension, Savings, and Other Employee Benefits (Continued)

primarily money market funds and mutual funds. On December 31, 2014 and 2013, FHN did not have any significant concentrations of risk within the plan assets related to the pension plan or the retiree medical plan.

The fair value of FHN’s pension plan assets at December 31, 2014 and December 31, 2013, by asset category classified using the Fair Value measurement hierarchy is shown in the table below. See Note 25 – Fair Value of Assets and Liabilities for more details about Fair Value measurements.

	December 31, 2014
(Dollars in thousands)	Level 1	Level 2	Level 3	Total
Cash equivalents and money market funds	$5,817	$—	$—	$5,817
Equity securities:
U.S. mid capital	10,803	—	—	10,803
Fixed income securities:
U.S. treasuries	—	3,684	—	3,684
Corporate, municipal and foreign bonds	—	230,808	—	230,808
Common and collective funds:
Fixed income	—	231,666	—	231,666
U.S. large capital	—	119,234	—	119,234
U.S. small capital	—	39,449	—	39,449
International	—	54,088	—	54,088
Total	$16,620	$678,929	$—	$695,549

	December 31, 2013
(Dollars in thousands)	Level 1	Level 2	Level 3	Total
Cash equivalents and money market funds	$9,347	$—	$—	$9,347
Equity securities:
U.S. mid and small capital	63,834	—	—	63,834
Fixed income securities:
U.S. treasuries	—	4,585	—	4,585
Corporate, municipal and foreign bonds	—	199,896	—	199,896
Common and collective funds:
Fixed income	—	205,580	—	205,580
U.S. large capital	—	102,702	—	102,702
International	—	54,661	—	54,661
Total	$73,181	$567,424	$—	$640,605

Any shortfall of investment performance compared to investment objectives should be explainable in terms of general economic and capital market conditions. The Retirement Investment Committee, comprised of senior managers within the organization, meets regularly to review asset performance and potential portfolio rebalancing. Rebalancing of pension assets is based upon a de-risking glide path as well as liquidity needs for plan benefits. Rebalancing occurs on a quarterly basis or as improvements in funded status merit changes to the targeted allocations, as defined in the de-risking glide path. The Committee also periodically reviews other elements of risk for its pension investment program, including the organization’s ability to assume pension investment risk.

Note 19 – Pension, Savings, and Other Employee Benefits (Continued)

The fair value of FHN’s retiree medical plan assets at December 31, 2014 and December 31, 2013 by asset category are as follows:

	December 31, 2014
(Dollars in thousands)	Level 1	Level 2	Level 3	Total
Cash equivalents and money market funds	$425	$—	$—	$425
Mutual funds:
Equity mutual funds	9,627	—	—	9,627
Fixed income mutual funds	6,587	—	—	6,587
Total	$16,639	$—	$—	$16,639

	December 31, 2013
(Dollars in thousands)	Level 1	Level 2	Level 3	Total
Cash equivalents and money market funds	$600	$—	$—	$600
Equity securities:
U.S. small capital	1,613	—	—	1,613
Mutual funds:
Equity mutual funds	9,102	—	—	9,102
Fixed income mutual funds	4,511	—	—	4,511
Fixed income securities:
U.S. treasuries	—	119	—	119
Corporate and foreign bonds	—	415	—	415
Total	$15,826	$534	$—	$16,360

The number of shares of FHN common stock held by the qualified pension plan was 792,607 for 2014 and 2013.

Note 20 – Stock Option, Restricted Stock Incentive, and Dividend Reinvestment Plans

Equity compensation plans

FHN currently has one plan, its shareholder-approved Equity Compensation Plan (“ECP”), which authorizes the grant of new stock-based awards to employees and directors. Most awards outstanding at year end were granted under the ECP, though older stock options and certain deferred stock units remain outstanding under several plans which no longer are active. The ECP authorizes a broad range of award types, including restricted shares, stock units, and stock options. Stock units may be paid in shares or cash, depending upon the terms of the award. The ECP also authorizes the grant of stock appreciation rights, though no such grants have been made. Awards generally have service-vesting conditions, meaning that the employee must remain employed by FHN for certain periods in order for the award to vest. Some outstanding awards also have performance conditions, and one outstanding award has performance conditions associated with FHN’s stock price. FHN operates the ECP by establishing award programs, each of which is intended to cover a specific need. Programs are created, changed, or terminated as needs change. Unvested awards have service and/or performance conditions which must be met in order for the shares to vest. On December 31, 2014, there were 8,782,972 shares available for new awards under the ECP. The ECP imposes a separate limit on full-value (non-option) awards which is included within the overall limit; at December 31, 2014 there were 8,576,003 shares available to be granted as full-value awards.

Service condition full-value awards. Awards may be granted with service conditions only. In recent years programs using these awards have included an annual program for selected management employees, a mandatory deferral program for executives tied to annual bonuses earned, other mandatory deferral programs, various retention programs, and special hiring-incentive situations. Details of the awards vary by program, but most are settled in shares at vesting rather than cash, and vesting rarely begins earlier than the first anniversary of grant and rarely extends beyond the fourth anniversary of grant. Annual programs tend to use multiple annual vesting dates while retention programs tend to use a single vesting date, but there are exceptions.

Performance condition awards. Under FHN’s long-term incentive and corporate performance programs, performance stock units (executives) and cash units (selected management employees) are granted annually and vest only if predetermined performance measures are met. The measures are changed each year based on goals and circumstances prevailing at the time of grant. In recent years the performance periods have been three years, with service-vesting on the third anniversary of the grant. Recent annual performance awards require pro-rated forfeiture for performance falling between a threshold level and a maximum, but all-or-nothing awards have been granted and one such award was outstanding at year-end. Performance awards sometimes are used to provide a narrow, targeted incentive to a single person or small group; one such award which represents a market performance condition to FHN’s CEO is discussed in the next paragraph. Of the annual program awards paid during 2014 or outstanding on December 31, 2014: performance conditions related to the 2010 units were met at the 50 percent payout level, so that 25 percent were paid in 2013 and 25 percent in 2014 with the remaining 50 percent forfeited; performance conditions related to the 2011 units were met at the 87.5 percent payout level and were paid in 2014; the three-year performance period of the 2012 units has ended but performance is measured relative to peers and has not yet been determined; and, the three-year performance periods for the 2013 and 2014 units have not ended.

Market condition award. In 2012, FHN made a special grant of performance stock units to FHN’s Chief Executive Officer which will vest at the end of a five year performance period. The award has no provision for pro-rated payment based on partial performance. The award’s two alternative performance goals are: FHN’s common stock price achieves and maintains a certain level for a certain period of time; or FHN’s total shareholder return during the entire period achieves a certain level.

Director awards. Non-employee directors receive cash and annual grants of service-conditioned stock units under a program approved by the board of directors. Some units are settled in cash, and others are settled in shares, at vesting in the year following the year of grant. In 2013 and 2014 each director received $45,000 of stock units, representing a portion of their annual retainer, that were settled in shares. Starting with the annual meeting in second quarter 2013, directors also began receiving stock units settled in cash. Those cash-settled units were granted in lieu of cash meeting fees. The amount of such units each director receives varies with committee assignment. A supplemental annual award of cash-settled stock units also is granted to the lead director. Prior to 2007 the board granted 8,930 shares of restricted stock to each new non-employee director upon election to the board, with restrictions lapsing at a rate of ten percent per year. That program was discontinued in 2007, although a legacy award remains outstanding.

Note 20 – Stock Option, Restricted Stock Incentive, and Dividend Reinvestment Plans (continued)

The summary of restricted and performance stock and unit activity during the year ended December 31, 2014, is presented below:

	Shares/Units	Weighted average grant date fair value
Nonvested on January 1, 2014	4,174,196	$10.51
Shares/units granted	874,242	11.62
Shares/units vested	(1,402,901)	11.02
Shares/units cancelled	(290,392)	11.35
Nonvested on December 31, 2014	3,355,145	$10.51

The weighted average grant date fair value for shares/units granted in 2013 and 2012 was $10.63 and $9.25, respectively.

On December 31, 2014, there was $14.2 million of unrecognized compensation cost related to nonvested restricted stock awards. That cost is expected to be recognized over a weighted-average period of 2.4 years. The total grant date fair value of shares vested during 2014, 2013 and 2012, was $15.5 million, $13.8 million and $12.1 million, respectively.

Stock option awards. Currently FHN operates only a single option program, calling for annual grants of service-vested options to executives. In the past, however, option programs varied widely in their uses and terms, and many old-program options, granted under the ECP or its predecessor plans, remain outstanding today. All options granted since 2005 provide for the issuance of FHN common stock at a price fixed at its fair market value on the grant date. All options granted since 2008 vest fully no later than the fourth anniversary of grant, and all such options expire seven years from the grant date. A deferral program, which was discontinued in 2005, allowed for foregone compensation plus the exercise price to equal the fair market value of the stock on the date of grant if the grantee agreed to receive the options in lieu of compensation. Deferral options granted prior to January 2, 2004, expire 20 years from the grant date, while those granted in the final year of that program have only ten-year terms. FHN granted no stock options in 2009 or 2010.

The summary of stock option activity for the year ended December 31, 2014, is shown below:

	Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (thousands)
January 1, 2014	8,593,175	$19.29
Options granted	592,551	11.77
Options exercised	(199,880)	10.74
Options expired/cancelled	(1,194,739)	30.78
December 31, 2014	7,791,107	17.18	3.89	$11,826
Options exercisable	5,820,652	19.34	3.56	6,376
Options expected to vest	1,970,455	10.81	4.88	5,449

The total intrinsic value of options exercised during 2014 was $.4 million. The total intrinsic value of options exercised during 2013 and 2012 was immaterial. On December 31, 2014, there was $1.8 million of unrecognized compensation cost related to nonvested stock options. That cost is expected to be recognized over a weighted-average period of 2.5 years.

FHN granted 592,551, 866,742 and 1,248,685 stock options with a weighted average fair value of $3.50, $3.21 and $3.80 per option at grant date in 2014, 2013 and 2012, respectively.

Note 20 – Stock Option, Restricted Stock Incentive, and Dividend Reinvestment Plans (continued)

FHN used the Black-Scholes Option Pricing Model to estimate the fair value of stock options granted in 2014, 2013, and 2012 with the following assumptions:

	2014	2013	2012
Expected dividend yield	1.70%	1.84%	0.42%
Expected weighted-average lives of options granted	6.15 years	6.12 years	6.11 years
Expected weighted-average volatility	33.79%	36.19%	42.40%
Expected volatility range	24.55-61.49%	27.27 - 62.98%	35.80 - 62.21%
Risk-free interest rate	1.96%	1.16%	1.10%

Expected lives of options granted are determined based on the vesting period, historical exercise patterns and contractual term of the options. For options granted in 2014, 2013, and 2012, FHN used a blended volatility rate in order to more accurately reflect expected volatility. A portion of the weighted average volatility rate was derived by compiling daily closing stock prices over a historical period approximating the expected lives of the options. Additionally, because of market volatility experienced during this time period related to economic conditions and the impact on stock prices of financial institutions, FHN also incorporated a measure of implied volatility so as to incorporate more recent, normalized market conditions that are considered to better reflect future volatility.

Compensation Cost. The compensation cost that has been included in income from continuing operations pertaining to stock-based awards was $11.4 million, $16.1 million, and $16.2 million for 2014, 2013, and 2012, respectively. The corresponding total income tax benefits recognized were $4.4 million in 2014 and $6.2 million for 2013 and 2012.

Authorization. Consistent with Tennessee state law, only authorized, but unissued, stock may be utilized in connection with any issuance of FHN common stock which may be required as a result of stock based compensation awards. FHN generally obtains authorization from the Board of Directors to repurchase any stock that may be issued at the time a plan is approved or amended. These authorizations are automatically adjusted for stock splits and stock dividends. Repurchases are authorized to be made in the open market or through privately negotiated transactions and will be subject to market conditions, accumulation of excess equity, legal and regulatory restrictions, and prudent capital management. FHN does not currently expect to repurchase a material number of shares under the compensation plan-related repurchase program during the next annual period.

Dividend reinvestment plan. The Dividend Reinvestment and Stock Purchase Plan authorizes the sale of FHN’s common stock from stock acquired on the open market to shareholders who choose to invest all or a portion of their cash dividends or make optional cash payments of $25 to $10,000 per quarter without paying commissions. The price of stock purchased on the open market is the average price paid.

Note 21 – Business Segment Information

FHN has four business segments: regional banking, capital markets, corporate, and non-strategic. The regional banking segment offers financial products and services, including traditional lending and deposit taking, to retail and commercial customers largely in Tennessee and other selected markets. Regional banking provides investments, financial planning, trust services and asset management, credit card, and cash management. Additionally, the regional banking segment includes correspondent banking which provides credit, depository, and other banking related services to other financial institutions nationally. The capital markets segment consists of fixed income sales, trading, and strategies for institutional clients in the U.S. and abroad, as well as loan sales, portfolio advisory, and derivative sales. The corporate segment consists of gains/(losses) on the extinguishment of debt, unallocated corporate expenses, expense on subordinated debt issuances, bank-owned life insurance, unallocated interest income associated with excess equity, net impact of raising incremental capital, revenue and expense associated with deferred compensation plans, funds management, tax credit investment activities, acquisition-related costs, and various charges related to restructuring, repositioning, and efficiency initiatives. The non-strategic segment consists of the wind-down national consumer lending activities, legacy mortgage banking elements including servicing fees (in periods subsequent to first quarter 2014 these amounts are significantly lower), and the associated ancillary revenues and expenses related to these businesses. Non-strategic also includes the wind-down trust preferred loan portfolio and exited businesses along with the associated restructuring, repositioning, and efficiency charges.

Periodically, FHN adapts its segments to reflect managerial or strategic changes. FHN may also modify its methodology of allocating expenses and equity among segments which could change historical segment results. Total revenue, expense, and asset levels reflect those which are specifically identifiable or which are allocated based on an internal allocation method. Because the allocations are based on internally developed assignments and allocations, they are to an extent subjective. Generally, all assignments and allocations have been consistently applied for all periods presented. The following table reflects the amounts of consolidated revenue, expense, tax, and assets for each segment for the years ended December 31:

(Dollars in thousands)		2014	2013	2012
Consolidated	Net interest income	$627,718	$637,374	$688,667
	Provision for loan losses	27,000	55,000	78,000
	Noninterest income	550,044	584,577	671,329
	Noninterest expense	832,531	1,148,519	1,369,524
	Income/(loss) before income taxes	318,231	18,432	(87,528)
	Provision/(benefit) for income taxes	84,185	(19,389)	(72,028)
	Income/(loss) from continuing operations	234,046	37,821	(15,500)
	Income/(loss) from discontinued operations, net of tax	—	548	148
	Net income/(loss)	$234,046	$38,369	$(15,352)
	Average assets	$23,994,836	$24,402,338	$25,048,287
	Depreciation and amortization	$56,896	$71,616	$117,972
	Expenditures for long-lived assets	38,880	41,463	21,862

Certain previously reported amounts have been revised to reflect the retroactive effect of the adoption of ASU 2014-01, “Equity Method and Joint Venture: Accounting for Investments in Qualified Affordable Housing Projects.” See Note 1 – Summary of Significant Accounting Policies for additional information.

Note 21 – Business Segment Information (Continued)

(Dollars in thousands)		2014	2013	2012
Regional Banking	Net interest income	$602,126	$591,351	$605,287
	Provision/(provision credit) for loan losses	29,187	18,460	(898)
	Noninterest income	254,705	247,717	253,470
	Noninterest expense	538,988	529,396	571,204
	Income/(loss) before income taxes	288,656	291,212	288,451
	Provision/(benefit) for income taxes	102,771	104,915	104,779
	Net income/(loss)	$185,885	$186,297	$183,672
	Average assets	$13,273,565	$12,875,630	$12,657,320
	Depreciation and amortization	$38,271	$46,864	$73,720
	Expenditures for long-lived assets	30,833	34,764	17,617

Capital Markets	Net interest income	$12,688	$16,187	$20,765
	Noninterest income	202,725	268,436	334,992
	Noninterest expense	146,847	232,429	263,015
	Income/(loss) before income taxes	68,566	52,194	92,742
	Provision/(benefit) for income taxes	25,741	19,618	35,044
	Net income/(loss)	$42,825	$32,576	$57,698
	Average assets	$2,069,472	$2,255,852	$2,297,051
	Depreciation and amortization	$6,133	$8,666	$20,904
	Expenditures for long-lived assets	1,295	3,987	1,851

Corporate	Net interest income/(expense)	$(54,175)	$(46,178)	$(35,908)
	Noninterest income	26,969	26,055	27,008
	Noninterest expense	61,387	64,865	84,251
	Income/(loss) before income taxes	(88,593)	(84,988)	(93,151)
	Provision/(benefit) for income taxes	(63,526)	(51,582)	(67,256)
	Net income/(loss)	$(25,067)	$(33,406)	$(25,895)
	Average assets	$5,588,328	$5,186,034	$5,218,611
	Depreciation and amortization	$10,796	$13,754	$19,072
	Expenditures for long-lived assets	6,218	1,050	2,327

Non-Strategic	Net interest income	$67,079	$76,014	$98,523
	Provision/(provision credit) for loan losses	(2,187)	36,540	78,898
	Noninterest income	65,645	42,369	55,859
	Noninterest expense	85,309	321,829	451,054
	Income/(loss) before income taxes	49,602	(239,986)	(375,570)
	Provision/(benefit) for income taxes	19,199	(92,340)	(144,595)
	Income/(loss) from continuing operations	30,403	(147,646)	(230,975)
	Income/(loss) from discontinued operations, net of tax	—	548	148
	Net income/(loss)	$30,403	$(147,098)	$(230,827)
	Average assets	$3,063,471	$4,084,822	$4,875,305
	Depreciation and amortization	$1,696	$2,332	$4,276
	Expenditures for long-lived assets	534	1,662	67

Certain previously reported amounts have been revised to reflect the retroactive effect of the adoption of ASU 2014-01, “Equity Method and Joint Venture: Accounting for Investments in Qualified Affordable Housing Projects.” See Note 1 – Summary of Significant Accounting Policies for additional information.

Note 22 – Variable Interest Entities

ASC 810 defines a VIE as an entity where the equity investors, as a group, lack either (1) the power through voting rights, or similar rights, to direct the activities of an entity that most significantly impact the entity’s economic performance, (2) the obligation to absorb the expected losses of the entity, (3) the right to receive the expected residual returns of the entity, or (4) sufficient equity at risk for the entity to finance its activities by itself. A variable interest is a contractual ownership, or other interest, that fluctuates with changes in the fair value of the VIE’s net assets exclusive of variable interests. Under ASC 810, as amended, a primary beneficiary is required to consolidate a VIE when it has a variable interest in a VIE that provides it with a controlling financial interest. For such purposes, the determination of whether a controlling financial interest exists is based on whether a single party has both the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could potentially be significant.

Consolidated Variable Interest Entities

FHN holds variable interests in proprietary residential mortgage securitization trusts it established prior to 2008 as a source of liquidity for its mortgage banking and consumer lending operations. Based on their restrictive nature, the trusts are considered VIEs as the holders of equity at risk do not have the power through voting rights or similar rights to direct the activities that most significantly impact the trusts’ economic performance. In situations where the retention of MSR and other retained interests, including residual interests and subordinated bonds, results in FHN potentially absorbing losses or receiving benefits that are significant to the trusts, FHN is considered the primary beneficiary, as it is also assumed to have the power as servicer to most significantly impact the activities of such VIEs. Consolidation of the trusts results in the recognition of the trusts’ proceeds as restricted borrowings since the cash flows on the securitized loans can only be used to settle the obligations due to the holders of the trusts’ securities. In third quarter 2013, FHN agreed to sell the servicing related to one of these securitization trusts that was previously consolidated. Upon closing of this sale in January 2014, the securitization trust was de-consolidated and prospectively considered a non-consolidated VIE. Except for recourse due to breaches of representations and warranties made by FHN in connection with the sale of the loans to the trusts, the creditors of the trusts hold no recourse to the assets of FHN.

The only trust included in the December 31, 2014 balance of consolidated proprietary residential mortgage securitizations is a HELOC securitization trust that has entered a rapid amortization period and for which FHN is obligated to provide subordinated funding. During this period, cash payments from borrowers are accumulated to repay outstanding debt securities while FHN continues to make advances to borrowers when they draw on their lines of credit. FHN then transfers the newly generated receivables into the securitization trust and is reimbursed only after other parties in the securitization have received all of the cash flows to which they are entitled. If loan losses requiring draws on the related monoline insurers’ policies, which protect bondholders in the securitization, exceed a certain level, FHN may not receive reimbursement for all of the funds advanced to borrowers, as the senior bondholders and the monoline insurers typically have priority for repayment. This securitization trust is currently consolidated by FHN due to FHN’s status as the Master Servicer for the securitization and the retention of a significant residual interest. Because the trust is consolidated, amounts funded from monoline insurance policies are considered as additional restricted term borrowings in FHN’s Consolidated Statements of Condition.

FHN has established certain rabbi trusts related to deferred compensation plans offered to its employees. FHN contributes employee cash compensation deferrals to the trusts and directs the underlying investments made by the trusts. The assets of these trusts are available to FHN’s creditors only in the event that FHN becomes insolvent. These trusts are considered VIEs as there is no equity at risk in the trusts since FHN provided the equity interest to its employees in exchange for services rendered. FHN is considered the primary beneficiary of the rabbi trusts as it has the power to direct the activities that most significantly impact the economic performance of the rabbi trusts through its ability to direct the underlying investments made by the trusts. Additionally, FHN could potentially receive benefits or absorb losses that are significant to the trusts due to its right to receive any asset values in excess of liability payoffs and its obligation to fund any liabilities to employees that are in excess of a rabbi trust’s assets.

Note 22 – Variable Interest Entities (Continued)

The following table summarizes VIEs consolidated by FHN as of December 31, 2014 and 2013:

	December 31, 2014		December 31, 2013
	On-Balance Sheet Consumer Loan Securitizations	Rabbi Trusts Used for Deferred Compensation Plans	On-Balance Sheet Consumer Loan Securitizations	Rabbi Trusts Used for Deferred Compensation Plans
(Dollars in thousands)	Carrying Value	Carrying Value	Carrying Value	Carrying Value
Assets:
Cash and due from banks	$182	N/A	$1,244	N/A
Loans, net of unearned income	76,772	N/A	100,790	N/A
Less: Allowance for loan losses	827	N/A	4,439	N/A
Total net loans	75,945	N/A	96,351	N/A
Other assets	436	$67,117	1,892	$64,505
Total assets	$76,563	$67,117	$99,487	$64,505
Liabilities:
Term borrowings	$65,612	N/A	$89,640	N/A
Other liabilities	4	$50,825	18	$49,519
Total liabilities	$65,616	$50,825	$89,658	$49,519

Nonconsolidated Variable Interest Entities

Low Income Housing Partnerships. First Tennessee Housing Corporation (“FTHC”), a wholly-owned subsidiary of FTBNA, makes equity investments as a limited partner in various partnerships that sponsor affordable housing projects utilizing the Low Income Housing Tax Credit (“LIHTC”) pursuant to Section 42 of the Internal Revenue Code. The purpose of these investments is to achieve a satisfactory return on capital and to support FHN’s community reinvestment initiatives. The activities of the limited partnerships include the identification, development, and operation of multi-family housing that is leased to qualifying residential tenants generally within FHN’s primary geographic region. LIHTC partnerships are considered VIEs as FTHC, the holder of the equity investment at risk, does not have the ability to direct the activities that most significantly affect the performance of the entity through voting rights or similar rights. FTHC could absorb losses that are significant to the LIHTC partnerships as it has a risk of loss for its initial capital contributions and funding commitments to each partnership. The general partners are considered the primary beneficiaries as managerial functions give them the power to direct the activities that most significantly impact the partnerships’ economic performance and the general partners are exposed to all losses beyond FTHC’s initial capital contributions and funding commitments.

Note 22 – Variable Interest Entities (Continued)

LIHTC investments that do not qualify for the proportional amortization method as defined in ASU 2014-01 and discussed in Note 1 are accounted for using the equity method. Expenses associated with these investments were not significant during 2014 or 2013 and were $3.4 million in 2012. The following table summarizes the impact to the Provision/(benefit) for income taxes on the Consolidated Statements of Income for the years ended December 31, 2014, 2013 and 2012, for LIHTC investments accounted for under the proportional amortization method.

(Dollars in thousands)	2014	2013	2012
Provision/(benefit) for income taxes
Amortization of qualifying LIHTC investments	$9,880	$12,246	$12,869
Low income housing tax credits	(9,850)	(11,543)	(16,268)
Other tax benefits related to qualifying LIHTC investments	(7,438)	(3,149)	(4,574)

New Market Tax Credit LLCs. First Tennessee New Markets Corporation (“FTNMC”), a wholly-owned subsidiary of FTBNA, makes equity investments through wholly-owned subsidiaries as a non-managing member in various limited liability companies (“LLCs”) that sponsor community development projects utilizing the New Market Tax Credit (“NMTC”) pursuant to Section 45 of the Internal Revenue Code. The purpose of these investments is to achieve a satisfactory return on capital and to support FHN’s community reinvestment initiatives. The activities of the LLCs include providing investment capital for low-income communities within FHN’s primary geographic region. A portion of the funding of FTNMC’s investment in a NMTC LLC is obtained via a loan from an unrelated third-party that is typically a community development enterprise. The NMTC LLCs are considered VIEs as FTNMC, the holder of the equity investment at risk, does not have the ability to direct the activities that most significantly affect the performance of the entity through voting rights or similar rights. While FTNMC could absorb losses that are significant to the NMTC LLCs as it has a risk of loss for its initial capital contributions, the managing members are considered the primary beneficiaries as managerial functions give them the power to direct the activities that most significantly impact the NMTC LLCs’ economic performance and the managing members are exposed to all losses beyond FTNMC’s initial capital contributions.

Small Issuer Trust Preferred Holdings. FTBNA holds variable interests in trusts which have issued mandatorily redeemable preferred capital securities (“trust preferreds”) for smaller banking and insurance enterprises. FTBNA has no voting rights for the trusts’ activities. The trusts’ only assets are junior subordinated debentures of the issuing enterprises. The creditors of the trusts hold no recourse to the assets of FTBNA. These trusts meet the definition of a VIE as the holders of the equity investment at risk do not have the power through voting rights, or similar rights, to direct the activities that most significantly impact the trusts’ economic performance. Based on the nature of the trusts’ activities and the size of FTBNA’s holdings, FTBNA could potentially receive benefits or absorb losses that are significant to the trusts regardless of whether a majority of a trust’s securities are held by FTBNA. However, since FTBNA is solely a holder of the trusts’ securities, it has no rights which would give it the power to direct the activities that most significantly impact the trusts’ economic performance and thus it is not considered the primary beneficiary of the trusts. FTBNA has no contractual requirements to provide financial support to the trusts.

On-Balance Sheet Trust Preferred Securitization. In 2007, FTBNA executed a securitization of certain small issuer trust preferreds for which the underlying trust meets the definition of a VIE as the holders of the equity investment at risk do not have the power through voting rights, or similar rights, to direct the activities that most significantly impact the entity’s economic performance. FTBNA could potentially receive benefits or absorb losses that are significant to the trust based on the size and priority of the interests it retained in the securities issued by the trust. However, since FTBNA did not retain servicing or other decision making rights, FTBNA is not the primary beneficiary as it does not have the power to direct the activities that most significantly impact the trust’s economic performance. Accordingly, FTBNA has accounted for the funds received through the securitization as a term borrowing in its Consolidated Statements of Condition. FTBNA has no contractual requirements to provide financial support to the trust.

Proprietary Trust Preferred Issuances. FHN has previously issued junior subordinated debt to First Tennessee Capital II (“Capital II”). Capital II is considered a VIE as FHN’s capital contributions to this trust are not considered “at risk” in evaluating whether the holders of the equity investments at risk in the trust have the power through voting rights, or similar rights, to direct the activities that most significantly impact the entity’s economic performance. FHN is not the trust’s primary beneficiary as FHN’s capital contributions to the trust are not considered variable interests as they are not “at risk”. Consequently, Capital II is not consolidated by FHN.

Proprietary Residential Mortgage Securitizations. FHN holds variable interests in proprietary residential mortgage securitization trusts it established prior to 2008 as a source of liquidity for its mortgage banking operations. Except for recourse due to breaches of representations and warranties made by FHN in connection with the sale of the loans to the trusts, the creditors of the trusts hold no recourse to the assets of FHN. Additionally, FHN has no contractual requirements to provide financial support to the trusts. Based on their restrictive nature, the trusts are considered VIEs as the holders of equity at risk do not have the power through voting rights, or similar rights, to direct the activities that most significantly impact the trusts’ economic performance. While FHN is assumed to have the power as servicer to most significantly impact the activities of such VIEs, in situations where FHN does not have the ability to

Note 22 – Variable Interest Entities (Continued)

participate in significant portions of a securitization trust’s cash flows FHN is not considered the primary beneficiary of the trust. Therefore, these trusts are not consolidated by FHN. Upon closing of the servicing sales in first quarter 2014, FHN’s interests in these securitizations declined substantially.

Agency Residential Mortgage Securitizations. During fourth quarter 2013, FHN completed the sale of substantially all servicing for Agency securitizations resulting in the de-recognition of its interests in these trusts.

Prior to third quarter 2008, FHN transferred first lien mortgages that were included in Agency-sponsored securitizations and retained MSR and in certain situations various other interests. Except for recourse due to breaches of representations and warranties made by FHN in connection with the sale of the loans to the trusts, the creditors of the trusts held no recourse to the assets of FHN. Additionally, FHN had no contractual requirements to provide financial support to the trusts. The Agencies’ or designated third parties’ status as Master Servicer and the rights they hold consistent with their guarantees on the securities issued provide them with the power to direct the activities that most significantly impact the trusts’ economic performance. Thus, such trusts were not consolidated by FHN as it was not considered the primary beneficiary even in situations where it could potentially receive benefits or absorb losses that were significant to the trusts.

In relation to certain Agency securitizations, FHN purchased the servicing rights on securitized loans from the loan originator and held other retained interests. Based on their restrictive nature, the trusts meet the definition of a VIE since the holders of the equity investments at risk do not have the power through voting rights, or similar rights, to direct the activities that most significantly impact the trusts’ economic performance. As the Agencies serve as Master Servicer for the securitized loans and hold rights consistent with their guarantees on the securities issued, they have the power to direct the activities that most significantly impact the trusts’ economic performance. Thus, FHN was not considered the primary beneficiary even in situations where it could potentially receive benefits or absorb losses that were significant to the trusts. FHN had no contractual requirements to provide financial support to the trusts.

On-Balance Sheet Consumer Loan Securitizations. Prior to March 31, 2014 FHN held variable interests in proprietary residential mortgage securitization trusts it established prior to 2008 as a source of liquidity for its consumer lending operations. Except for recourse due to breaches of representations and warranties made by FHN in connection with the sale of the loans to the trusts, the creditors of the trusts held no recourse to the assets of FHN. Based on their restrictive nature, the trusts were considered VIEs as the holders of equity at risk did not have the power through voting rights or similar rights to direct the activities that most significantly impact the trusts’ economic performance. The nonconsolidated proprietary residential mortgage securitizations as of December 31, 2013, consisted of two HELOC securitization trusts that had entered a rapid amortization period and for which FHN was obligated to provide subordinated funding. These securitization trusts were not consolidated by FHN as it was not the Master Servicer for the securitizations. FHN’s holding of a unilateral call right to reclaim specific assets in the trusts precluded sale accounting for the related securitization transactions. Thus, even though FHN was not the Master Servicer, the related transactions were accounted for as secured borrowings, with the associated loans and secured debt remaining within FHN’s Consolidated Financial Statements. These trusts were collapsed in first quarter 2014 as the collateral (loans) of the trust were repurchased and FHN eliminated the associated secured borrowing on the Consolidated Statements of Condition.

Holdings & Short Positions in Agency Mortgage-Backed Securities. FHN holds securities issued by various Agency securitization trusts. Based on their restrictive nature, the trusts meet the definition of a VIE since the holders of the equity investments at risk do not have the power through voting rights, or similar rights, to direct the activities that most significantly impact the entities’ economic performance. FHN could potentially receive benefits or absorb losses that are significant to the trusts based on the nature of the trusts’ activities and the size of FHN’s holdings. However, FHN is solely a holder of the trusts’ securities and does not have the power to direct the activities that most significantly impact the trusts’ economic performance, and is not considered the primary beneficiary of the trusts. FHN has no contractual requirements to provide financial support to the trusts.

Commercial Loan Troubled Debt Restructurings. For certain troubled commercial loans, FTBNA restructures the terms of the borrower’s debt in an effort to increase the probability of receipt of amounts contractually due. Following a troubled debt restructuring, the borrower entity typically meets the definition of a VIE as the initial determination of whether an entity is a VIE must be reconsidered as events have proven that the entity’s equity is not sufficient to permit it to finance its activities without additional subordinated financial support or a restructuring of the terms of its financing. As FTBNA does not have the power to direct the activities that most significantly impact such troubled commercial borrowers’ operations, it is not considered the primary beneficiary even in situations where, based on the size of the financing provided, FTBNA is exposed to potentially significant benefits and losses of the borrowing entity. FTBNA has no contractual requirements to provide financial support to the borrowing entities beyond certain funding commitments established upon restructuring of the terms of the debt that allows for preparation of the underlying collateral for sale.

Managed Discretionary Trusts. FHN serves as manager over certain discretionary trusts for which it makes investment decisions on behalf of the trusts’ beneficiaries in return for a reasonable management fee. The trusts meet the definition of a VIE since the holders of the equity investments at risk do not have the power, through voting rights or similar rights, to direct the activities that most

Note 22 – Variable Interest Entities (Continued)

significantly impact the entities’ economic performance. The management fees FHN receives are not considered variable interests in the trusts as all of the requirements related to permitted levels of decision maker fees are met. Therefore, the VIEs are not consolidated by FHN as it is not the trusts’ primary beneficiary. FHN has no contractual requirements to provide financial support to the trusts.

The following table summarizes FHN’s nonconsolidated VIEs as of December 31, 2014:

(Dollars in thousands)	Maximum Loss Exposure	Liability Recognized	Classification
Type
Low income housing partnerships	$61,259	$4,678	(a)
New market tax credit LLCs (b) (c)	21,648	—	Other assets
Small issuer trust preferred holdings (d)	364,882	—	Loans, net of unearned income
On-balance sheet trust preferred securitization	51,613	62,561	(e)
Proprietary trust preferred issuances (f)	N/A	206,186	Term borrowings
Proprietary and agency residential mortgage securitizations	25,904	—	(g)
Holdings of agency mortgage-backed securities (d)	3,881,505	—	(h)
Commercial loan troubled debt restructurings (i) (j)	47,258	—	Loans, net of unearned income
Managed discretionary trusts (f)	N/A	N/A	N/A

Certain previously reported amounts have been revised to reflect the retroactive effect of the adoption of ASU 2014-01,“Equity Method and Joint Venture: Accounting for Investments in Qualified Affordable Housing Projects.” See Note 1—Summary of Significant Accounting Policies for additional information.

(a)	Maximum loss exposure represents $56.6 million of current investments and $4.7 million of contractual funding commitments. Accrued funding commitments represent unconditional contractual obligations for future funding events, and are also recognized in Other Liabilities. FHN currently expects to be required to fund these accrued commitments by the end of 2016.
(b)	A liability is not recognized as investments are written down over the life of the related tax credit.
(c)	Maximum loss exposure represents current investment balance. Of the initial investment, $18.0 million was funded through loans from community development enterprises.
(d)	Maximum loss exposure represents the value of current investments. A liability is not recognized as FHN is solely a holder of the trusts’ securities.
(e)	Includes $112.5 million classified as Loans, net of unearned income, and $1.7 million classified as Trading securities which are offset by $62.6 million classified as Term borrowings.
(f)	No exposure to loss due to the nature of FHN’s involvement.
(g)	Includes $.6 million and $.1 million classified as MSR related to proprietary and agency residential mortgage securitizations, respectively, and $5.6 million classified as Trading securities related to proprietary residential mortgage securitizations. Aggregate servicing advances of $19.6 million are classified as Other assets.
(h)	Includes $519.1 million classified as Trading securities and $3.4 billion classified as Securities available-for-sale.
(i)	Maximum loss exposure represents $44.0 million of current receivables and $3.2 million of contractual funding commitments on loans related to commercial borrowers involved in a troubled debt restructuring.
(j)	A liability is not recognized as the loans are the only variable interests held in the troubled commercial borrowers’ operations.

Note 22 – Variable Interest Entities (Continued)

The following table summarizes FHN’s nonconsolidated VIEs as of December 31, 2013:

(Dollars in thousands)	Maximum Loss Exposure	Liability Recognized	Classification
Type
Low income housing partnerships	$65,838	$7,034	(a)
New market tax credit LLCs (b) (c)	22,774	—	Other assets
Small issuer trust preferred holdings (d)	402,307	—	Loans, net of unearned income
On-balance sheet trust preferred securitization	53,951	60,222	(e)
Proprietary trust preferred issuances (f)	N/A	206,186	Term borrowings
Proprietary and agency residential mortgage securitizations	339,493	—	(g)
On-balance sheet consumer loan securitizations	22,965	221,193	(h)
Holdings of agency mortgage-backed securities (d)	3,401,539	—	(i)
Short positions in agency mortgage-backed securities (f)	N/A	854	Trading liabilities
Commercial loan troubled debt restructurings (j) (k)	62,207	—	Loans, net of unearned income
Managed discretionary trusts (f)	N/A	N/A	N/A

Certain previously reported amounts have been revised to reflect the retroactive effect of the adoption of ASU 2014-01, “Equity Method and Joint Venture: Accounting for Investments in Qualified Affordable Housing Projects.” See Note 1—Summary of Significant Accounting Policies for additional information.

(a)	Maximum loss exposure represents $58.8 million of current investments and $7.0 million of contractual funding commitments. Accrued funding commitments represent unconditional contractual obligations for future funding events, and are also recognized in Other Liabilities. FHN currently expects to be required to fund these accrued commitments by the end of 2016.
(b)	A liability is not recognized as investments are written down over the life of the related tax credit.
(c)	Maximum loss exposure represents current investment balance. Of the initial investment, $18.0 million was funded through loans from community development enterprises.
(d)	Maximum loss exposure represents the value of current investments. A liability is not recognized as FHN is solely a holder of the trusts’ securities.
(e)	Includes $112.5 million classified as Loans, net of unearned income, and $1.7 million classified as Trading securities which are offset by $60.2 million classified as Term borrowings.
(f)	No exposure to loss due to the nature of FHN’s involvement.
(g)	Includes $70.1 million and $.4 million classified as MSR related to proprietary and agency residential mortgage securitizations, respectively, and $7.2 million classified as Trading securities related to proprietary and agency residential mortgage securitizations. Aggregate servicing advances of $261.8 million are classified as Other assets.
(h)	Includes $244.2 million classified as Loans, net of unearned income which are offset by $221.2 million classified as Term borrowings.
(i)	Includes $286.9 million classified as Trading securities and $3.1 billion classified as Securities available-for-sale.
(j)	Maximum loss exposure represents $59.9 million of current receivables and $2.3 million of contractual funding commitments on loans related to commercial borrowers involved in a troubled debt restructuring.
(k)	A liability is not recognized as the loans are the only variable interests held in the troubled commercial borrowers’ operations.

Prior to 2009, FHN utilized loan sales and securitizations as a significant source of liquidity for its mortgage banking operations. FHN no longer retains financial interests in loans it transfers to third parties.

Retained Interests

With the sales of substantially all servicing by the end of first quarter 2014, prior transfers of financial assets in which FHN has continuing involvement are no longer significant. See Note 18 – Contingencies and Other Disclosures for information regarding FHN’s repurchase exposure for claims that FHN breached its representations and warranties made in connection with the sale of loans to proprietary and agency residential mortgage securitization trusts.

Note 22 – Variable Interest Entities (Continued)

For 2013, cash flows received and paid related to loan sales and securitizations where FHN had continuing involvement were as follows:

Year Ended
(Dollars in thousands)	December 31, 2013
Proceeds from initial sales	$10,843
Servicing fees retained (a)	43,563
Purchases of GNMA guaranteed mortgages	97,684
Purchases of previously transferred financial assets (b) (c)	287,576
Other cash flows received on retained interests	5,482

(a)	Included servicing fees on MSR associated with loan sales and purchased MSR.
(b)	Included repurchases of delinquent and performing loans, foreclosed assets, and make-whole payments for economic losses incurred by purchaser. Also included buyouts from GSEs in order to facilitate foreclosures.
(c)	2013 includes $74.7 million of cash paid related to clean-up calls exercised by FHN.

The principal amount of loans transferred through loan sales and securitizations and other loans managed with them in which FHN had continuing involvement, the principal amount of delinquent loans, and the net credit losses during the December 31, 2013 are as follows:

	Principal Amount of Residential Real Estate	Net Credit Loss
	Loans (a) (b) (c)	Year Ended
(Dollars in thousands)	December 31, 2013	December 31, 2013
Total loans managed or transferred	$8,386,789	$219,925

(a)	Amounts represent real estate residential loans in FHN’s portfolio, held-for-sale, and loans that have been transferred in proprietary securitizations and whole loan sales in which FHN had a retained interest other than servicing rights. Also included $39.4 million of loans transferred to GSEs with any type of retained interest other than servicing rights in 2013.
(b)	Includes $.7 billion where the principal amount is 90 days or more past due or nonaccrual. Included in this amount was $39.8 million of GNMA guaranteed mortgages in 2013.
(c)	No delinquency or net credit loss data is provided for the loans transferred to FNMA or FHLMC because these agencies retain credit risk. See Note 18 - Contingencies and Other Disclosures for discussion related to repurchase obligations for loans transferred to GSEs or private investors.

Note 23 – Derivatives

In the normal course of business, FHN utilizes various financial instruments (including derivative contracts and credit-related agreements) through its capital markets and risk management operations, as part of its risk management strategy and as a means to meet customers’ needs. Additionally, FHN used derivatives to hedge MSR, but such hedges were terminated in third quarter 2013 when FHN entered into an agreement to sell substantially all MSR. Derivative instruments are subject to credit and market risks in excess of the amount recorded on the balance sheet as required by GAAP. The contractual or notional amounts of these financial instruments do not necessarily represent credit or market risk. However, they can be used to measure the extent of involvement in various types of financial instruments. Controls and monitoring procedures for these instruments have been established and are routinely reevaluated. The Asset/Liability Committee (“ALCO”) controls, coordinates, and monitors the usage and effectiveness of these financial instruments.

Credit risk represents the potential loss that may occur if a party to a transaction fails to perform according to the terms of the contract. The measure of credit exposure is the replacement cost of contracts with a positive fair value. FHN manages credit risk by entering into financial instrument transactions through national exchanges, primary dealers or approved counterparties, and by using mutual margining and master netting agreements whenever possible to limit potential exposure. FHN also maintains collateral posting requirements with certain counterparties to limit credit risk. On December 31, 2014 and 2013, respectively, FHN had $91.7 million and $115.2 million of cash receivables and $55.6 million and $80.6 million of cash payables related to collateral posting under master netting arrangements, inclusive of collateral posted related to contracts with adjustable collateral posting thresholds and over collateralized positions, with derivative counterparties. With exchange-traded contracts, the credit risk is limited to the clearinghouse used. For non-exchange traded instruments, credit risk may occur when there is a gain in the fair value of the financial instrument and the counterparty fails to perform according to the terms of the contract and/or when the collateral proves to be of insufficient value. See additional discussion regarding master netting agreements and collateral posting requirements later in this note under the heading “Master Netting and Similar Agreements.” Market risk represents the potential loss due to the decrease in the value of a financial instrument caused primarily by changes in interest rates or the prices of debt instruments. FHN manages market risk by establishing and monitoring limits on the types and degree of risk that may be undertaken. FHN continually measures this risk through the use of models that measure value-at-risk and earnings-at-risk.

Derivative Instruments. FHN enters into various derivative contracts both in a dealer capacity, to facilitate customer transactions, and as a risk management tool. Where contracts have been created for customers, FHN enters into transactions with dealers to offset its risk exposure. Contracts with dealers that require central clearing are novated to a clearing agent who becomes FHN’s counterparty. Derivatives are also used as a risk management tool to hedge FHN’s exposure to changes in interest rates or other defined market risks.

Forward contracts are over-the-counter contracts where two parties agree to purchase and sell a specific quantity of a financial instrument at a specified price, with delivery or settlement at a specified date. Futures contracts are exchange-traded contracts where two parties agree to purchase and sell a specific quantity of a financial instrument at a specified price, with delivery or settlement at a specified date. Interest rate option contracts give the purchaser the right, but not the obligation, to buy or sell a specified quantity of a financial instrument, at a specified price, during a specified period of time. Caps and floors are options that are linked to a notional principal amount and an underlying indexed interest rate. Interest rate swaps involve the exchange of interest payments at specified intervals between two parties without the exchange of any underlying principal. Swaptions are options on interest rate swaps that give the purchaser the right, but not the obligation, to enter into an interest rate swap agreement during a specified period of time.

Capital Markets

Capital markets trades U.S. Treasury, U.S. Agency, mortgage-backed, corporate and municipal fixed income securities, and other securities for distribution to customers. When these securities settle on a delayed basis, they are considered forward contracts. Capital markets also enters into interest rate contracts, including caps, swaps, and floors, for its customers. In addition, capital markets enters into futures and option contracts to economically hedge interest rate risk associated with a portion of its securities inventory. These transactions are measured at fair value, with changes in fair value recognized currently in Capital markets noninterest income. Related assets and liabilities are recorded on the Consolidated Statements of Condition as Derivative assets and Derivative liabilities. The FTN Financial Risk Committee and the Credit Risk Management Committee collaborate to mitigate credit risk related to these transactions. Credit risk is controlled through credit approvals, risk control limits, and ongoing monitoring procedures. Total trading revenues were $170.3 million and $231.9 million for the years ended December 31, 2014 and 2013, respectively. Total revenues are inclusive of both derivative and non-derivative financial instruments, and are included in Capital markets noninterest income.

Note 23 – Derivatives (Continued)

The following tables summarize FHN’s derivatives associated with capital markets trading activities as of December 31, 2014 and 2013:

	December 31, 2014
(Dollars in thousands)	Notional	Assets	Liabilities
Customer Interest Rate Contracts	$1,754,939	$76,614	$3,681
Offsetting Upstream Interest Rate Contracts	1,754,939	3,681	76,614
Option Contracts Purchased	15,000	12	—
Forwards and Futures Purchased	884,439	1,383	459
Forwards and Futures Sold	1,175,667	962	1,576

	December 31, 2013
(Dollars in thousands)	Notional	Assets	Liabilities
Customer Interest Rate Contracts	$1,786,532	$76,980	$11,214
Offsetting Upstream Interest Rate Contracts	1,786,532	11,214	76,980
Option Contracts Purchased	5,000	9	—
Forwards and Futures Purchased	1,278,331	2,489	824
Forwards and Futures Sold	1,445,656	531	3,519

Interest Rate Risk Management

FHN’s ALCO focuses on managing market risk by controlling and limiting earnings volatility attributable to changes in interest rates. Interest rate risk exists to the extent that interest-earning assets and interest-bearing liabilities have different maturity or repricing characteristics. FHN uses derivatives, including swaps, caps, options, and collars, that are designed to moderate the impact on earnings as interest rates change. Interest paid or received for swaps utilized by FHN to hedge the fair value of long term debt is recognized as an adjustment of the interest expense of the liabilities whose risk is being managed. FHN’s interest rate risk management policy is to use derivatives to hedge interest rate risk or market value of assets or liabilities, not to speculate. In addition, FHN has entered into certain interest rate swaps and caps as a part of a product offering to commercial customers that includes customer derivatives paired with upstream offsetting market instruments that, when completed, are designed to mitigate interest rate risk. These contracts do not qualify for hedge accounting and are measured at fair value with gains or losses included in current earnings in Noninterest expense on the Consolidated Statements of Income.

FHN has entered into pay floating, receive fixed interest rate swaps to hedge the interest rate risk of certain term borrowings totaling $554.0 million on December 31, 2014 and 2013, respectively. These swaps have been accounted for as fair value hedges under the shortcut method. The balance sheet amount of these swaps was $15.3 million and $40.2 million in Derivative assets on December 31, 2014 and 2013, respectively. $304.0 million of these borrowings matured January 2015.

FHN has designated a derivative transaction in a hedging strategy to manage interest rate risk on its $500 million noncallable senior debt maturing in December 2015. This derivative qualifies for hedge accounting under ASC 815-20 using the long-haul method. FHN entered into a pay floating, receive fixed interest rate swap to hedge the interest rate risk on this debt. The balance sheet amount of this swap was $9.1 million and $18.0 million in Derivative assets as of December 31, 2014 and 2013, respectively. There was no ineffectiveness related to this hedge.

FHN designates derivative transactions in hedging strategies to manage interest rate risk on subordinated debt related to its trust preferred securities. These qualify for hedge accounting under ASC 815-20 using the long-haul method. FHN hedges the interest rate risk of the subordinated debt totaling $200 million using a pay floating, receive fixed interest rate swap. The balance sheet amount of this swap was $3.9 million and $24.9 million in Derivative liabilities as of December 31, 2014 and 2013, respectively. There was no ineffectiveness related to this hedge.

FHN has designated a derivative transaction in a hedging strategy to manage interest rate risk on $400.0 million of senior debt issued by FTBNA which matures in December 2019. This qualifies for hedge accounting under ASC 815-20 using the long-haul method. FHN entered into a pay floating, receive fixed interest rate swap to hedge the interest rate risk of the senior debt in November 2014. The balance sheet impact of this swap was $.4 million in Derivative assets on December 31, 2014. There was an insignificant level of ineffectiveness related to this hedge.

Note 23 – Derivatives (Continued)

The following tables summarize FHN’s derivatives associated with interest rate risk management activities as of and for the years ended December 31, 2014 and 2013:

	December 31, 2014
(Dollars in thousands)	Notional	Assets	Liabilities		Gains/(Losses)
Customer Interest Rate Contracts Hedging
Hedging Instruments and Hedged Items:
Customer Interest Rate Contracts (a)	$664,345	$26,084	$430		$577
Offsetting Upstream Interest Rate Contracts (a)	664,345	430	26,584		(577)
Debt Hedging
Hedging Instruments:
Interest Rate Swaps (b)	$1,654,000	$24,811	$3,910		$(12,126)
Hedged Items:
Term Borrowings (b)	N/A	N/A	$1,654,000	(c)	$12,272 (d)

	December 31, 2013
(Dollars in thousands)	Notional	Assets	Liabilities		Gains/(Losses)
Customer Interest Rate Contracts Hedging
Hedging Instruments and Hedged Items:
Customer Interest Rate Contracts (a)	$759,830	$28,747	$3,670		$(30,057)
Offsetting Upstream Interest Rate Contracts (a)	776,236	3,670	29,247		30,547
Debt Hedging
Hedging Instruments:
Interest Rate Swaps (b)	$1,254,000	$58,226	$24,904		$(61,853)
Hedged Items:
Term Borrowings (b)	N/A	N/A	$1,254,000	(c)	$61,853 (d)

(a)	Gains/losses included in the Other expense section of the Consolidated Statements of Income.
(b)	Gains/losses included in the All other income and commissions section of the Consolidated Statements of Income.
(c)	Represents par value of term borrowings being hedged.
(d)	Represents gains and losses attributable to changes in fair value due to interest rate risk as designated in ASC 815-20 hedging relationships.

FHN hedges held-to-maturity trust preferred loans with a principal balance of $6.5 million as of December 31, 2014 and 2013, which have an initial fixed rate term before conversion to a floating rate. FHN has entered into pay fixed, receive floating interest rate swaps to hedge the interest rate risk associated with this initial term. These hedge relationships qualify as fair value hedges under ASC 815-20. The impact of these swaps was $.7 million and $1.1 million in Derivative liabilities on the Consolidated Statements of Condition as of December 31, 2014 and 2013, respectively. Interest paid or received for these swaps is recognized as an adjustment of the interest income of the assets whose risk is being hedged. Basis adjustments remaining at the end of the hedge term are being amortized as an adjustment to interest income over the remaining life of the loans. Gains or losses are included in Other income and commissions on the Consolidated Statements of Income.

Note 23 – Derivatives (Continued)

The following tables summarize FHN’s derivative activities associated with held-to-maturity trust preferred loans as of and for the years ended December 31, 2014 and 2013:

	December 31, 2014
(Dollars in thousands)	Notional	Assets		Liabilities	Gains/(Losses)
Loan Portfolio Hedging
Hedging Instruments:
Interest Rate Swaps	$6,500	N/A		$744	$262
Hedged Items:
Trust Preferred Loans (a)	N/A	$6,500	(b)	N/A	$(259	)(c)

	December 31, 2013
(Dollars in thousands)	Notional	Assets		Liabilities	Gains/(Losses)
Loan Portfolio Hedging
Hedging Instruments:
Interest Rate Swaps	$6,500	N/A		$1,006	$1,037
Hedged Items:
Trust Preferred Loans (a)	N/A	$6,500	(b)	N/A	$(1,032	)(c)

(a)	Assets included in the Loans, net of unearned income section of the Consolidated Statements of Condition.
(b)	Represents principal balance being hedged.
(c)	Represents gains and losses attributable to changes in fair value due to interest rate risk as designated in ASC 815-20 hedging relationships.

Other Derivatives

In conjunction with the sales of a portion of its Visa Class B shares, FHN and the purchaser entered into derivative transactions whereby FHN will make or receive cash payments whenever the conversion ratio of the Visa Class B shares into Visa Class A shares is adjusted. As of December 31, 2014, the derivative liabilities associated with the sales of Visa Class B shares were $5.2 million compared to $2.9 million as of December 31, 2013. See the Visa Matters section of Note 18 – Contingencies and Other Disclosures for more information regarding FHN’s Visa shares.

FHN utilizes cross currency swaps and cross currency interest rate swaps to economically hedge its exposure to foreign currency risk and interest rate risk associated with non-U.S. dollar denominated loans. As of December 31, 2014, these loans were valued at $4.9 million. As of December 31, 2013, these loans were valued at $.6 million, the balance sheet amount and the gains/losses associated with these derivatives were not material.

Legacy Mortgage Servicing Operations

Retained Interests

Prior to first quarter 2014, FHN had significantly larger amounts of retained mortgage servicing rights. FHN revalued MSR to current fair value each month with changes in fair value included in servicing income in Mortgage banking noninterest income on the Consolidated Statements of Income. FHN entered into interest rate contracts (potentially including swaps, swaptions, and mortgage forward purchase contracts) to hedge against the effects of changes in fair value of its MSR associated with increased prepayment activity that generally results from declining interest rates. Substantially all capitalized MSR were hedged for economic purposes. In third quarter 2013, in conjunction with the agreement to sell legacy mortgage servicing, FHN terminated all hedges associated with MSR and interest-only securities.

FHN utilized derivatives as an economic hedge (potentially including swaps, swaptions, and mortgage forward purchase contracts) to protect the value of its interest-only securities that change in value inversely to the movement of interest rates. Interest-only securities are included in Trading securities on the Consolidated Statements of Condition. Changes in the fair value of these derivatives and the hedged interest-only securities are recognized currently in earnings in Mortgage banking noninterest income as a component of servicing income on the Consolidated Statements of Income.

Note 23 – Derivatives (Continued)

The following table summarizes FHN’s derivatives associated with legacy mortgage servicing activities as of and for the year ended December 31, 2013:

	December 31, 2013
(Dollars in thousands)	Notional	Assets	Liabilities	Gains/(Losses)
Retained Interests Hedging
Hedging Instruments:
Forwards and Futures	$—	$—	$—	$(3,047)
Interest Rate Swaps and Swaptions	—	—	—	(4,275)
Hedged Items:
Mortgage Servicing Rights	N/A	$70,492	N/A	$21,591
Other Retained Interests	N/A	7,195	N/A	3,813

Master Netting and Similar Agreements

As previously discussed, FHN uses master netting agreements, mutual margining agreements and collateral posting requirements to minimize credit risk on derivative contracts. Master netting and similar agreements are used when counterparties have multiple derivatives contracts that allow for a “right of setoff,” meaning that a counterparty may net offsetting positions and collateral with the same counterparty under the contract to determine a net receivable or payable. The following discussion provides an overview of these arrangements which may vary due to the derivative type and market in which a derivative transaction is executed.

Interest rate derivatives are subject to agreements consistent with standard agreement forms of the International Swap and Derivatives Association (“ISDA”). Currently, all interest rate derivative contracts are entered into as over-the-counter transactions and collateral posting requirements are based on the net asset or liability position with each respective counterparty. For contracts that require central clearing, novation to a central counterparty clearinghouse occurs and collateral is posted. Cash collateral received (posted) for interest rate derivatives is recognized as a liability (asset) on FHN’s balance sheet.

Interest rate derivatives with customers that are smaller financial institutions typically require posting of collateral by the counterparty to FHN. This collateral is subject to a threshold with daily adjustments based upon changes in the level or fair value of the derivative position. Positions and related collateral can be netted in the event of default. Collateral pledged by a counterparty is typically cash or securities. The securities pledged as collateral are not recognized within FHN’s Consolidated Statements of Condition. Interest rate derivatives associated with lending arrangements share the collateral with the related loan(s). The derivative and loan positions may be netted in the event of default. For disclosure purposes, the entire collateral amount is allocated to the loan.

Interest rate derivatives with larger financial institutions entered into prior to required central clearing typically contain provisions whereby the collateral posting thresholds under the agreements adjust based on the credit ratings of both counterparties. If the credit rating of FHN and/or FTBNA is lowered, FHN could be required to post additional collateral with the counterparties. Conversely, if the credit rating of FHN and/or FTBNA is increased, FHN could have collateral released and be required to post less collateral in the future. Also, if a counterparty’s credit ratings were to decrease, FHN and/or FTBNA could request the posting of additional collateral; whereas if a counterparty’s credit ratings were to increase, the counterparty could request the release of excess collateral. Collateral for these arrangements is adjusted daily based on changes in the net fair value position with each counterparty.

The net fair value, determined by individual counterparty, of all derivative instruments with adjustable collateral posting thresholds was $100.5 million of assets and $80.5 million of liabilities on December 31, 2014, and $119.0 million of assets and $100.3 million of liabilities on December 31, 2013. As of December 31, 2014 and 2013, FHN had received collateral of $172.1 million and $196.4 million and posted collateral of $83.0 million and $105.9 million, respectively, in the normal course of business related to these agreements.

Certain agreements entered into prior to required central clearing also contain accelerated termination provisions, inclusive of the right of offset, if a counterparty’s credit rating falls below a specified level. If a counterparty’s debt rating (including FHN’s and FTBNA’s) were to fall below these minimums, these provisions would be triggered, and the counterparties could terminate the agreements and request immediate settlement of all derivative contracts under the agreements. The net fair value, determined by individual counterparty, of all derivative instruments with credit-risk-related contingent accelerated termination provisions was $100.5 million of assets and $19.7 million of liabilities on December 31, 2014, and $119.0 million of assets and $30.1 million of liabilities on December 31, 2013. As of December 31, 2014 and 2013, FHN had received collateral of $172.1 million and $196.4 million and posted collateral of $26.6 million and $39.4 million, respectively, in the normal course of business related to these contracts.

Capital Markets buys and sells various types of securities for its customers. When these securities settle on a delayed basis, they are considered forward contracts, and are generally not subject to master netting agreements. Forwards purchased and sold through legacy

Note 23 – Derivatives (Continued)

mortgage banking activities typically consisted of mortgage to be announced (“TBA”) trades for which FHN utilized a clearinghouse for settlement. In the event of default, all open positions can be offset. For futures and options, FHN transacts through a third party, and the transactions are subject to margin and collateral maintenance requirements. In the event of default, open positions can be offset along with the associated collateral.

For this disclosure, FHN considers the impact of master netting and other similar agreements which allow FHN to settle all contracts with a single counterparty on a net basis and to offset the net derivative asset or liability position with the related securities and cash collateral. The application of the collateral cannot reduce the net derivative asset or liability position below zero, and therefore any excess collateral is not reflected in the tables below.

The following table provides a detail of derivative assets and collateral received as presented on the Consolidated Statements of Condition as of December 31:

				Gross amounts not offset in the
				Statement of Condition
		Gross amounts	Net amounts of	Derivative
	Gross amounts	offset in the	assets presented	liabilities
	of recognized	Statement of	in the Statement	available for	Collateral
(Dollars in thousands)	assets	Condition	of Condition (a)	offset	Received	Net amount
Derivative assets:
2014 (b)	$131,731	$—	$131,731	$(15,768)	$(114,230)	$1,733
2013 (b)	178,837	—	178,837	(68,216)	(110,621)	—

(a)	Included in Derivative Assets on the Consolidated Statements of Condition. As of December 31, 2014 and 2013, $2.4 million and $3.0 million, respectively, of derivative assets (primarily capital markets forward contracts) have been excluded from these tables because they are generally not subject to master netting or similar agreements.
(b)	2014 and 2013 are comprised entirely of interest rate derivative contracts.

The following table provides a detail of derivative liabilities and collateral pledged as presented on the Consolidated Statements of Condition as of December 31:

				Gross amounts not offset in the
				Statement of Condition
		Gross amounts	Net amounts of
	Gross amounts	offset in the	liabilities presented	Derivative
	of recognized	Statement of	in the Statement	assets available	Collateral
(Dollars in thousands)	liabilities	Condition	of Condition (a)	for offset	pledged	Net amount
Derivative liabilities:
2014 (b)	$111,963	$—	$111,963	$(15,768)	$(78,390)	$17,805
2013 (b)	147,021	—	147,021	(68,216)	(59,999)	18,806

(a)	Included in Derivative Liabilities on the Consolidated Statements of Condition. As of December 31, 2014 and 2013, $7.3 million of derivative liabilities (primarily capital markets forward contracts) have been excluded from these tables because they are generally not subject to master netting or similar agreements.
(b)	2014 and 2013 are comprised entirely of interest rate derivative contracts.

Note 24 –Master Netting and Similar Agreements - Repurchase, Reverse Repurchase, and Securities Borrowing and Lending Transactions

For repurchase, reverse repurchase and securities borrowing and lending transactions, FHN and each counterparty have the ability to offset all open positions and related collateral in the event of default. Due to the nature of these transactions, the value of the collateral for each transaction approximates the value of the corresponding receivable or payable. For repurchase agreements within FHN’s capital markets’ business, transactions are collateralized by securities which are delivered on the settlement date and are maintained throughout the term of the transaction. For FHN’s repurchase agreements through banking activities, securities are typically pledged at the time of the transaction and not released until settlement. For asset positions, the collateral is not included on FHN’s Consolidated Statements of Condition. For liability positions, securities collateral pledged by FHN is generally represented within FHN’s trading or available-for-sale securities portfolios.

For this disclosure, FHN considers the impact of master netting and other similar agreements that allow FHN to settle all contracts with a single counterparty on a net basis and to offset the net asset or liability position with the related securities collateral. The application of the collateral cannot reduce the net asset or liability position below zero, and therefore any excess collateral is not reflected in the tables below.

The following table provides a detail of Securities purchased under agreements to resell as presented on the Consolidated Statements of Condition and collateral pledged by counterparties as of December 31:

				Gross amounts not offset in the
				Statement of Condition
		Gross amounts	Net amounts of	Offsetting	Securities collateral
	Gross amounts	offset in the	assets presented	securities sold	(not recognized on
	of recognized	Statement of	in the Statement	under agreements	FHN’s Statement
(Dollars in thousands)	assets	Condition	of Condition	to repurchase	of Condition)	Net amount
Securities purchased under agreements to resell:
2014	$659,154	$—	$659,154	$(48,655)	$(602,403)	$8,096
2013	412,614	—	412,614	(8,672)	(396,855)	7,087

The following table provides a detail of Securities sold under agreements to repurchase as presented on the Consolidated Statements of Condition and collateral pledged by FHN as of December 31:

				Gross amounts not offset in the
				Statement of Condition
		Gross amounts	Net amounts of	Offsetting
	Gross amounts	offset in the	liabilities presented	securities
	of recognized	Statement of	in the Statement	purchased under	Securities
(Dollars in thousands)	liabilities	Condition	of Condition	agreements to resell	Collateral	Net amount
Securities sold under agreements to repurchase:
2014	$562,214	$—	$562,214	$(48,655)	$(513,463)	$96
2013	442,789	—	442,789	(8,672)	(434,008)	109

Note 25 – Fair Value of Assets & Liabilities

FHN groups its assets and liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. This hierarchy requires FHN to maximize the use of observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. Each fair value measurement is placed into the proper level based on the lowest level of significant input. These levels are:

•	Level 1 - Valuation is based upon quoted prices for identical instruments traded in active markets.

•	Level 2 - Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

•	Level 3 - Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models, and similar techniques.

Transfers between fair value levels are recognized at the end of the fiscal quarter in which the associated change in inputs occurs.

Note 25 – Fair Value of Assets & Liabilities (Continued)

Recurring Fair Value Measurements

The following table presents the balance of assets and liabilities measured at fair value on a recurring basis as of December 31, 2014:

	December 31, 2014
(Dollars in thousands)	Level 1	Level 2	Level 3	Total
Trading securities - capital markets:
U.S. treasuries	$—	$115,908	$—	$115,908
Government agency issued MBS	—	330,443	—	330,443
Government agency issued CMO	—	188,632	—	188,632
Other U.S. government agencies	—	127,263	—	127,263
States and municipalities	—	54,647	—	54,647
Trading Loans	—	15,088	—	15,088
Corporate and other debt	—	354,178	5	354,183
Equity, mutual funds, and other	—	2,590	—	2,590
Total trading securities - capital markets	—	1,188,749	5	1,188,754
Trading securities - mortgage banking:
Principal only	—	—	4,137	4,137
Interest only	—	—	167	167
Subordinated bonds	—	—	1,333	1,333
Total trading securities - mortgage banking	—	—	5,637	5,637
Loans held-for-sale	—	—	27,910	27,910
Securities available-for-sale:
U.S. treasuries	—	100	—	100
Government agency issued MBS	—	751,165	—	751,165
Government agency issued CMO	—	2,611,266	—	2,611,266
Other U.S. government agencies	—	—	1,807	1,807
States and municipalities	—	8,705	1,500	10,205
Equity, mutual funds, and other	26,264	—	—	26,264
Total securities available-for-sale	26,264	3,371,236	3,307	3,400,807
Mortgage servicing rights	—	—	2,517	2,517
Other assets:
Deferred compensation assets	25,665	—	—	25,665
Derivatives, forwards and futures	2,345	—	—	2,345
Derivatives, interest rate contracts	—	131,631	—	131,631
Derivatives, other	—	112	—	112
Total other assets	28,010	131,743	—	159,753
Total assets	$54,274	$4,691,728	$39,376	$4,785,378
Trading liabilities - capital markets:
U.S. treasuries	$—	$286,016	$—	$286,016
Other U.S. government agencies	—	1,958	—	1,958
Corporate and other debt	—	306,341	—	306,341
Total trading liabilities - capital markets	—	594,315	—	594,315
Other liabilities:
Derivatives, forwards and futures	2,035	—	—	2,035
Derivatives, interest rate contracts	—	111,964	—	111,964
Derivatives, other	—	—	5,240	5,240
Total other liabilities	2,035	111,964	5,240	119,239
Total liabilities	$2,035	$706,279	$5,240	$713,554

Note 25 – Fair Value of Assets & Liabilities (Continued)

The following table presents the balance of assets and liabilities measured at fair value on a recurring basis as of December 31, 2013:

	December 31, 2013
(Dollars in thousands)	Level 1	Level 2	Level 3	Total
Trading securities - capital markets:
U.S. treasuries	$—	$70,472	$—	$70,472
Government agency issued MBS	—	231,398	—	231,398
Government agency issued CMO	—	55,515	—	55,515
Other U.S. government agencies	—	108,265	—	108,265
States and municipalities	—	30,814	—	30,814
Corporate and other debt	—	297,440	5	297,445
Equity, mutual funds, and other	—	614	—	614
Total trading securities - capital markets	—	794,518	5	794,523
Trading securities - mortgage banking:
Principal only	—	—	5,110	5,110
Interest only	—	—	2,085	2,085
Total trading securities - mortgage banking	—	—	7,195	7,195
Loans held-for-sale	—	—	230,456	230,456
Securities available-for-sale:
U.S. treasuries	—	39,996	—	39,996
Government agency issued MBS	—	823,689	—	823,689
Government agency issued CMO	—	2,290,937	—	2,290,937
Other U.S. government agencies	—	—	2,326	2,326
States and municipalities	—	13,655	1,500	15,155
Venture capital	—	—	4,300	4,300
Equity, mutual funds, and other	23,259	—	—	23,259
Total securities available-for-sale	23,259	3,168,277	8,126	3,199,662
Mortgage servicing rights	—	—	72,793	72,793
Other assets:
Deferred compensation assets	23,880	—	—	23,880
Derivatives, forwards and futures	3,020	—	—	3,020
Derivatives, interest rate contracts	—	178,846	—	178,846
Total other assets	26,900	178,846	—	205,746
Total assets	$50,159	$4,141,641	$318,575	$4,510,375
Trading liabilities - capital markets:
U.S. treasuries	$—	$210,096	$—	$210,096
Government agency issued MBS	—	854	—	854
Other U.S. government agencies	—	3,900	—	3,900
Corporate and other debt	—	153,498	—	153,498
Total trading liabilities - capital markets	—	368,348	—	368,348
Other liabilities:
Derivatives, forwards and futures	4,343	—	—	4,343
Derivatives, interest rate contracts	—	147,021	—	147,021
Derivatives, other	—	1	2,915	2,916
Total other liabilities	4,343	147,022	2,915	154,280
Total liabilities	$4,343	$515,370	$2,915	$522,628

Note 25 – Fair Value of Assets & Liabilities (Continued)

Changes in Recurring Level 3 Fair Value Measurements

The changes in Level 3 assets and liabilities measured at fair value for the twelve months ended December 31, 2014, 2013, and 2012, on a recurring basis are summarized as follows:

	Twelve Months Ended December 31, 2014
				Securities available-for-sale		Mortgage
	Trading	Loans held-		Investment	Venture	servicing	Net derivative
(Dollars in thousands)	securities	for-sale		portfolio	Capital	rights, net	liabilities
Balance on January 1, 2014	$7,200	$230,456		$3,826	$4,300	$72,793	$(2,915)
Total net gains/(losses) included in:
Net income	149	52,494		—	(2,995)	1,248	(5,981)
Other comprehensive income / (loss)	—	—		(64)	—	—	—
Purchases	1,559	5,654		—	—	—	—
Issuances	—	—		—	—	—	—
Sales	(1,715)	(236,975)		—	(5)	(70,204)	—
Settlements	(1,550)	(19,806)		(455)	(1,300)	(1,320)	3,656
Net transfers into/(out of) Level 3	—	(3,913	)(b)	—	—	—	—
Balance on December 31, 2014	$5,643	$27,910		$3,307	$—	$2,517	$(5,240)
Net unrealized gains/(losses) included in net income	$225 (a)	$1,991	(a)	$—	$—	$43 (a)	$(5,981	)(c)

	Twelve Months Ended December 31, 2013
				Securities available-for-sale		Mortgage		Other
	Trading	Loans held-		Investment	Venture	servicing	Net derivative	short-term
(Dollars in thousands)	securities	for-sale		portfolio	Capital	rights, net	liabilities	borrowings
Balance on January 1, 2013	$17,992	$221,094		$5,253	$4,300	$114,311	$(2,175)	$(11,156)
Total net gains/(losses) included in:
Net income	5,028	(4,387)		—	—	20,182	(2,013)	(3)
Other comprehensive income /(loss)	—	—		(114)	—	—	—	—
Purchases	—	69,929		—	—	—	—	—
Issuances	—	—		—	—	—	—	—
Sales	(7,784)	—		—	—	(39,633)	—	11,159
Settlements	(8,036)	(40,369)		(1,313)	—	(22,067)	1,273	—
Net transfers into/(out of) Level 3	—	(15,811	)(b)	—	—	—	—	—
Balance on December 31, 2013	$7,200	$230,456		$3,826	$4,300	$72,793	$(2,915)	$—
Net unrealized gains/(losses) included in net income	$1,237 (a)	$(4,387	)(a)	$—	$—	$17,394 (a)	$2,013 (c)	$— (a)

	Twelve Months Ended December 31, 2012
					Securities available-for-sale			Mortgage				Other
	Trading		Loans held-		Investment	Venture		servicing		Net derivative		short-term
(Dollars in thousands)	securities		for-sale		portfolio	capital		rights		liabilities		borrowings
Balance on January 1, 2012	$18,059		$210,487		$7,262	$12,179		$144,069		$(11,820)		$(14,833)
Total net gains/(losses) included in:
Net income	3,678		(2,618)		—	371		(5,075)		(1,757)		3,677
Other comprehensive income	—		—		(234)	—		—		—		—
Purchases	—		60,111		—	—		—		—		—
Sales	—		—		—	(8,250)		—		—		—
Settlements	(9,225)		(27,032)		(1,775)	—		(24,683)		11,402		—
Net transfers into/(out of) Level 3	5,480		(19,854	)(b)	—	—		—		—		—
Balance on December 31, 2012	$17,992		$221,094		$5,253	$4,300		$114,311		$(2,175)		$(11,156)
Net unrealized gains/(losses) included in net income	$2,084	(a)	$(2,618	)(a)	$—	$(4,700	)(d)	$(3,957	)(a)	$(1,757	)(c)	$3,677 (a)

(a)	Primarily included in mortgage banking income on the Consolidated Statements of Income.
(b)	Transfers out of recurring loans held-for-sale level 3 balances reflect movements out of loans held-for-sale and into real estate acquired by foreclosure (level 3 nonrecurring).
(c)	Included in Other expense.
(d)	Represents recognized gains and losses attributable to venture capital investments classified within securities available-for-sale that are included in securities gains/(losses) in noninterest income.

In third quarter 2014, FHN completed sales of first lien mortgage loans from its loans held-for-sale portfolio. The sale populations primarily represented loans that had been originated with the intent to sell to FNMA or FHLMC and consisted of repurchased loans as well as loans that remained after FHN’s exit of mortgage origination activities in 2008. Smaller amounts of jumbo loans were also included in the sale, along with some loans insured under government programs. Almost all of these loans had been accounted for at elected fair value (a recurring measurement) with a small amount having been accounted for as LOCOM loans (a nonrecurring measurement). The contracted sale values for the loans reflected a substantial improvement in pricing for pre-2009 vintage first lien

Note 25 – Fair Value of Assets & Liabilities (Continued)

mortgages in comparison to FHN’s historical methodologies used to estimate fair value, which incorporate significant Level 3 inputs within a discounted cash flow model. Accordingly, the loans being sold were marked to the revised estimate of fair value during the quarter and the pricing evidence from the sale transactions was considered a Level 2 input within the valuation process for the remaining non-governmental guaranteed portion of first lien mortgage loans held-for-sale. In fourth quarter 2012, FHN determined that the level of market information on prepayment speeds and discount rates associated with its principal only trading securities had become more limited. In response, FHN increased its use of observable inputs and transferred these balances to Level 3.

Note 25 – Fair Value of Assets & Liabilities (Continued)

Nonrecurring Fair Value Measurements

From time to time, FHN may be required to measure certain other financial assets at fair value on a nonrecurring basis in accordance with GAAP. These adjustments to fair value usually result from the application of LOCOM accounting or write-downs of individual assets. For assets measured at fair value on a nonrecurring basis which were still held on the balance sheet at December 31, 2014, 2013, and 2012, respectively, the following tables provide the level of valuation assumptions used to determine each adjustment, the related carrying value, and the fair value adjustments recorded during the respective periods.

					Twelve Months Ended
	Carrying value at December 31, 2014				December 31, 2014
(Dollars in thousands)	Level 1	Level 2	Level 3	Total	Net gains/(losses)
Loans held-for-sale - SBAs	$—	$3,322	$—	$3,322	$46
Loans held-for-sale - first mortgages	—	—	846	846	(470)
Loans, net of unearned income (a)	—	—	40,531	40,531	(714)
Real estate acquired by foreclosure (b)	—	—	30,430	30,430	(3,465)
Other assets (c)	—	—	28,660	28,660	(2,087)
					$(6,690)

					Twelve Months Ended
	Carrying value at December 31, 2013				December 31, 2013
(Dollars in thousands)	Level 1	Level 2	Level 3	Total	Net gains/(losses)
Loans held-for-sale - SBAs	$—	$6,185	$—	$6,185	$(122)
Loans held-for-sale - first mortgages	—	—	9,457	9,457	139
Loans, net of unearned income (a)	—	—	62,839	62,839	(3,109)
Real estate acquired by foreclosure (b)	—	—	45,753	45,753	(4,987)
Other assets (c)	—	—	30,810	30,810	(2,021)
					$(10,100)

					Twelve Months Ended
	Carrying value at December 31, 2012				December 31, 2012
(Dollars in thousands)	Level 1	Level 2	Level 3	Total	Net gains/(losses)
Loans held-for-sale - SBAs	$—	$23,902	$—	$23,902	$15
Loans held-for-sale - first mortgages	—	—	12,054	12,054	(436)
Loans, net of unearned income (a)	—	—	117,064	117,064	(55,948)
Real estate acquired by foreclosure (b)	—	—	41,767	41,767	(9,422)
Other assets (c)	—	—	32,370	32,370	(4,478)
					$(70,269)

Certain previously reported amounts have been revised to reflect the retroactive effect of the adoption of ASU 2014-01, “Equity Method and Joint Venture: Accounting for Investments in Qualified Affordable Housing Projects.” See Note 1 – Summary of Significant Accounting Policies for additional information.

(a)	Represents carrying value of loans for which adjustments are required to be based on the appraised value of the collateral. Write-downs on these loans are recognized as part of provision.
(b)	Represents the fair value and related losses of foreclosed properties that were measured subsequent to their initial classification as foreclosed assets. Balance excludes foreclosed real estate related to government insured mortgages.
(c)	Represents tax credit investments accounted for under the equity method.

In first quarter 2013, FHN exercised clean-up calls on first lien mortgage proprietary securitization trusts. In accordance with accounting requirements, FHN initially recognized the associated loans at fair value. Fair value was primarily determined through reference to observable inputs, including current market prices for similar loans. Since these loans were from the 2003 vintage, adjustments were made for the higher yields associated with the loans in comparison to more currently originated loans being sold. This resulted in recognition of an immaterial premium for these transactions.

Note 25 – Fair Value of Assets & Liabilities (Continued)

Level 3 Measurements

The following tables provide information regarding the unobservable inputs utilized in determining the fair value of level 3 recurring and non-recurring measurements as of December 31, 2014 and 2013:

(Dollars in Thousands)

	Fair Value at
Level 3 Class	December 31, 2014	Valuation Techniques	Unobservable Input	Values Utilized
Trading securities - mortgage (a)	$5,637	Discounted cash flow	Prepayment speeds	41% - 46%
			Discount rate	8% - 56%
Loans held-for-sale - residential real estate	28,756	Discounted cash flow	Prepayment speeds - First mortgage	2% - 12%
			Prepayment speeds - HELOC	5% - 15%
			Foreclosure losses	50% - 60%
			Loss severity trends - First mortgage	10% - 70% of UPB
			Loss severity trends - HELOC	45% - 100% of UPB
			Draw rate - HELOC	5% - 12%
Mortgage servicing rights (a)	2,517	Discounted cash flow	Prepayment speeds	15.2 CPR
			Discount rate	9.8%
			Cost to service	$141.40/Loan
			Earnings on escrow	1.385%
Derivative liabilities, other	5,240	Discounted cash flow	Visa covered litigation resolution amount	$4.8 billion - $5.6 billion
			Probability of resolution scenarios	10% - 30%
			Time until resolution	12 - 48 months
Loans, net of unearned income (b)	40,531	Appraisals from comparable properties	Marketability adjustments for specific properties	0% - 10% of appraisal
		Other collateral valuations	Borrowing base certificates adjustment	20% - 50% of gross value
			Financial Statements/Auction values adjustment	0% - 25% of reported value
Real estate acquired by foreclosure (c)	30,430	Appraisals from comparable properties	Adjustment for value changes since appraisal	0% - 10% of appraisal
Other assets (d)	28,660	Discounted cash flow	Adjustments to current sales yields for specific properties	0% - 15% adjustment to yield
		Appraisals from comparable properties	Marketability adjustments for specific properties	0% - 25% of appraisal

Certain previously reported amounts have been revised to reflect the retroactive effect of the adoption of ASU 2014-01, “Equity Method and Joint Venture: Accounting for Investments in Qualified Affordable Housing Projects.” See Note 1 – Summary of Significant Accounting Policies for additional information.

(a)	The unobservable inputs for principal-only and interest-only trading securities, MSR and subordinated bonds are discussed in the Mortgage servicing rights and other retained interests paragraph.
(b)	Represents carrying value of loans for which adjustments are required to be based on the appraised value of the collateral. Write-downs on these loans are recognized as part of provision.
(c)	Represents the fair value of foreclosed properties that were measured subsequent to their initial classification as foreclosed assets. Balance excludes foreclosed real estate related to government insured mortgages.
(d)	Represents tax credit investments accounted for under the equity method.

Note 25 – Fair Value of Assets & Liabilities (Continued)

(Dollars in Thousands)
	Fair Value at
Level 3 Class	December 31, 2013	Valuation Techniques	Unobservable Input	Values Utilized
Trading securities - mortgage (a)	$7,195	Discounted cash flow	Prepayment speeds	38% - 45%
			Discount rate	NM
Loans held-for-sale - residential real estate	239,913	Discounted cash flow	Prepayment speeds - First mortgage	6% - 10%
			Prepayment speeds - HELOC	3% - 12%
			Credit spreads	2% - 4%
			Delinquency adjustment factor	15% - 25% added to credit spread
			Loss severity trends - First mortgage	50% - 60% of UPB
			Loss severity trends - HELOC	35% - 100% of UPB
			Draw Rate - HELOC	2% - 11%
Venture capital investments	4,300	Industry comparables	Adjustment for minority interest and small business status	40% - 50% discount
		Discounted cash flow	Discount rate	25% - 30%
			Earnings capitalization rate	20% - 25%
Mortgage servicing rights (a)	72,793	Discounted cash flow	Prepayment speeds	19.7 CPR
			Discount rate	8.6%
			Cost to service	$162.00/Loan
			Earnings on escrow	1.385%
Derivative liabilities, other	2,915	Discounted cash flow	Visa covered litigation resolution amount	$4.4 billion - $5.0 billion
			Probability of resolution scenarios	15% - 45%
			Time until resolution	6 - 30 months
Loans, net of unearned income (b)	62,839	Appraisals from comparable properties	Marketability adjustments for specific properties	0% - 10% of appraisal
		Other collateral valuations	Borrowing base certificates adjustment	20% - 50% of gross value
			Financial Statements/Auction Values adjustment	0% - 25% of reported value
Real estate acquired by foreclosure (c)	45,753	Appraisals from comparable properties	Adjustment for value changes since appraisal	0% - 10% of appraisal
Other assets (d)	30,810	Discounted cash flow	Adjustments to current sales yields for specific properties	0% - 15% adjustment to yield
		Appraisals from comparable properties	Marketability adjustments for specific properties	0% - 25% of appraisal

Certain previously reported amounts have been revised to reflect the retroactive effect of the adoption of ASU 2014-01, “Equity Method and Joint Venture: Accounting for Investments in Qualified Affordable Housing Projects.” See Note 1 – Summary of Significant Accounting Policies for additional information.

NM – not meaningful

(a)	The unobservable inputs for principal-only and interest-only trading securities, MSR and subordinated bonds are discussed in the Mortgage servicing rights and other retained interests paragraph.
(b)	Represents carrying value of loans for which adjustments are required to be based on the appraised value of the collateral. Write-downs on these loans are recognized as part of provision.
(c)	Represents the fair value of foreclosed properties that were measured subsequent to their initial classification as foreclosed assets. Balance excludes foreclosed real estate related to government insured mortgages.
(d)	Represents tax credit investments accounted for under the equity method.

Note 25 – Fair Value of Assets & Liabilities (Continued)

Mortgage servicing rights and other retained interests. Prepayment rates and credit spreads (part of the discount rate) are significant unobservable inputs used in the fair value measurement of FHN’s MSR and mortgage trading securities which include principal only strips, excess interest IO, and subordinated bonds. Cost to service and earnings on escrow are additional unobservable inputs included in the valuation of MSR. Increases in prepayment rates, credit spreads and costs to service in isolation would result in significantly lower fair value measurements for the associated assets. Conversely, decreases in prepayment rates, credit spreads and costs to service in isolation would result in significantly higher fair value measurements for the associated assets. An increase/(decrease) in earnings on escrow in isolation would be accompanied by an increase/(decrease) in the value of the related MSR. Generally, when market interest rates decline and other factors favorable to prepayments occur, there is a corresponding increase in prepayment rates as customers are expected to refinance existing mortgages under more favorable interest rate terms. Generally, changes in discount rates directionally mirror the changes in market interest rates. In third quarter 2013, FHN agreed to sell substantially all its remaining legacy mortgage servicing. Sales commenced in fourth quarter 2013 and were substantially completed in first quarter 2014. FHN used the price in the definitive agreement, as adjusted for the portion of pricing that was not specific to the MSR and excess interest, as a third-party pricing source in the valuation of the remaining servicing assets as of December 31, 2014.

Prior to the contracted servicing sale, the MSR Hedging Working Group reviewed the overall assessment of the estimated fair value of MSR and excess interests weekly and was responsible for approving the critical assumptions used by management to determine the estimated fair value of FHN’s retained interests. In addition, this working group reviewed the source of significant changes to the carrying values each quarter and was responsible for hedges and approving hedging strategies during periods when the MSR was hedged. Hedges were terminated upon execution of the definitive agreement to sell servicing. Subsequent to the contracted servicing sale, FHN’s Corporate Accounting Department monitors sale activity and changes in the fair value of MSR and excess interest monthly.

Prior to the contracted servicing sale, FHN also engaged in a process referred to as “price discovery” on a quarterly basis to assess the reasonableness of the estimated fair value of retained interests. Price discovery was conducted through a process of obtaining the following information: (1) quarterly informal (and an annual formal) valuation of the servicing portfolio by prominent independent mortgage-servicing brokers and (2) a collection of surveys and benchmarking data made available by independent third parties that include peer participants in the mortgage banking business. Although there was no single source of market information that could be relied upon to assess the fair value of MSR or excess interests, FHN reviewed all information obtained during price discovery to determine whether the estimated fair value of MSR was reasonable when compared to market information.

Loans held-for-sale. Prepayment rates, foreclosure losses (2014), credit spreads (2013), and delinquency adjustment factors (2013) are significant unobservable inputs used in the fair value measurement of FHN’s residential real estate loans held-for-sale. Loss severity trends are also assessed to evaluate the reasonableness of fair value estimates resulting from discounted cash flows methodologies as well as to estimate fair value for newly repurchased loans and loans that are near foreclosure. Significant increases (decreases) in any of these inputs in isolation would result in significantly lower (higher) fair value measurements. Draw rates are an additional significant unobservable input for HELOCs. Increases (decreases) in the draw rate estimates for HELOCs would increase (decrease) their fair value. All observable and unobservable inputs are re-assessed monthly. Fair value measurements are reviewed at least monthly by FHN’s Corporate Accounting Department.

Venture capital investments. The unobservable inputs used in the estimation of fair value for Venture capital investments were adjustments for minority interest and small business status when compared to industry comparables, reduction of cash flow estimates due to industry uncertainty and the discount rate and earnings capitalization rate for a discounted cash flow analysis. For both valuation techniques, the inputs were intended to reflect the nature of the small business and the status of equity tranches held by FHN in relation to the overall valuation. The valuation of venture capital investments was reviewed at least quarterly by FHN’s Equity Investment Review Committee. Changes in valuation were discussed with respect to the appropriateness of the adjustments in relation to the associated triggering events.

Derivative liabilities. The determination of fair value for FHN’s derivative liabilities associated with its prior sales of Visa Class B shares include estimation of both the resolution amount for Visa’s Covered Litigation matters as well as the length of time until the resolution occurs. Significant increases (decreases) in either of these inputs in isolation would result in significantly higher (lower) fair value measurements for the derivative liabilities. Additionally, FHN performs a probability weighted multiple resolution scenario to calculate the estimated fair value of these derivative liabilities. Assignment of higher (lower) probabilities to the larger potential resolution scenarios would result in an increase (decrease) in the estimated fair value of the derivative liabilities. The valuation inputs and process are discussed with senior and executive management when significant events affecting the estimate of fair value occur. Inputs are compared to information obtained from the public issuances and filings of Visa, Inc. as well as public information released by other participants in the applicable litigation matters.

Loans, net of unearned income and Real estate acquired by foreclosure. Collateral-dependent loans and Real estate acquired by foreclosure are primarily valued using appraisals based on sales of comparable properties in the same or similar markets. Multiple appraisal firms are utilized to ensure that estimated values are consistent between firms. This process occurs within FHN’s Credit Risk

Note 25 – Fair Value of Assets & Liabilities (Continued)

Management and Loan Servicing functions (primarily consumer) and the Credit Risk Management Committee reviews valuation methodologies and loss information for reasonableness. Back testing is performed during the year through comparison to ultimate disposition values and is reviewed quarterly within the Credit Risk Management function. Other collateral (receivables, inventory, equipment, etc.) is valued through borrowing base certificates, financial statements and/or auction valuations. These valuations are discounted based on the quality of reporting, knowledge of the marketability/collectability of the collateral and historical disposition rates.

Other assets – tax credit investments. The estimated fair value of tax credit investments accounted for under the equity method is generally determined in relation to the yield (i.e., future tax credits to be received) an acquirer of these investments would expect in relation to the yields experienced on current new issue and/or secondary market transactions. Thus, as tax credits are recognized, the future yield to a market participant is reduced, resulting in consistent impairment of the individual investments. Individual investments are reviewed for impairment quarterly, which may include the consideration of additional marketability discounts related to specific investments. Unusual valuation adjustments, and the associated triggering events, are discussed with senior and executive management, when appropriate. A portfolio review is conducted annually, with the assistance of a third party, to assess the reasonableness of current valuations.

Fair Value Option

FHN elected the fair value option on a prospective basis for almost all types of mortgage loans originated for sale purposes under the Financial Instruments Topic (“ASC 825”). FHN determined that the election reduced certain timing differences and better matched changes in the value of such loans with changes in the value of derivatives used as economic hedges for these assets at the time of election. After the 2008 divestiture of certain mortgage banking operations and the significant decline of mortgage loans originated for sale, FHN discontinued hedging the mortgage warehouse.

Repurchased loans are recognized within loans held-for-sale at fair value at the time of repurchase, which includes consideration of the credit status of the loans and the estimated liquidation value. FHN has elected to continue recognition of these loans at fair value in periods subsequent to reacquisition. Due to the credit-distressed nature of the vast majority of repurchased loans and the related loss severities experienced upon repurchase, FHN believes that the fair value election provides a more timely recognition of changes in value for these loans that occur subsequent to repurchase. Absent the fair value election, these loans would be subject to valuation at the LOCOM value, which would prevent subsequent values from exceeding the initial fair value, determined at the time of repurchase, but would require recognition of subsequent declines in value. Thus, the fair value election provides for a more timely recognition of any potential future recoveries in asset values while not affecting the requirement to recognize subsequent declines in value.

Prior to 2010, FHN transferred certain servicing assets in transactions that did not qualify for sale treatment due to certain recourse provisions. In fourth quarter 2013, these recourse provisions expired and the transaction was recognized as a sale. Prior to fourth quarter 2013, the associated proceeds were recognized within other short-term borrowings in the Consolidated Statements of Condition. Since the servicing assets were recognized at fair value and changes in the fair value of the related financing liabilities mirrored the change in fair value of the associated servicing assets, management elected to account for the financing liabilities at fair value. Since the servicing assets had already been delivered to the buyer, the fair value of the financing liabilities associated with the transaction did not reflect any instrument-specific credit risk.

Note 25 – Fair Value of Assets & Liabilities (Continued)

The following tables reflect the differences between the fair value carrying amount of residential real estate loans held-for-sale measured at fair value in accordance with management’s election and the aggregate unpaid principal amount FHN is contractually entitled to receive at maturity.

	December 31, 2014
(Dollars in thousands)	Fair value carrying amount	Aggregate unpaid principal	Fair value carrying amount less aggregate unpaid principal
Residential real estate loans held-for-sale reported at fair value:
Total loans	$27,910	$43,822	$(15,912)
Nonaccrual loans	7,430	14,316	(6,886)
Loans 90 days or more past due and still accruing	2,587	4,000	(1,413)

	December 31, 2013
(Dollars in thousands)	Fair value carrying amount	Aggregate unpaid principal	Fair value carrying amount less aggregate unpaid principal
Residential real estate loans held-for-sale reported at fair value:
Total loans	$230,456	$378,326	$(147,870)
Nonaccrual loans	64,231	137,301	(73,070)
Loans 90 days or more past due and still accruing	7,765	15,854	(8,089)

Note 25 – Fair Value of Assets & Liabilities (Continued)

Assets and liabilities accounted for under the fair value election are initially measured at fair value with subsequent changes in fair value recognized in earnings. Such changes in the fair value of assets and liabilities for which FHN elected the fair value option are included in current period earnings with classification in the income statement line item reflected in the following table:

	Twelve Months Ended
	December 31
(Dollars in thousands)	2014	2013	2012
Changes in fair value included in net income:
Mortgage banking noninterest income
Loans held-for-sale	$52,494	$(4,387)	$(2,618)
Other short-term borrowings	—	(3)	3,677

For the twelve months ended December 31, 2014, 2013, and 2012, the amounts for residential real estate loans held-for-sale include a gain of $2.8 million and a loss of $1.5 million and $1.8 million, respectively, in pretax earnings that are attributable to changes in instrument-specific credit risk. The portion of the fair value adjustments related to credit risk was determined based on both a quality adjustment for delinquencies and the full credit spread on the non-conforming loans. Interest income on residential real estate loans held-for-sale measured at fair value is calculated based on the note rate of the loan and is recorded in the interest income section of the Consolidated Statements of Income as interest on loans held-for-sale.

Determination of Fair Value

In accordance with ASC 820-10-35, fair values are based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The following describes the assumptions and methodologies used to estimate the fair value of financial instruments and MSR recorded at fair value in the Consolidated Statements of Condition and for estimating the fair value of financial instruments for which fair value is disclosed under ASC 825-10-50.

Short-term financial assets. Federal funds sold, securities purchased under agreements to resell, and interest bearing deposits with other financial institutions and the Federal Reserve are carried at historical cost. The carrying amount is a reasonable estimate of fair value because of the relatively short time between the origination of the instrument and its expected realization.

Trading securities and trading liabilities. Trading securities and trading liabilities are recognized at fair value through current earnings. Trading inventory held for broker-dealer operations is included in trading securities and trading liabilities. Broker-dealer long positions are valued at bid price in the bid-ask spread. Short positions are valued at the ask price. Inventory positions are valued using observable inputs including current market transactions, LIBOR and U.S. treasury curves, credit spreads, and consensus prepayment speeds. Trading loans are valued using observable inputs including current market transactions, swap rates, mortgage rates, and consensus prepayment speeds.

Trading securities also include retained interests in prior securitizations that qualify as financial assets, which primarily include interest-only strips, principal-only strips and subordinated bonds. In third quarter 2013, FHN agreed to sell substantially all of its remaining legacy mortgage servicing, including excess interest. Since that time FHN has used the price in the definitive agreement, as adjusted for the portion of pricing that was not specific to the excess interest, as a third-party pricing source in the valuation of the excess interest. FHN uses inputs including yield curves, credit spreads, and prepayment speeds to determine the fair value of principal-only strips. Subordinated bonds are bonds with junior priority and are valued using an internal model which includes contractual terms, frequency and severity of loss (credit spreads), prepayment speeds of the underlying collateral, and the yield that a market participant would require.

Prior to the third quarter 2013 sale, the fair value of excess interest was determined using prices from closely comparable assets such as MSR that were tested against prices determined using a valuation model that calculated the present value of estimated future cash flows. Inputs utilized in valuing excess interest were consistent with those used to value the related MSR. The fair value of excess interest typically changes based on changes in the discount rate and differences between modeled prepayment speeds and credit losses and actual experience. FHN used assumptions in the model that it believes are comparable to those used by brokers and other service providers. FHN also periodically compared its estimates of fair value and assumptions with brokers, service providers, recent market activity, and against its own experience.

Securities available-for-sale. Securities available-for-sale includes the investment portfolio accounted for as available-for-sale under ASC 320-10-25, federal bank stock holdings, short-term investments in mutual funds, and prior to third quarter 2014, venture capital investments. Valuations of available-for-sale securities are performed using observable inputs obtained from market transactions in similar securities. Typical inputs include LIBOR and U.S. treasury curves, consensus prepayment estimates, and credit spreads. When available, broker quotes are used to support these valuations. Certain government agency debt obligations with limited trading activity are valued using a discounted cash flow model that incorporates a combination of observable and unobservable inputs. Primary

Note 25 – Fair Value of Assets & Liabilities (Continued)

observable inputs include contractual cash flows and the treasury curve. Significant unobservable inputs include estimated trading spreads and estimated prepayment speeds.

Investments in the stock of the Federal Reserve Bank and Federal Home Loan Banks are recognized at historical cost in the Consolidated Statements of Condition which is considered to approximate fair value. Short-term investments in mutual funds are measured at the funds’ reported closing net asset values. Investments in equity securities are valued using quoted market prices. Prior to 2014, venture capital investments were typically measured using significant internally generated inputs including adjustments to industry comparables and discounted cash flows analysis.

Securities held-to-maturity. Securities held-to-maturity reflects debt securities for which management has the positive intent and ability to hold to maturity. To the extent possible, valuations of held-to-maturity securities are performed using observable inputs obtained from market transactions in similar securities. Typical inputs include LIBOR and U.S. treasury curves and credit spreads. Debt securities with limited trading activity are valued using a discounted cash flow model that incorporates a combination of observable and unobservable inputs. Primary observable inputs include contractual cash flows, the treasury curve and credit spreads from similar instruments. Significant unobservable inputs include estimated credit spreads for individual issuers and instruments as well as prepayment speeds, as applicable.

Loans held-for-sale. For applicable loans current transaction prices and /or bid values on similar assets are used in valuing residential real estate loans held-for-sale. Uncommitted bids may be adjusted based on other available market information. For all other loans FHN determines the fair value of residential real estate loans held-for-sale using a discounted cash flow model which incorporates both observable and unobservable inputs. Commencing in fourth quarter 2014, inputs include current mortgage rates for similar products, estimated prepayment rates, foreclosure losses, and various loan performance measures (delinquency, LTV, credit score). Prior to fourth quarter 2014, typical inputs included contractual cash flow requirements, current mortgage rates for similar products, estimated prepayment rates, credit spreads and delinquency penalty adjustments. Adjustments for delinquency and other differences in loan characteristics are typically reflected in the model’s discount rates. Loss severity trends and the value of underlying collateral are also considered in assessing the appropriate fair value for severely delinquent loans and loans in foreclosure. The valuation of HELOCs also incorporates estimates of loan draw rates as well as estimated cancellation rates for loans expected to become delinquent.

Loans held-for-sale also includes loans made by the Small Business Administration (“SBA”), which are accounted for at LOCOM. The fair value of SBA loans is determined using an expected cash flow model that utilizes observable inputs such as the spread between LIBOR and prime rates, consensus prepayment speeds, and the treasury curve. The fair value of other non-residential real estate loans held-for-sale is approximated by their carrying values based on current transaction values.

Loans, net of unearned income. Loans, net of unearned income are recognized at the amount of funds advanced, less charge-offs and an estimation of credit risk represented by the allowance for loan losses. The fair value estimates for disclosure purposes differentiate loans based on their financial characteristics, such as product classification, vintage, loan category, pricing features, and remaining maturity.

The fair value of floating rate loans is estimated through comparison to recent market activity in loans of similar product types, with adjustments made for differences in loan characteristics. In situations where market pricing inputs are not available, fair value is considered to approximate book value due to the monthly repricing for commercial and consumer loans, with the exception of floating rate 1-4 family residential mortgage loans which reprice annually and will lag movements in market rates. The fair value for floating rate 1-4 family mortgage loans is calculated by discounting future cash flows to their present value. Future cash flows are discounted to their present value by using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same time period.

Prepayment assumptions based on historical prepayment speeds and industry speeds for similar loans have been applied to the floating rate 1-4 family residential mortgage portfolio.

The fair value of fixed rate loans is estimated through comparison to recent market activity in loans of similar product types, with adjustments made for differences in loan characteristics. In situations where market pricing inputs are not available, fair value is estimated by discounting future cash flows to their present value. Future cash flows are discounted to their present value by using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same time period. Prepayment assumptions based on historical prepayment speeds and industry speeds for similar loans have been applied to the fixed rate mortgage and installment loan portfolios.

For all loan portfolio classes, adjustments are made to reflect liquidity or illiquidity of the market. Such adjustments reflect discounts that FHN believes are consistent with what a market participant would consider in determining fair value given current market conditions.

Note 25 – Fair Value of Assets & Liabilities (Continued)

Individually impaired loans are measured using either a discounted cash flow methodology or the estimated fair value of the underlying collateral less costs to sell, if the loan is considered collateral-dependent. In accordance with accounting standards, the discounted cash flow analysis utilizes the loan’s effective interest rate for discounting expected cash flow amounts. Thus, this analysis is not considered a fair value measurement in accordance with ASC 820. However, the results of this methodology are considered to approximate fair value for the applicable loans. Expected cash flows are derived from internally-developed inputs primarily reflecting expected default rates on contractual cash flows. For loans measured using the estimated fair value of collateral less costs to sell, fair value is estimated using appraisals of the collateral. Collateral values are monitored and additional write-downs are recognized if it is determined that the estimated collateral values have declined further. Estimated costs to sell are based on current amounts of disposal costs for similar assets. Carrying value is considered to reflect fair value for these loans.

Mortgage servicing rights. FHN recognizes all classes of MSR at fair value. In third quarter 2013, FHN agreed to sell substantially all of its remaining legacy mortgage servicing. Since that time FHN has used the price in the definitive agreement, as adjusted for the portion of pricing that was not specific to the MSR, as a third-party pricing source in the valuation of the MSR.

Since sales of MSR tend to occur in private transactions and the precise terms and conditions of the sales are typically not readily available, there is a limited market to refer to in determining the fair value of MSR. As such, prior to the third quarter 2013 sale agreement, FHN primarily relied on a discounted cash flow model to estimate the fair value of its MSR. This model calculated estimated fair value of the MSR using predominant risk characteristics of MSR such as interest rates, type of product (fixed vs. variable), age (new, seasoned, or moderate), agency type and other factors. FHN used assumptions in the model that it believed were comparable to those used by brokers and other service providers. FHN also periodically compared its estimates of fair value and assumptions with brokers, service providers, recent market activity, and against its own experience.

Derivative assets and liabilities. The fair value for forwards and futures contracts is based on current transactions involving identical securities. Futures contracts are exchange-traded and thus have no credit risk factor assigned as the risk of non-performance is limited to the clearinghouse used.

Valuations of other derivatives (primarily interest rate related swaps, swaptions, caps, and collars) are based on inputs observed in active markets for similar instruments. Typical inputs include the LIBOR curve, Overnight Indexed Swap (“OIS”) curve, option volatility, and option skew. In measuring the fair value of these derivative assets and liabilities, FHN has elected to consider credit risk based on the net exposure to individual counterparties. Credit risk is mitigated for these instruments through the use of mutual margining and master netting agreements as well as collateral posting requirements. Any remaining credit risk related to interest rate derivatives is considered in determining fair value through evaluation of additional factors such as customer loan grades and debt ratings. Foreign currency related derivatives also utilize observable exchange rates in the determination of fair value.

In conjunction with the sales of portions of its Visa Class B shares, FHN and the purchasers entered into derivative transactions whereby FHN will make, or receive, cash payments whenever the conversion ratio of the Visa Class B shares into Visa Class A shares is adjusted. The fair value of these derivatives has been determined using a discounted cash flow methodology for estimated future cash flows determined through use of probability weighted scenarios for multiple estimates of Visa’s aggregate exposure to covered litigation matters, which include consideration of amounts funded by Visa into its escrow account for the covered litigation matters. Since this estimation process required application of judgment in developing significant unobservable inputs used to determine the possible outcomes and the probability weighting assigned to each scenario, these derivatives have been classified within Level 3 in fair value measurements disclosures.

Real estate acquired by foreclosure. Real estate acquired by foreclosure primarily consists of properties that have been acquired in satisfaction of debt. These properties are carried at the lower of the outstanding loan amount or estimated fair value less estimated costs to sell the real estate. Estimated fair value is determined using appraised values with subsequent adjustments for deterioration in values that are not reflected in the most recent appraisal. Real estate acquired by foreclosure also includes properties acquired in compliance with HUD servicing guidelines which are carried at the estimated amount of the underlying government insurance or guarantee.

Nonearning assets. For disclosure purposes, nonearning assets include cash and due from banks, accrued interest receivable, and capital markets receivables. Due to the short-term nature of cash and due from banks, accrued interest receivable, and capital markets receivables, the fair value is approximated by the book value.

Other assets. For disclosure purposes, other assets consist of tax credit investments and deferred compensation assets that are considered financial assets. Tax credit investments accounted for under the equity method are written down to estimated fair value quarterly based on the estimated value of the associated tax credits which incorporates estimates of required yield for hypothetical investors. The fair value of all other tax credit investments is estimated using recent transaction information with adjustments for differences in individual investments. Deferred compensation assets are recognized at fair value, which is based on quoted prices in active markets.

Note 25 – Fair Value of Assets & Liabilities (Continued)

Defined maturity deposits. The fair value of these deposits is estimated by discounting future cash flows to their present value. Future cash flows are discounted by using the current market rates of similar instruments applicable to the remaining maturity. For disclosure purposes, defined maturity deposits include all certificates of deposit and other time deposits.

Undefined maturity deposits. In accordance with ASC 825, the fair value of these deposits is approximated by the book value. For the purpose of this disclosure, undefined maturity deposits include demand deposits, checking interest accounts, savings accounts, and money market accounts.

Short-term financial liabilities. The fair value of federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings are approximated by the book value. The carrying amount is a reasonable estimate of fair value because of the relatively short time between the origination of the instrument and its expected realization. Prior to fourth quarter 2013, Other short-term borrowings included a liability associated with transfers of MSR that did not qualify for sale accounting. This liability was accounted for at elected fair value, which was measured consistent with the related MSR, as previously described.

Term borrowings. The fair value of term borrowings is based on quoted market prices or dealer quotes for the identical liability when traded as an asset. When pricing information for the identical liability is not available, relevant prices for similar debt instruments are used with adjustments being made to the prices obtained for differences in characteristics of the debt instruments. If no relevant pricing information is available, the fair value is approximated by the present value of the contractual cash flows discounted by the investor’s yield which considers FHN’s and FTBNA’s debt ratings.

Other noninterest-bearing liabilities. For disclosure purposes, other noninterest-bearing liabilities include accrued interest payable and capital markets payables. Due to the short-term nature of these liabilities, the book value is considered to approximate fair value.

Loan commitments. Fair values of these commitments are based on fees charged to enter into similar agreements taking into account the remaining terms of the agreements and the counterparties’ credit standing.

Other commitments. Fair values of these commitments are based on fees charged to enter into similar agreements.

The following fair value estimates are determined as of a specific point in time utilizing various assumptions and estimates. The use of assumptions and various valuation techniques, as well as the absence of secondary markets for certain financial instruments, will likely reduce the comparability of fair value disclosures between financial institutions. Due to market illiquidity, the fair values for loans, net of unearned income, loans held-for-sale, and term borrowings as of December 31, 2014 and 2013, involve the use of significant internally-developed pricing assumptions for certain components of these line items. These assumptions are considered to reflect inputs that market participants would use in transactions involving these instruments as of the measurement date. Assets and liabilities that are not financial instruments (including MSR) have not been included in the following table such as the value of long-term relationships with deposit and trust customers, premises and equipment, goodwill and other intangibles, deferred taxes, and certain other assets and other liabilities. Accordingly, the total of the fair value amounts does not represent, and should not be construed to represent, the underlying value of the Company.

The following tables summarize the book value and estimated fair value of financial instruments recorded in the Consolidated Statements of Condition as well as unfunded commitments as of December 31, 2014 and 2013.

Note 25 – Fair Value of Assets & Liabilities (Continued)

	December 31, 2014
	Book	Fair Value
(Dollars in thousands)	Value	Level 1	Level 2	Level 3	Total
Assets:
Loans, net of unearned income and allowance for loan losses
Commercial:
Commercial, financial and industrial	$8,940,275	$—	$—	$8,902,045	$8,902,045
Commercial real estate	1,259,143	—	—	1,243,404	1,243,404
Retail:
Consumer real estate	4,935,060	—	—	4,747,761	4,747,761
Permanent mortgage	519,839	—	—	483,179	483,179
Credit card & other	343,401	—	—	345,198	345,198
Total loans, net of unearned income and allowance for loan losses	15,997,718	—	—	15,721,587	15,721,587

Short-term financial assets
Interest-bearing cash	1,621,967	1,621,967	—	—	1,621,967
Federal funds sold	63,080	—	63,080	—	63,080
Securities purchased under agreements to resell	659,154	—	659,154	—	659,154
Total short-term financial assets	2,344,201	1,621,967	722,234	—	2,344,201

Trading securities (a)	1,194,391	—	1,188,749	5,642	1,194,391
Loans held-for-sale (a)	141,285	—	3,322	137,963	141,285
Securities available-for-sale (a) (b)	3,556,613	26,264	3,371,236	159,113	3,556,613
Securities held-to-maturity	4,292	—	—	5,404	5,404
Derivative assets (a)	134,088	2,345	131,743	—	134,088

Other assets
Tax credit investments	82,907	—	—	65,314	65,314
Deferred compensation assets	25,665	25,665	—	—	25,665
Total other assets	108,572	25,665	—	65,314	90,979

Nonearning assets
Cash & due from banks	349,171	349,171	—	—	349,171
Capital markets receivables	42,488	—	42,488	—	42,488
Accrued interest receivable	67,301	—	67,301	—	67,301
Total nonearning assets	458,960	349,171	109,789	—	458,960
Total assets	$23,940,120	$2,025,412	$5,527,073	$16,095,023	$23,647,508

Liabilities:
Deposits:
Defined maturity	$1,276,938	$—	$1,282,833	$—	$1,282,833
Undefined maturity	16,792,001	—	16,792,001	—	16,792,001
Total deposits	18,068,939	—	18,074,834	—	18,074,834

Trading liabilities (a)	594,314	—	594,315	—	594,315

Short-term financial liabilities
Federal funds purchased	1,037,052	—	1,037,052	—	1,037,052
Securities sold under agreements to repurchase	562,214	—	562,214	—	562,214
Other short-term borrowings	157,218	—	157,218	—	157,218
Total short-term financial liabilities	1,756,484	—	1,756,484	—	1,756,484

Term borrowings
Real estate investment trust-preferred	45,896	—	—	49,350	49,350
Term borrowings - new market tax credit investment	18,000	—	—	18,049	18,049
Borrowings secured by residential real estate	65,612	—	—	56,623	56,623
Other long term borrowings	1,750,597	—	1,730,061	—	1,730,061
Total term borrowings	1,880,105	—	1,730,061	124,022	1,854,083

Derivative liabilities (a)	119,239	2,035	111,964	5,240	119,239

Other noninterest-bearing liabilities
Capital markets payables	18,157	—	18,157	—	18,157
Accrued interest payable	23,995	—	23,995	—	23,995
Total other noninterest-bearing liabilities	42,152	—	42,152	—	42,152
Total liabilities	$22,461,233	$2,035	$22,309,810	$129,262	$22,441,107

Certain previously reported amounts have been revised to reflect the retroactive effect of the adoption of ASU 2014-01, “Equity Method and Joint Venture: Accounting for Investments in Qualified Affordable Housing Projects.” See Note 1 – Summary of Significant Accounting Policies for additional information.

(a)	Classes are detailed in the recurring and nonrecurring measurement tables.
(b)	Level 3 includes restricted investments in FHLB-Cincinnati stock of $87.9 million and FRB stock of $66.0 million.

Note 25 – Fair Value of Assets & Liabilities (Continued)

	December 31, 2013
	Book	Fair Value
(Dollars in thousands)	Value	Level 1	Level 2	Level 3	Total
Assets:
Loans, net of unearned income and allowance for loan losses
Commercial:
Commercial, financial and industrial	$7,837,130	$—	$—	$7,759,902	$7,759,902
Commercial real estate	1,122,676	—	—	1,075,385	1,075,385
Retail:
Consumer real estate	5,206,586	—	—	4,858,031	4,858,031
Permanent mortgage	639,751	—	—	606,038	606,038
Credit card & other	329,122	—	—	331,088	331,088
Total loans, net of unearned income and allowance for loan losses	15,135,265	—	—	14,630,444	14,630,444

Short-term financial assets
Interest-bearing cash	730,297	730,297	—	—	730,297
Federal funds sold	66,079	—	66,079	—	66,079
Securities purchased under agreements to resell	412,614	—	412,614	—	412,614
Total short-term financial assets	1,208,990	730,297	478,693	—	1,208,990

Trading securities (a)	801,718	—	794,518	7,200	801,718
Loans held-for-sale (a)	370,152	—	6,185	363,967	370,152
Securities available-for-sale (a) (b)	3,398,457	23,259	3,168,277	206,921	3,398,457
Derivative assets (a)	181,866	3,020	178,846	—	181,866

Other assets
Tax credit investments	88,612	—	—	75,926	75,926
Deferred compensation assets	23,880	23,880	—	—	23,880
Total other assets	112,492	23,880	—	75,926	99,806

Nonearning assets
Cash & due from banks	349,216	349,216	—	—	349,216
Capital markets receivables	45,255	—	45,255	—	45,255
Accrued interest receivable	69,208	—	69,208	—	69,208
Total nonearning assets	463,679	349,216	114,463	—	463,679
Total assets	$21,672,619	$1,129,672	$4,740,982	$15,284,458	$21,155,112

Liabilities:
Deposits:
Defined maturity	$1,505,712	$—	$1,520,950	$—	$1,520,950
Undefined maturity	15,229,244	—	15,229,244	—	15,229,244
Total deposits	16,734,956	—	16,750,194	—	16,750,194

Trading liabilities (a)	368,348	—	368,348	—	368,348

Short-term financial liabilities
Federal funds purchased	1,042,633	—	1,042,633	—	1,042,633
Securities sold under agreements to repurchase	442,789	—	442,789	—	442,789
Other short-term borrowings	181,146	—	181,146	—	181,146
Total short-term financial liabilities	1,666,568	—	1,666,568	—	1,666,568

Term borrowings
Real estate investment trust-preferred	45,828	—	—	47,000	47,000
Term borrowings - new market tax credit investment	18,000	—	—	17,685	17,685
Borrowings secured by residential real estate	310,833	—	—	268,249	268,249
Other long term borrowings	1,365,198	—	1,372,646	—	1,372,646
Total term borrowings	1,739,859	—	1,372,646	332,934	1,705,580

Derivative liabilities (a)	154,280	4,343	147,022	2,915	154,280

Other noninterest-bearing liabilities
Capital markets payables	21,173	—	21,173	—	21,173
Accrued interest payable	23,813	—	23,813	—	23,813
Total other noninterest-bearing liabilities	44,986	—	44,986	—	44,986
Total liabilities	$20,708,997	$4,343	$20,349,764	$335,849	$20,689,956

Certain previously reported amounts have been revised to reflect the retroactive effect of the adoption of ASU 2014-01, “Equity Method and Joint Venture: Accounting for Investments in Qualified Affordable Housing Projects.” See Note 1 – Summary of Significant Accounting Policies for additional information.

(a)	Classes are detailed in the recurring and nonrecurring measurement tables.
(b)	Level 3 includes restricted investments in FHLB-Cincinnati stock of $128.0 million and FRB stock of $66.0 million.

Note 25 – Fair Value of Assets & Liabilities (Continued)

	Contractual Amount		Fair Value
(Dollars in thousands)	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Unfunded Commitments:
Loan commitments	$7,309,137	$7,469,553	$2,358	$1,923
Standby and other commitments	331,877	318,149	4,451	4,653

Certain previously reported amounts have been reclassified to agree with current presentation.

Note 26 – Restructuring, Repositioning, and Efficiency

Beginning in 2007, FHN conducted a company-wide review of business practices with the goal of improving its overall profitability and productivity. Such reviews continue throughout the organization. Since 2007, in order to redeploy capital to higher-return businesses, FHN exited or sold non-strategic businesses, eliminated layers of management, and consolidated functional areas.

Generally, restructuring, repositioning, and efficiency charges related to exited businesses are included in the non-strategic segment while charges related to corporate-driven actions are included in the corporate segment. Net charges recognized by FHN in 2014 related to restructuring, repositioning, and efficiency activities were $7.0 million. Of this amount, $7.3 million represent exit costs that were accounted for in accordance with the Exit of Disposal Cost Obligations Topic of the FASB Accounting Standards Codification (“ASC 420”). Significant expenses recognized in 2014 resulted from the following actions:

•	Severance and other employee costs of $2.6 million primarily related to efficiency initiatives within corporate and bank services functions which are classified as Employee compensation, incentives and benefits within noninterest expense.
•	Lease abandonment expenses of $4.7 million primarily related to efficiency initiatives within corporate and bank services functions which are classified as Occupancy within noninterest expense.

Net charges recognized by FHN in 2013 related to restructuring, repositioning, and efficiency activities were $5.3 million. Of this amount, $3.8 million represent exit costs that were accounted for in accordance with ASC 420. Significant expenses recognized in 2013 resulted from the following actions:

•	Severance and other employee costs of $3.7 million primarily related to efficiency initiatives within corporate and bank services functions which are classified as Employee compensation, incentives and benefits within noninterest expense.
•	Expense of $2.2 million related to estimated costs for obligations associated with a definitive agreement to sell substantially all remaining legacy mortgage servicing which is reflected in Mortgage banking income.

During 2012 FHN recognized a net cost of $24.9 million related to restructuring, repositioning, and efficiency activities. Of this amount, $23.1 million represent exit costs that were accounted for in accordance with ASC 420. Significant expenses recognized in 2012 resulted from the following actions:

•	Severance and other employee costs of $22.9 million primarily related to efficiency initiatives within corporate and bank services functions which are classified as Employee compensation, incentives and benefits within noninterest expense.
•	Expense of $2.6 million related to prior servicing sales which is reflected in Mortgage banking income.

Settlement of the obligations arising from current initiatives will be funded from operating cash flows. The effect of suspending depreciation on assets held-for-sale was immaterial to FHN’s results of operations for all periods. Due to the broad nature of the actions being taken, substantially all components of expense have benefited from past efficiency initiatives and are expected to benefit from the current efficiency initiatives.

Note 26 – Restructuring, Repositioning, and Efficiency (Continued)

Activity in the restructuring and repositioning liability for the years ended December 31, 2014, 2013, and 2012 is presented in the following table, along with other restructuring and repositioning expenses recognized.

	2014		2013		2012
(Dollars in thousands)	Expense	Liability	Expense	Liability	Expense	Liability
Beginning balance		$3,126		$19,775		$12,026
Severance and other employee related costs	$2,641	2,641	$3,691	3,691	$22,897	22,897
Facility consolidation costs	4,696	4,696	131	131	46	46
Other exit costs, professional fees, and other	—	—	—	—	111	111
Total accrued	7,337	10,463	3,822	23,597	23,054	35,080
Payments related to:
Severance and other employee related costs		2,678		19,051		12,138
Facility consolidation costs		1,067		677		1,884
Other exit costs, professional fees, and other		—		—		15
Accrual reversals		30		743		1,268
Restructuring and repositioning reserve balance		$6,688		$3,126		$19,775

Other restructuring and repositioning expense:
Mortgage banking expense on servicing sales	(553)		2,192		2,635
(Gains)/losses on divestitures	—		(1,000)		(865)
Impairment of premises and equipment	222		385		22
Impairment of other assets	—		—		12
Other	—		(96)		—
Total other restructuring and repositioning expense	(331)		1,481		1,804
Total restructuring and repositioning charges	$7,006		$5,303		$24,858

FHN began initiatives related to restructuring in second quarter 2007. The following table presents cumulative amounts incurred to date through December 31, 2014, for costs associated with FHN’s restructuring, repositioning, and efficiency initiatives:

(Dollars in thousands)	Total Expense
Severance and other employee related costs	$107,025
Facility consolidation costs	45,523
Other exit costs, professional fees, and other	19,165
Other restructuring and repositioning expense:
Loan portfolio divestiture	7,672
Mortgage banking expense on servicing sales	25,449
(Gains)/losses on divestitures	(718)
Impairment of premises and equipment	23,004
Impairment of intangible assets	48,231
Impairment of other assets	40,504
Other	7,478
Total restructuring and repositioning charges incurred to date as of December 31, 2014	$323,333

Note 27 – Parent Company Financial Information

Following are condensed statements of the parent company:

Statements of Condition

	Year Ended December 31
(Dollars in thousands)	2014	2013
Assets:
Cash	$167,562	$81,271
Interest-bearing cash	—	15,800
Securities available-for-sale	2,634	1,643
Notes receivable	3,460	3,610
Allowance for loan losses	(925)	(925)
Investments in subsidiaries:
Bank	3,057,156	3,028,125
Non-bank	17,870	18,044
Other assets	195,898	207,497
Total assets	$3,443,655	$3,355,065
Liabilities and equity:
Other short-term borrowings	$3,000	$—
Accrued employee benefits and other liabilities	138,233	158,090
Term borrowings	720,832	708,598
Total liabilities	862,065	866,688
Total equity	2,581,590	2,488,377
Total liabilities and equity	$3,443,655	$3,355,065

Certain previously reported amounts have been revised to reflect the retroactive effect of the adoption of ASU 2014-01, “Equity Method and Joint Venture: Accounting for Investments in Qualified Affordable Housing Projects.” See Note 1 – Summary of Significant Accounting Policies for additional information.

Statements of Income

	Year Ended December 31
(Dollars in thousands)	2014	2013	2012
Dividend income:
Bank	$180,000	$180,000	$100,000
Non-bank	446	957	390
Total dividend income	180,446	180,957	100,390
Interest income	2	125	329
Other income	6,265	3,468	1,050
Total income	186,713	184,550	101,769
Provision/(provision credit) for loan losses	—	(925)	(1,850)
Interest expense:
Short-term debt	9	20	50
Term borrowings	23,808	24,058	24,365
Total interest expense	23,817	24,078	24,415
Compensation, employee benefits and other expense	30,400	37,490	40,286
Total expense	54,217	60,643	62,851
Income/(loss) before income taxes	132,496	123,907	38,918
Income tax benefit	(20,599)	(20,897)	(23,653)
Income/(loss) before equity in undistributed net income of subsidiaries	153,095	144,804	62,571
Equity in undistributed net income/(loss) of subsidiaries:
Bank	68,836	(117,600)	(89,826)
Non-bank	588	(300)	439
Net income/(loss) attributable to the controlling interest	$222,519	$26,904	$(26,816)

Certain previously reported amounts have been revised to reflect the retroactive effect of the adoption of ASU 2014-01, “Equity Method and Joint Venture: Accounting for Investments in Qualified Affordable Housing Projects.” See Note 1 – Summary of Significant Accounting Policies for additional information.

Note 27 – Parent Company Financial Information (continued)

Statements of Cash Flows

	Year Ended December 31
(Dollars in thousands)	2014	2013	2012
Operating activities:
Net income/(loss)	$222,519	$26,904	$(26,816)
Less undistributed net income/(loss) of subsidiaries	69,424	(117,900)	(89,387)
Income/(loss) before undistributed net income of subsidiaries	153,095	144,804	62,571
Adjustments to reconcile income to net cash provided by operating activities:
Depreciation, amortization, and other	(390)	(1,314)	(2,335)
Loss on securities	(5,736)	(2,182)	—
Stock-based compensation expense	11,351	16,144	16,201
Net (increase)/decrease in interest receivable and other assets	(1,836)	(4,959)	(14,945)
Net (decrease)/increase in interest payable and other liabilities	1,505	8,626	1,599
Total adjustments	4,894	16,315	520
Net cash provided/(used) by operating activities	157,989	161,119	63,091
Investing activities:
Securities:
Sales and prepayments	4,693	599	512
Purchases	(40)	(120)	(180)
Premises and equipment:
Purchases	(20)	(63)	(225)
Decrease/(increase) in interest-bearing cash	15,800	64,200	85,000
Return on investment in subsidiary	150	90	—
Net cash provided/(used) by investing activities	20,583	64,706	85,107
Financing activities:
Preferred stock:
Proceeds from issuance of preferred stock	—	95,624	—
Cash dividends	(6,200)	(4,288)	—
Common stock:
Exercise of stock options	1,864	651	144
Cash dividends	(47,366)	(38,229)	(10,066)
Repurchase of shares	(43,579)	(91,533)	(133,757)
Term borrowings:
Repayment of term borrowings	—	(100,000)	—
Increase/(decrease) in short-term borrowings	3,000	(27,200)	(900)
Other	—	—	(14)
Net cash (used)/provided by financing activities	(92,281)	(164,975)	(144,593)
Net increase/(decrease) in cash and cash equivalents	86,291	60,850	3,605
Cash and cash equivalents at beginning of year	81,271	20,421	16,816
Cash and cash equivalents at end of year	$167,562	$81,271	$20,421
Total interest paid	$23,282	$24,102	$23,858
Total income taxes paid	17,053	31,075	10,671

Certain previously reported amounts have been revised to reflect the retroactive effect of the adoption of ASU 2014-01, “Equity Method and Joint Venture: Accounting for Investments in Qualified Affordable Housing Projects.” See Note 1 – Summary of Significant Accounting Policies for additional information.